Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

FEDERAL SERVICES ACQUISITION CORPORATION,

ADVANCED TECHNOLOGY SYSTEMS, INC.,

AND

SHAREHOLDERS OF ADVANCED TECHNOLOGY SYSTEMS, INC.

Effective April 19, 2006

TABLE OF CONTENTS

This Table of Contents is for convenience of reference only and is not intended to define, limit or describe the scope, intent or meaning of any provision of this Agreement.

ARTICLE I	Definitions and Rules of Construction	1
1.1	Definitions	1
1.2	Rules of Construction	14

ARTICLE II	Closing; Purchase Price; Adjustments; Escrow	15
2.1	Closing	15
2.2	Purchase Consideration	15
2.3	Cash Consideration and Net Working Capital Adjustments	24
2.4	Financial Issue Resolution Process	26
2.5	Shareholders’ Representative	26

ARTICLE III	Representations and Warranties of the Shareholders and ATS	27
3.1	Organization and Power	28
3.2	Authorization and Enforceability	28
3.3	No Violation	29
3.4	Consents	29
3.5	Financial Statements	30
3.6	Relationships with Affiliates	31
3.7	Indebtedness to/from Officers, Directors, Shareholders and Employees	31
3.8	No Adverse Change	32
3.9	Conduct of the Business	32
3.10	Corporate and Capital Structure	32
3.11	Title to Shares	33
3.12	Charter, Bylaws and Corporate Records	34
3.13	Assets – In General	34
3.14	Real Property Interests	34
3.15	Personal Property	34
3.16	Intellectual Property Rights	35
3.17	Scheduled Contracts and Proposals	36
3.18	Government Contracting	39
3.19	Clients	46
3.20	Backlog	46
3.21	Compliance with Laws	46
3.22	Environmental Matters	47
3.23	Licenses and Permits	47
3.24	Absence of Certain Business Practices	47
3.25	Litigation	48
3.26	Personnel Matters	49
3.27	Labor Matters	50
3.28	ERISA	51
3.29	Tax Matters	54
3.30	Insurance	57

3.31	Bank Accounts	57
3.32	Powers of Attorney	57
3.33	No Broker	57
3.34	Security Clearances	58
3.35	No Unusual Transactions	58
3.36	Full Disclosure	60

ARTICLE IV	Representations and Warranties of FSAC	60
4.1	Organization and Power	60
4.2	Authorization and Enforceability	61
4.3	No Violation	61
4.4	Consents	61
4.5	Authorization of Stock Consideration	62
4.6	Capitalization	62
4.7	Public Disclosure Documents	62
4.8	Litigation	63
4.9	Brokers	63
4.10	Financial Ability	63
4.11	No Questionable Payments	63

ARTICLE V	Covenants	63
5.1	Conduct of ATS	63
5.2	Access to Information Prior to the Closing; Confidentiality	64
5.3	Best Efforts	64
5.4	Consents	64
5.5	Access to Books and Records Following the Closing	65
5.6	Founders’ Post-Closing Confidentiality Obligation	65
5.7	Expenses	66
5.8	Certain Closing Payments	66
5.9	No Solicitation of Competitive Transactions	66
5.10	Personnel	67
5.11	Certain Tax Matters	68
5.12	Public Announcements	70
5.13	Communications with Customers and Suppliers	70
5.14	Stifel Agreement	71
5.15	Notification of Certain Matters; Update of Disclosure Schedules	71
5.16	Discontinued Business Line and Certain Other Matters	71
5.17	Certain Transfers at Closing	73
5.18	Certain Post Closing Covenants of FSAC	73
5.19	Cooperation in Connection with Proxy Materials	75
5.20	Delivery of Financial Statements	75
5.21	Insurance Coverage for Founders and their Spouses	75
5.22	Collection Efforts and Assignment of Receivables	76
5.23	Accounting Method Taxes	76
5.24	E-Mail Access Through ATS	77

ARTICLE VI	Deliveries by All Parties at Closing	77

6.1	Conditions to All Parties Obligations	77
6.2	Conditions to the Shareholders Obligations	77
6.3	Conditions to FSAC’s Obligations	78

ARTICLE VII	Deliveries by Shareholders and ATS at Closing	80
7.1	Founders’ and ATS’ Closing Certificate	80
7.2	Certificate of Shares	81
7.3	Consents	81
7.4	Estimated Closing Balance Sheet	81
7.5	Resignations of Directors and Officers	81
7.6	Termination of Credit Facility/Facilities	81
7.7	Release of Liens	81
7.8	Certificate as to Certain Tax Matters (FIRPTA)	81
7.9	Stock Consideration Election; Acquisition Agreement; and Registration Rights Agreement	82
7.10	Option Holder Releases	82
7.11	Change In Control Releases	82
7.12	Comfort Letters	82
7.13	City of Statesville Release	82
7.14	Stifel Release	82
7.16	Further Instruments	82

ARTICLE VIII	Deliveries by FSAC at Closing	83
8.1	Officer’s Certificate	83
8.2	Closing Consideration and Escrow Deposits	83
8.3	Registration Rights Agreement	83
8.4	Key Employee Employment Agreements	83
8.5	Certain Transfers	83
8.6	Further Instruments	84

ARTICLE IX	Survival and Indemnification	84
9.1	Survival of Representations and Warranties	84
9.2	Indemnification	85
9.3	General Indemnity Escrow Account	89
9.4	Right of Set Off	90
9.5	Effect of Investigation	90

ARTICLE X	Termination	91
10.1	Termination	91
10.2	Procedure and Effect of Termination	91

ARTICLE XI	Miscellaneous	92
11.1	Further Assurances	92
11.2	Notices	92
11.3	Governing Law	93
11.4	Entire Agreement	93
11.5	Severability	93

11.6	Amendment	94
11.7	Effect of Waiver or Consent	94
11.8	Rights and Remedies Cumulative	94
11.9	Parties in Interest; Limitation on Rights of Others	94
11.10	Assignability	95
11.11	Dispute Resolution and Arbitration	95
11.12	Jurisdiction; Court Proceedings; Waiver of Jury Trial	96
11.13	No Other Duties	97
11.14	Reliance on Counsel and Other Advisors	97
11.15	Waiver of Rights Against Company’s Trust Fund	97
11.16	Counterparts	97

SCHEDULES

Schedule	Title

3.1(b)	Jurisdictions where ATS is qualified or licensed to do business; good standing

3.1(c)	Acquired Subsidiaries; Jurisdictions where Acquired Subsidiaries are qualified as licensed to do business; Good Standing

3.3(a)	No Violation

3.4(a)	Consents - ATS

3.4(b)	Consents - Shareholders

3.5(c)	Undisclosed Liabilities

3.5(e)	Letters of Credit and Guarantees

3.5(f)	Contingent or Deferred Acquisition Expenses or Payments

3.6	Interest of Affiliates and Shareholders in Property or Contracts of ATS

3.9(a)	Cooperative Business Arrangements

3.9(b)	Letters of Intent and Non-Competition Agreements

3.9(c)	Non-Disclosure Arrangements

3.10(a)	Owners of Capital Stock of the Companies

3.10(b)	Holders of Options to Purchase Capital Stock of ATS

3.10(c)	Owners of Capital Stock of Affiliates of the Company

3.13	Assets-In General

3.14	Real Property Interests

3.15(a)	Personal Property, owned or leased

3.15(b)	UCC Financing Statements

3.16(a)	Commercial Software and Intellectual Property Rights

3.16(b)	Intellectual Property Rights used by, but not owned by ATS

3.16(c)	Rights of other Persons to Intellectual Property Rights or Intellectual Property

3.16(d)	No Infringement

3.16(f)	Government Data and Software Rights

3.17(a)	List of Scheduled Contracts

3.17(b)	Status of Scheduled Contracts

3.17(c)	List and Status of Bids, Proposals or Quotations

3.18(b)	List of ATS Government Contracts and ATS Government Subcontracts

3.18(c)	List of ATS Bids

3.18(d)	List of Teaming Agreements

3.18(e)	List of ATS Subcontracts

3.18(f)	List of Marketing Agreements

3.18(g)	Status of Government Contracts, Subcontracts and Bids

3.18(i)	Audits

3.18(j)	Financing Arrangements

3.18(k)	Protests

3.18(l)	Claims

3.18(m)	Multiple Award Schedules

3.18(n)	Government Furnished Property

3.18(o)	Former Government Officials

3.18(p)	Ethics Policy

3.18(q)	Timekeeping Policy

3.20	Backlog

3.23(a)	Permits

3.25(a)	Litigation Pending or Threatened

3.25(b)	Claims

3.25(c)	Indemnification Obligations

3.26(a)	List and Positions of Personnel

3.26(b)	Employee Bonuses

3.26(d)	Personnel Policies and Manuals

3.26(e)	Personnel Agreements

3.26(f)	Discontinuation of Employment

3.26(h)	Leased Employees/Independent Contractors

3.28(b)	List of Plans

3.28(g)	Filings Not Timely Made

3.28(j)	Time of Vesting or Payment

3.28(m)	Self Insured Plans

3.29	Tax Matters

3.30(a)	Insurance Policies

3.30(b)	Insurance Claims

3.31	Bank Accounts

3.34	Facility Clearances

3.35	No Unusual Transactions

EXHIBITS

A	Financial Statements
B-1	Balance Sheet Escrow Agreement
B-2	General Indemnity Escrow Agreement
B-3	Expense Escrow Agreement
B-4	Accounting Method Tax Escrow Agreement
C	Stockholders Electing to Receive Stock Consideration
D	Acquisition Agreement
E	Registration Rights Agreement
F	Promissory Note
G	Reserved
H	Reserved
I	Option Holder Release
J	Change In Control Release
K	Shareholders/ATS Closing Certificate
L	Tax Certificate
M	FSAC Closing Certificate

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (“Agreement”), dated April 19, 2006 (the “Effective Date”), by and among (i) Federal Services Acquisition Corporation, a Delaware corporation (“FSAC”); (ii) Advanced Technology Systems, Inc., a Virginia corporation (“ATS”); (iii) the holders of all of the outstanding shares of stock of ATS, which are listed on Schedule 3.10(a) of the Disclosure Schedules (each a “Shareholder” and collectively, the “Shareholders”); and (iv) Claude Rumsey in his capacity as the Shareholders’ Representative (as defined in Section 2.5(a)).

RECITALS:

R-1. The Shareholders are the holders and owners of all of the issued and outstanding shares of “Capital Stock” (as hereinafter defined) of ATS (the “Shares”).

R-2.                            FSAC desires to acquire all of the outstanding Shares and the Shareholders and ATS desire the same, upon the terms and subject to the conditions of this Agreement.

R-3. Immediately following the closing of the transactions contemplated by this Agreement, all of the issued and outstanding options to purchase Capital Stock of ATS (the “Options”) will be deemed exercised or cancelled so that, following the closing of the transactions contemplated by this Agreement, FSAC will own, directly or indirectly, all of the issued and outstanding Capital Stock of ATS and no rights to obtain Capital Stock of ATS will be outstanding.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
Definitions and Rules of Construction

1.1                                 Definitions.

As used in this Agreement, the following terms shall have the meanings set forth:

“2007/2008 Additional Earn Out” has the meaning referred to in Section 2.2(c).

“2008 Additional Earn Out” has the meaning referred to in Section 2.2(c).

“2008 Additional Earn Out Payment” has the meaning referred to in Section 2.2(c).

“2008 Additional Earn Out Period EBITDA” has the meaning referred to in Section 2.2(c).

“2008 Additional Earn Out Threshold” has the meaning referred to in Section 2.2(c).

“Accounting Method Tax” has the meaning set forth in Section 5.23.

“Accounting Method Tax Escrow Deposit” has the meaning set forth in Section 2.2(a).

“Accounting Method Tax Distribution” has the meaning set forth in Section 5.23.

“Accounting Method Tax Escrow Account” has the meaning set forth in Section 2.2(a).

“Accounting Method Tax Escrow Agreement” has the meaning set forth in Section 2.2(a).

“Accounting Method Tax Escrow Funds” has the meaning set forth in Section 2.2(a).

“Acquired Business” means the collective operations and business activities of ATS and the Acquired Subsidiaries as conducted and existing as of the Closing Date.

“Acquired Subsidiaries” means and refers to all of ATS’ wholly owned subsidiaries (a list of which is shown on Schedule 3.1(c) of the Disclosure Schedules) and “Acquired Subsidiary” means and refers to any one of the Acquired Subsidiaries.

“Acquisition Agreement” has the meaning set forth in Section 2.2(b)(vi).

“Acquisition Proposal” has the meaning set forth in Section 5.9(a).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” has the meaning referred to in the Preamble.

“April 2007 Additional Earn Out Payment” has the meaning referred to in Section 2.2(c).

“April 2007 Additional Earn Out Period EBITDA” has the meaning referred to in Section 2.2(c).

“April 2007 Additional Earn Out Threshold” has the meaning referred to in Section 2.2(c).

“April 2007 Base Earn Out Payment” has the meaning referred to in Section 2.2(c).

“April 2007 Base Earn Out Period EBITDA” has the meaning referred to in Section 2.2(c).

“April 2007 Earn Out Notice” has the meaning referred to in Section 2.2(c).

“April 2008 Additional Earn Out Payment” has the meaning referred to in Section 2.2(c).

“April 2008 Additional Earn Out Period EBITDA” has the meaning referred to in Section 2.2(c).

“April 2008 Additional Earn Out Threshold” has the meaning referred to in Section 2.2(c).

“April 2008 Earn Out Notice” has the meaning referred to in Section 2.2(c).

“ATS” has the meaning referred to in the Preamble.

“ATS Accounting Practices” has the meaning set forth in Section 2.3(b).

“ATS Indemnitees” has the meaning set forth in Section 9.2(b)(i).

“Audited Financial Statements” means collectively the audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow together with accompanying notes of ATS and the Acquired Subsidiaries as of October 31, 2000, October 31, 2001, October 31, 2002, October 31, 2003 and October 31, 2004 together with the October 2005 Financial Statements.

“Auditor” has the meaning referred to in Section 2.4.

“Average Share Value” shall mean the average closing price of a share of FSAC common stock on the Nasdaq OTC market for the ten (10) consecutive trading days ending on and including the trading date that is three (3) trading days prior to public announcement by FSAC of the contemplated purchase of the Shares pursuant to this Agreement.

“Balance Sheet Escrow Account” has the meaning referred to in Section 2.2(a)(ii).

“Balance Sheet Escrow Agreement” has the meaning referred to in Section 2.2(a)(ii).

“Balance Sheet Escrow Deposit” has the meaning referred to in Section 2.2(a) (ii).

“Balance Sheet Escrow Funds” has the meaning referred to in Section 2.2(a)(ii).

“Base Earn Out” has the meaning referred to in Section 2.2(c).

“Base Earn Out Threshold” has the meaning referred to in Section 2.2(c).

“Base Net Working Capital” means $12,800,000.

“Benefit Arrangement” has the meaning referred to in Section 3.28(a).

“Bid” has the meaning set forth in Section 3.18(a)(ii).

“Bonus Pool” has the meaning referred to in Section 3.26(b).

“Business Day” shall mean any day other than a Saturday, Sunday, or any Federal holiday. If any period expires on a day that is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Capital Stock” of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including without limitation common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person.

“Cash Consideration” has the meaning set forth in Section 2.3(a).

“Change in Control Agreement Release” and “Change in Control Agreement Releases” shall have the meanings set forth in Section 6.3(h).

“Change in Control Agreements” has the meaning referred to in Section 3.26(b).

“Change in Control Payments” has the meaning referred to in Section 3.26(b).

“City of Statesville Release” has the meaning referred to in Section 6.3(n).

“Claimant” has the meaning set forth in Section 11.11(a).

“Claims” means jointly all Third-Party Claims and Direct Claims.

“Closing” has the meaning set forth in Section 2.1.

“Closing Balance Sheet” has the meaning referred to in Section 2.3(d).

“Closing Consideration” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Net Working Capital” has the meaning referred to in Section 2.3(b).

“COC” has the meaning set forth in Section 3.18(m)(ii).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue Laws.

“Commercial Software” means commercially available Software licensed pursuant to a standard license agreement.

“Companies” means ATS and the Acquired Subsidiaries together.

“Consultant” means all persons who (i) are or have been engaged as consultants by ATS or any of the Acquired Subsidiaries or (ii) otherwise provide services to ATS or any Acquired Subsidiary under a contractual arrangement.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Copyrights” means all United States and foreign copyright registrations and applications therefor.

“Cornell” has the meaning set forth in Section 5.9(b).

“Damages” has the meaning set forth in Section 2.5(b).

“D & O Indemnification Claims” has the meaning set forth in Section 3.25(a).

“Direct Claim” and “Direct Claims” mean any claim or claims (other than Third Party Claims) by an Indemnified Party against an Indemnifying Party for which the Indemnified Party may seek indemnification under this Agreement.

“Direct Claim Notice” has the meaning set forth in Section 9.2(d).

“Direct Claim Notice Period” has the meaning set forth in Section 9.2(d).

“Disclosure Schedule Update Losses” means Losses that may be sustained, suffered or incurred by FSAC Indemnitees and that are related to facts and circumstances reflected in the Updated Disclosure Schedules, but not in the Disclosure Schedules dated as of the date of this Agreement, but only to the extent that such Losses (a) are not reasonably expected to be reflected in either the (i) October 2006 Base Earn Out Period EBITDA, April 2007 Base Earn Out Period EBITDA, April 2007 Additional Earn Out Period EBITDA, April 2008 Additional Earn Out Period EBITDA or 2008 Additional Earn Out Period EBITDA or (ii) Closing Net Working Capital and (b) exceed $300,000 in the aggregate.

“Disclosure Schedules” has the meaning set forth in the definition of “Schedule.”

“Discontinued Business Line” has the meaning set forth in Section 5.16(a).

“Discontinued Products” has the meaning set forth in Section 5.16(a).

“Dispute Notice” has the meaning set forth in Section 11.11(a).

“Earn Out” has the meaning referred to in Section 2.2(c).

“EBITDA” has the meaning set forth in Section 2.2(c)(i)(C).

“Effective Date” has the meaning set forth in the Preamble.

“Employee Bonuses” has the meaning set forth in Section 3.26(b).

“Entity” means any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Environmental Laws” means any and all Federal, state, local and foreign statutes, laws (including case or common law), regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, concessions, grants, franchises, licenses, or agreements relating to human health, the environment or omissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, facilities, structures, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the investigation, clean-up or other remediation thereof. Without limiting the generality of the foregoing, “Environmental Laws” include: (a) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; (b) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 26 U.S.C. § 4611 and 42 U.S.C. § 9601 et seq., as amended; (c) the Superfund Amendment and Reauthorization Act of 1984, as amended; (d) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (e) the Clean Water Act, 33 U.S.C. 5 1251 et seq.; (f) the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and (g) the Occupational Safety and Health Act of 1976, 29 U.S.C.A. § 651, as amended, and all rules and regulations promulgated thereunder.

“Environmental Liabilities” means all liabilities, whether vested or unvested, fixed or unfixed, actual or potential, that arise under or relate to Environmental Laws, as applied to the facilities and business of ATS or any of the Acquired Subsidiaries, including, without limitation: (i) the investigation, clean-up or remediation of contamination or environmental degradation or damage caused by or arising from the generation, use handling, treatment, storage, transportation, disposal, discharge, release or emission of Hazardous Substances; (ii) personal injury, wrongful death or property damage claims; or (iii) claims for natural resource damages.

“ERISA” has the meaning set forth in Section 3.28(a).

“ERISA Affiliate” has the meaning set forth in Section 3.28(a).

“Escrow Account” and “Escrow Accounts” have the meanings referred to in Section 2.2(a)(ii).

“Escrow Agent” means and refers to Citibank, N.A.

“Escrow Agreements” has the meaning referred to in Section 2.2(a)(ii).

“Escrow Deposits” has the meaning referred to in Section 2.2(a)(ii).

“Escrowed Funds” has the meaning referred to in Section 2.2(a)(ii).

“Estimated Closing Balance Sheet” has the meaning referred to in Section 2.3(b).

“Estimated Closing Cash Purchase Price” has the meaning referred to in Section 2.3(a).

“Expense Escrow Account” has the meaning referred to in Section 2.2(a)(ii).

“Expense Escrow Agreement” has the meaning referred to in Section 2.2(a)(ii).

“Expense Escrow Deposit” has the meaning referred to in Section 2.2(a)(ii).

“Expense Escrow Funds” has the meaning referred to in Section 2.2(a)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Financial Statements” means collectively (i) the Audited Financial Statements and (ii) the Interim Financial Statements, copies of all of which are attached hereto as Exhibit A.

“Financing Statements” has the meaning set forth in Section 3.15(b).

“Form 5500” means the Internal Revenue Service Form 5500 Annual Return/ Report of Employee Benefit Plan.

“Founders” means Delmar Lewis and Claude Rumsey.

“Founders’ Proportionate Interests” means each of the Founders’ proportionate interest in ATS relative to the other Founder, as determined by the number of Shares held by each Founder on the Closing Date over the total number of Shares held by the Founders as of the Closing Date.

“Founders’ Transaction Costs” has the meaning set forth in Section 5.7.

“FSAC” has the meaning referred to in the Preamble.

“FSAC Indemnitees” has the meaning set forth in Section 9.2(b)(i).

“FSAC Securities” has the meaning set forth in Section 4.6.

“Fully Diluted Common Stock” means the sum of the number of shares of common stock of ATS outstanding immediately prior to the Closing plus the number of shares of common stock of ATS into which Options outstanding immediately prior to the Closing are exercisable, assuming such Options are fully vested and exercisable.

“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, consistently applied by ATS in the preparation of the Audited Financial Statements.

“General Indemnity Escrow” means the escrow established under the General Indemnity Escrow Agreement to hold the General Indemnity Escrow Funds.

“General Indemnity Escrow Account” has the meaning referred to in Section 2.2(a)(ii).

“General Indemnity Escrow Funds” has the meaning referred to in Section 2.2(a)(ii).

“General Indemnity Escrow Agreement” has the meaning referred to in Section 2.2(a)(ii).

“General Indemnity Escrow Deposit” has the meaning referred to in Section 2.2(a)(ii).

“Governmental Authority” means any nation or government, any foreign or domestic Federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Government Contract” has the meaning set forth in Section 3.18(a)(iii).

“Government Contractor” means a prime contractor or subcontractor to a contract or subcontract, at any tier, as applicable, issued by a Governmental Authority.”

“Government Furnished Property” has the meaning set forth in Section 3.18(n).

“Government Subcontract” has the meaning set forth in Section 3.18(a)(iv).

“Hazardous Substances” means any substance that is toxic, ignitable, reactive, corrosive, radioactive, caustic, or regulated as a hazardous substance, contaminant, toxic substance, toxic pollutant, hazardous waste, special waste, or pollutant, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, poly-chlorinated bi-phenyls and asbestos regulated under, or that is the subject of, applicable Environmental Laws.

“Hawaiian Office” has the meaning set forth in Section 5.16(d).

“Hawaiian Proposal” has the meaning set forth in Section 2.2(c)(ii).

“Indebtedness” means (a) indebtedness of any of the Companies for borrowed money (including, without limitation, any pre-payment penalties and costs associated with pre-

payment of such indebtedness), (b) obligations of any of the Companies evidenced by bonds (excluding performance bonds with respect to any Government Contract, Government Subcontract or any other contract of the Companies (all of which performance bonds are shown on Schedule 1.1A of the Disclosure Schedules)), notes, debentures, bankers acceptances or similar instruments, (c) obligations of any of the Companies under installment sales, conditional sale, title retention or similar agreements or arrangements creating an obligation with respect to the deferred purchase price of property or services (other than customary trade credit), (d) obligations of any of the Companies secured by a Lien on any property, (e) guarantees by any of the Companies in respect of Indebtedness and (f) Accounting Method Excess Tax.

“Indemnified Party” means and refers to a party that has the right under Article IX to seek indemnification from an Indemnifying Party.

“Indemnifying Party” means and refers to a party that has the obligation under Article IX to indemnify an Indemnified Party.

“Intellectual Property” means Software and Technology.

“Intellectual Property Rights” means rights that exist under Laws respecting Copyrights, Patents, Trademarks and Trade Secrets.

“Interim Financial Statements” means the internally prepared unaudited consolidated interim balance sheets and related interim consolidated statements of operations, changes in shareholders equity and cash flows of ATS and the Acquired Subsidiaries for the period November 1, 2005 through January 31, 2006, a copy of which is included as part of the Financial Statements attached as Exhibit A hereto.

“IRS” means and refers to the Internal Revenue Service.

“Knowledge of ATS” means the actual knowledge of the Founders, Leon C. Perry, Harry Katrivanos, John Cherundolo, Eric Moe, Joe Mignogna, Doug Manning, Stan Weathers or Shannon Brown.

“Knowledge of FSAC” means the actual knowledge of Joel R. Jacks, Peter M. Schulte and Edward H. Bersoff.

“Laws” means (a) all constitutions, treaties, laws, statutes, codes, regulations, ordinances, orders, decrees, rules, or other requirements with similar effect of any Governmental Authority, (b) all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority, and (c) all provisions of the foregoing, in each case binding on or affecting the Person referred to in the context in which such word is used; “Law” means any one of them and the words “Laws” and “Law” include Environmental Laws.

“Lien” means any lien, statutory or otherwise, security interest, mortgage, deed of trust, priority, pledge, charge, conditional sale, title retention agreement, financing lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Losses” has the meaning set forth in Section 9.2(a)(i).

“Material Negotiations” has the meaning set forth in Section 5.9(b).

“Maximus Subcontract” has the meaning set forth in Section 5.16(b).

“Net Option Payment” means, with respect to an Option Holder’s Options, a cash amount equal to the excess, if any, of (i) the product of the Per Share Option Purchase Price times the number of shares of ATS common stock that may be purchased pursuant to such Options, over (ii) the aggregate exercise price of such Options.

“NOLs” means the aggregate net operating losses of the Companies.

“NOL Reduction” has the meaning set forth in Section 5.23.

“Non-Key Employees” has the meaning set forth in Section 5.10(a).

“Non-Threshold Indemnifications” has the meaning referred to in Section 9.2(f).

“October 2005 Balance Sheet” means the audited consolidated balance sheets of ATS and the Acquired Subsidiaries as of October 31, 2005 included in the October 2005 Financial Statements.

“October 2005 Financial Statements” means the audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow together with accompanying notes of ATS and the Acquired Subsidiaries as of October 31, 2005, a copy of which is included in the Financial Statements attached as Exhibit A.

“October 2006 Base Earn Out Payment” has the meaning referred to in Section 2.2(c).

“October 2006 Base Earn Out Period EBITDA” has the meaning referred to in Section 2.2(c).

“October 2006 Base Earn Out Notice” has the meaning referred to in Section 2.2(c).

“October 2006 Base Earn Out Threshold” has the meaning referred to in Section 2.2(c).

“Option Holders” means the Persons identified on Schedule 3.10(b) of the Disclosure Schedules as holding Options.

“Option Holders Release” and “Option Holder Releases” have the meanings set forth in Section 3.10(c).

“Options” means the options to purchase ATS Capital Stock as set forth on Schedule 3.10(b) of the Disclosure Schedules.

“Patents” means issued patents, including United States and foreign patents and applications therefor; divisions, reissues, continuations, continuations-in-part, reexaminations, renewals and extensions of any of the foregoing; and utility models and utility model applications.

“Pension Plan” has the meaning set forth in Section 3.28(a).

“Permits” has the meaning set forth in Section 3.23(a).

“Per Share Option Purchase Price” means the quotient obtained by dividing (a) the sum of Eighty-Five Million Dollars ($85,000,000) plus the Total Exercise Price, by (b) the Fully Diluted Common Stock.

“Person” means any individual, person, Entity, or Governmental Authority, and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Personal Property” has the meaning set forth in Section 3.15(a).

“Personnel” has the meaning set forth in Section 3.26(a).

“Plan” has the meaning set forth in Section 3.28(a).

“Post-Closing Tax Period” has the meaning set forth in Section 5.11(b)(ii)(1).

“Pre-Closing Tax Period” has the meaning set forth in Section 5.11(b)(i).

“Prior Period Returns” has the meaning set forth in Section 5.11(a).

“Proposals” has the meaning referred to in Section 3.17(c).

“Proposed Transaction” has the meaning set forth in Section 5.9(b).

“Proxy Materials” has the meaning set forth in Section 5.19.

“Public Disclosure Documents” has the meaning set forth in Section 4.7(a).

“Purchase Consideration” has the meaning set forth in Section 2.2(a).

“Real Property Interests” has the meaning set forth in Section 3.14.

“Registration Right Agreement” has the meaning set forth in Section 2.2(b)(vi).

“Respondent” has the meaning set forth in Section 11.11(a).

“Representative” has the meaning set forth in Section 5.9(a).

“Schedule” as used in this Agreement together with a numerical designation, means a schedule contained in the Disclosure Schedules of even date herewith delivered by ATS and/or the Shareholders in connection with the execution and delivery of this Agreement (the “Disclosure Schedules”).

“Scheduled Contract” has the meaning set forth in Section 3.17(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Self Insured Plan” and “Self Insured Plans” have the meaning set forth in Section 3.28(m).

“Shareholders” means individually and collectively the Persons identified on Schedule 3.10(a) of the Disclosure Schedules as holding Shares.

“Shareholders Indemnitees” has the meaning set forth in Section 9.2(a).

“Shareholders’ Proportionate Interests” shall mean each of the Shareholders’ proportionate interest in ATS as determined by the number of Shares held by each Shareholder on the Closing Date over the total number of issued and outstanding Shares as of the Closing Date (after giving effect to the exercise or cancellation of the Options) and as shown on Schedule 3.10(a) of the Disclosure Schedules.

“Shareholders’ Representative” has the meaning set forth in Section 2.5.

“Shares” means all of the issued and outstanding shares of Capital Stock of ATS.

“Software” means the manifestation, in tangible or physical form, including, but not limited to, in magnetic media, firmware, and documentation, of computer programs and databases, such computer programs and databases to include, but not limited to, management information systems, and personal computer programs. The tangible manifestation of such programs may be in the form of, among other things, source code, flow diagrams, listings, object code, and microcode. Software does not include any Technology.

“Standard Employee Documents” has the meaning set forth in Section 5.10(c).

“Stifel” refers to Stifel, Nicolaus & Company, Incorporated.

“Stifel Agreement” has the meaning set forth in Section 3.33.

“Stifel Fees” has the meaning set forth in Section 5.14.

“Stifel Release” has the meaning set forth in Section 5.14.

“Stock Consideration” has the meaning set forth in Section 2.2(b).

“Stock Consideration Amount” has the meaning set forth in Section 2.2(b).

“Straddle Period” and “Straddle Periods” have the meanings set forth in Section 5.11(b)(i).

“Subcontract” has the meaning set forth in Section 3.18(a)(iv).

“Subsidiary” means and refers to any corporation, association or other business entity of which more than fifty (50) percent of the issued and outstanding shares of capital stock or equity interests is owned or controlled, directly or indirectly, by ATS, or FSAC, as the case may be, and in which ATS or FSAC, as the case may be, has the power, directly or indirectly, to elect a majority of the directors.

“Survival Date” has the meaning set forth in Section 9.1.

“Surviving Representations” has the meaning set forth in Section 9.1.

“Tax” or “Taxes” means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, custom, tariff, impost, levy, duty or other like assessment or charge.

“Taxpayer” and “Taxpayers” shall have the meaning set forth in Section 3.29.

“Tax Return” means any return, report, form or similar statement or document (including, without limitation, any related or supporting information or schedule attached thereto and any information return, claim for refund, amended return and declaration of estimated tax) that has been or is required to be filed with any Taxing Authority or that has been or is required to be furnished to any Taxing Authority in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxing Authority” means any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Teaming Agreement” has the meaning set forth in Section 3.18(a)(vii).

“Technology” means all types of technical information and data, whether or not reduced to tangible or physical form, including, but not limited to:  know-how; product definitions and designs; research and development, engineering, manufacturing, process, test, quality control, procurement, and service specifications, procedures, standards, and reports; blueprints; drawings; materials specifications, procedures, standards, and lists; catalogs; technical information and data relating to marketing and sales activity; and formulae. Technology does not include any Software.

“Third-Party Claims” means a claim made by an Indemnified Party against an Indemnifying Party in connection with any third party litigation, arbitration, action, suit, proceeding, claim or demand made upon the Indemnified Party for which the Indemnified Party may seek indemnification from the Indemnifying Party under the terms of this Agreement.

“Total Exercise Price” means the sum of the aggregate exercise price of Options outstanding immediately prior to the Closing.

“Trademarks” means all United States and foreign trademark and service mark registrations and applications therefor and unregistered trademarks and service marks.

“Trade Secrets” means information in any form that is considered to be proprietary information by the owner, is maintained on a confidential or secret basis by the owner, and is not generally known to other parties.

“Transaction Documents” has the meaning set forth in Section 3.2.

“Updated Disclosure Schedules” has the meaning set forth in Section 5.15(b).

“VEBA” has the meaning referred to in Section 3.28(d).

“Welfare Plan” has the meaning set forth in Section 3.28(a).

1.2                                 Rules of Construction.

Unless the context otherwise requires:

(a)                                     A capitalized term has the meaning assigned to it;

(b)                                    An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)                                     References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d)                                    References to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified;

(e)                                     The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision thereof;

(f)                                       This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(g)                                    References to “best efforts” in this Agreement shall require commercially reasonable best efforts, and not commercially unreasonable expenditures of money, time or other resources; and

(h)                                    A monetary figure given in United States dollars shall be deemed to refer to the equivalent amount of foreign currency when used in a context that refers to or includes operations conducted principally outside of the United States.

ARTICLE II
Closing; Purchase Price; Adjustments; Escrow

2.1                                 Closing.

The closing (the “Closing”) of the Contemplated Transactions shall take place at the offices of Squire, Sanders & Dempsey L.L.P., 8000 Towers Crescent Drive, Tysons Corner, Virginia 22182-2700, at 10:00 A.M. local time on the third (3rd) Business Day after the conditions and deliveries referred to in Articles VI, VII and VIII have been satisfied, or at such other time, date and place that shall be mutually agreed upon by the parties hereto (the “Closing Date”). At the Closing, each of the Shareholders shall sell, transfer, convey or assign and deliver to FSAC, and FSAC shall purchase, acquire and accept from the Shareholders, the Shares, free and clear of any and all Liens or rights of any third party (and each of the Shareholders shall thereafter cease to have any as a shareholder in ATS other than any rights granted to the Shareholders pursuant to the terms of this Agreement and the other Transaction Documents) and FSAC shall deliver to the Shareholders’ Representative on behalf of the Shareholders the Stock Consideration and an amount equal to the Cash Consideration, and deliver to the Escrow Agent the Escrow Deposits pursuant to Section 2.2.

2.2                                 Purchase Consideration.

As payment in full for all of the Shares and termination of all of the Options, FSAC shall pay to the Shareholders’ Representative (a) at Closing the “Closing Consideration” that shall consist of (i) the “Cash Consideration” (as defined and calculated pursuant to Section 2.3(a) below) and (ii) the “Stock Consideration” (as defined in Section 2.2(b) below (to the extent the Shareholders exercise their rights pursuant to Section 2.2(b) to receive Stock Consideration)); and (b) after Closing the Earn Out to the extent that the Earn Out is earned pursuant to Section 2.2(c) below (clauses (a) and (b) of this paragraph collectively the “Purchase Consideration”).

(a)                                  Cash Consideration and Escrows. At the Closing FSAC shall make the following payments to the Shareholders’ Representative and to the Escrow Agent:

(i)                                     Cash Consideration. At the Closing cash in the amount of the Cash Consideration shall be paid by wire transfer of immediately available funds to an account or accounts designated by the Shareholders’ Representative. If, but only if, the Shareholders exercise their right under Section 2.2(b) to receive Stock Consideration as part of the Purchase Consideration, then Cash Consideration shall be reduced, dollar for dollar, for the “Stock

Consideration Amount” (defined below). The Shareholders’ Representative shall be responsible for directing the distribution of the Cash Consideration first, to pay in full each Option Holders’ Net Option Payment as shown on Schedule 3.10(b) and then to the Shareholders (pro-rata in proportion to the Shareholders’ Proportionate Interests, as adjusted to reflect that the General Indemnity Escrow Deposit, the Expense Escrow Deposit and the Accounting Method Tax Escrow Deposit shall be made only from the Cash Consideration that would otherwise be payable at Closing to the Founders) and FSAC shall be entitled to fully rely on such directions.

(ii)                                  Escrows. At the Closing, FSAC shall deposit with the Escrow Agent the following amounts (collectively the “Escrow Deposits”):  (1) $500,000 (the “Balance Sheet Escrow Deposit”) to be held by the Escrow Agent in an escrow account (the “Balance Sheet Escrow Account”) pursuant to the terms of an escrow agreement substantially in the form of Exhibit B-1 (the “Balance Sheet Escrow Agreement”); (2) $5,000,000 (the “General Indemnity Escrow Deposit”) to be held by the Escrow Agent in an escrow account (the “General Indemnity Escrow Account”) pursuant to the terms of an escrow agreement substantially in the form of Exhibit B-2 (the “General Indemnity Escrow Agreement”); (3) $150,000 (the “Expense Escrow Deposit”) to be held in an escrow account (the “Expense Escrow Account”) by the Escrow Agent pursuant to the terms of an escrow agreement substantially in the form of Exhibit B-3 (the “Expense Escrow Agreement”) and (4) $5,400,000 (the “Accounting Method Tax Escrow Deposit”) to be held by the Escrow Agent in an escrow account (the “Accounting Method Tax Escrow Account”) pursuant to the terms of an Escrow Agreement in the form attached hereto as Exhibit B-4 (the “Accounting Method Tax Escrow Agreement” and together with the Balance Sheet Escrow Agreement, the General Indemnity Escrow Agreement, and the Expense Escrow Agreement collectively referred to as the “Escrow Agreements”). The escrow accounts set up by the Escrow Agent with respect to each of the Escrow Agreements are hereinafter individually referred to as an “Escrow Account” and collectively as the “Escrow Accounts.”  The aggregate amount held in the Escrow Accounts by the Escrow Agent at any time and from time to time, together with any interest or appreciation thereon, shall be referred to as the “Escrowed Funds” with that portion of the Escrowed Funds held from time to time in the Balance Sheet Escrow Account being hereinafter sometimes referred to as the “Balance Sheet Escrow Funds”; that portion of the Escrowed Funds held from time to time in the General Indemnity Escrow Account being hereinafter sometimes referred to as the “General Indemnity Escrow Funds;” that portion of the Escrowed Funds held from time to time in the Expense Escrow Fund being hereinafter sometimes referred to as the “Expense Escrow Funds” and that portion of the Escrowed Funds held from time to time in the Accounting Method Tax Escrow Account being hereinafter sometimes referred to as the “Accounting Method Tax Escrow Funds.”

(A)                              The Balance Sheet Escrow Funds shall be released and delivered to FSAC or the Shareholders’ Representative, as applicable, pursuant to Section 2.3(e).

(B)                                The General Indemnity Escrow Funds shall be released and delivered to FSAC or the Shareholders’ Representative, as applicable, pursuant to Section 9.3.

(C)                                The Expense Escrow Funds shall be released and delivered to the Founders pursuant to the terms of the Expense Escrow Agreement.

(D)                               The Accounting Method Tax Escrow Funds shall be released and delivered to FSAC or the Shareholders’ Representative, as applicable, pursuant to Section 5.3.

(b)                                 Stock Consideration.

(i)                                     The Founders have elected to receive in the aggregate $1,000,000 of their share of the Shareholders’ Proportionate Interest of the Closing Consideration in the form of FSAC’s common stock (“Stock Consideration”) rather than in the form of Cash Consideration. The amount of the Closing Consideration that each such Founder has elected to receive in Stock Consideration is set forth opposite his name on Exhibit C (the “Stock Consideration Amount”), and the amount of the Cash Consideration otherwise payable to him pursuant to Section 2.2(a) shall be reduced by his Stock Consideration Amount.

(ii)                                  FSAC Shares Constituting Stock Consideration. The number of FSAC shares of common stock to be issued as Stock Consideration shall be determined for each Founder on the Closing Date by dividing the Stock Consideration Amount for each Founder by the Average Share Value.

(iii)                               Fractional Shares. If the calculation of the number of shares of FSAC common stock to be received as Stock Consideration pursuant to Section 2.2(b)(ii) would result in the issuance of fractional shares, then the number of shares of FSAC common stock that the Founder would otherwise receive as Stock Consideration shall be rounded down to the nearest whole number of shares (which shall be the Stock Consideration payable to that Shareholder) and the Founder shall receive as Cash Consideration the amount attributable to the fractional interest.

(iv)                              Delivery of Stock Certificates. At the Closing, FSAC shall deliver, or shall cause to be delivered to the Shareholders’ Representative stock certificates for the Stock Consideration payable to each Founder.

(v)                                 Restricted Shares. The shares of FSAC’s common stock to be issued pursuant to this Agreement as Stock Consideration (A) have not been, and will not be on or prior to Closing, registered under the Securities Act, and will be issued in a transaction that is exempt from the registration requirements of the Securities Act and (B) will be “restricted securities” under the federal securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration. All certificates evidencing the Stock Consideration shall bear, in addition to any other legends required under applicable securities laws, the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION.”

(vi)                              Acquisition Agreement; Registration Rights Agreement. At the Closing, each Founder and FSAC will execute and deliver (A) an Acquisition Agreement in the forms attached hereto as Exhibit D-1 and D-2 (each an “Acquisition Agreement”) and (B) the Registration Rights Agreement in the form attached hereto as Exhibit E (the “Registration Rights Agreement”).

(c)                                  Contingent Payments. Pursuant to the terms and conditions described below in this Section 2.2(c), the Shareholders shall be entitled to the earn out compensation (collectively the “Earn Out”) described in this Section 2.2(c).

(i)                                     Base Earn Out. Depending on the “EBITDA” (as that term is defined below) of ATS and the Acquired Subsidiaries (excluding the Discontinued Business Line for all purposes under this Section 2.2(c)) for the period from November 1, 2005 through April 30, 2007, the Shareholders shall be entitled to an earn out (the “Base Earn Out”) of up to Fifteen Million Dollars ($15,000,000), consisting of the “October 2006 Base Earn Out Payment” and the “April 2007 Base Earn Out Payment” (as hereinafter defined), contingent upon the extent to which the terms and conditions of this Section 2.2(c)(i) are satisfied.

(A)                              October 2006 Base Earn Out Period. If during the period from November 1, 2005 through October 31, 2006, ATS and the Acquired Subsidiaries generate EBITDA (the “October 2006 Base Earn Out Period EBITDA”) in excess of Nine Million Dollars ($9,000,000) (the “Base Earn Out Threshold”); then the Shareholders shall be entitled to receive a payment (the “October 2006 Base Earn Out Payment”) in an amount equal Three and Three Thousand Three Hundred and Thirty-Three Ten Thousandths Dollars ($3.3333) for each dollar by which the October 2006 Base Earn Out Period EBITDA exceeds the Base Earn Out Threshold. Notwithstanding the foregoing, in no event shall the October 2006 Base Earn Out Payment exceed Five Million Dollars ($5,000,000).

(B)                                April 2007 Earn Out Period. If during the period from May 1, 2006 through April 30, 2007, ATS and the Acquired Subsidiaries generate EBITDA in excess of the Base Earn Out Threshold (the “April 2007 Base Earn Out Period EBITDA”); then the Shareholders shall be entitled to receive a payment (the “April 2007 Base Earn Out Payment”) calculated as follows:

(1)                                  If the April 2007 Base Earn Out Period EBITDA is greater than the Base Earn Out Threshold but does not exceed Ten Million Five Hundred Thousand Dollars ($10,500,000), then the Shareholders shall be entitled to receive as an April 2007 Base Earn Out Payment an amount equal to Four Dollars ($4.00) for each dollar by which the April 2007 Earn Out Period EBITDA exceeds the Earn Out Threshold; or

(2)                                  If the April 2007 Earn Out Period EBITDA is greater than Ten Million Five Hundred Thousand Dollars ($10,500,000); then the Shareholders shall be entitled to receive as the April 2007 Base Earn Out Payment an amount equal to (y) Six Million Dollars plus (z) One and Twenty-Five One Hundredths Dollars ($1.25) for each dollar by which the April 2007 Base Earn Out Period EBITDA exceeds Ten Million Five Hundred Thousand Dollars ($10,500,000); provided, however that in no event shall the April 2007 Earn

Out Earn Out Payment calculated under this Section 2.2(c)(i)(B)(2) exceed Ten Million Dollars ($10,000,000).

(ii)                                  Additional Earn Out. ATS has submitted a proposal (the “Hawaiian Proposal” to the United States Air Force Pacific Rim Engineering Technical Service. If ATS is awarded the contract related to the Hawaiian Proposal on or before October 31, 2006 then the Shareholders shall be entitled to the “2007/2008 Additional Earn Out” (as hereinafter defined). If ATS is awarded the contract related to the Hawaiian Proposal after October 31, 2006, but prior to April 30, 2008, then ATS may be entitled to the “2008 Additional Earn Out” described below. If ATS is awarded the contract related to the Hawaiian Proposal after April 30, 2008, then ATS shall not be entitled to any additional earn out. In no event shall the aggregate 2007/2008 Additional Earn Out or the 2008 Additional Earn Out exceed Twenty Four Million Dollars ($24,000,000).

(A)                              2007/2008 Additional Earn Out. If ATS is awarded the contract related to the Hawaiian Proposal on or before October 31, 2006 then the Shareholders shall be entitled to receive an additional earn out for the period ending April 30, 2008 (the “2007/2008 Additional Earn Out”) calculated as follows:

(1)                                  If during the period from May 1, 2006 through April 30, 2007, ATS and the Acquired Subsidiaries generate EBITDA (the “April 2007 Additional Earn Out Period EBITDA”) in excess of Thirteen Million Seven Hundred Thousand Dollars ($13,700,000) (the “April 2007 Additional Earn Out Threshold”); then the Shareholders shall be entitled to receive a payment (the “April 2007 Additional Earn Out Payment”) in an amount equal to Six Dollars ($6.00) for each dollar by which the April 2007 Additional Earn Out Period EBITDA exceeds the April 2007 Additional Earn Out Threshold. Notwithstanding the foregoing, in no event shall the April 2007 Additional Earn Out Payment exceed Twelve Million Dollars ($12,000,000); and

(2)                                  If during the period from May 1, 2007 through April 30, 2008, ATS and the Acquired Subsidiaries generate EBITDA (the “April 2008 Additional Earn Out Period EBITDA”) in excess of Fourteen Million Dollars ($14,000,000) (the “April 2008 Additional Earn Out Threshold”); then the Shareholders shall be entitled to receive a payment (the “April 2008 Additional Earn Out Payment”) in an amount equal to Six Dollars ($3.00) for each dollar by which the April 2008 Additional Earn Out Period EBITDA exceeds the April 2008 Additional Earn Out Threshold. Notwithstanding the foregoing, in no event shall the April 2008 Additional Earn Out Payment exceed Twelve Million Dollars ($12,000,000);

(B)                                2008 Additional Earn Out. If (i) ATS is awarded the contract related to the Hawaiian Proposal after October 31, 2006, but prior to April 30, 2008 and (ii) during the period from May 1, 2007  through April 30, 2008, ATS and the Acquired Subsidiaries generate EBITDA (the “2008 Additional Earn Out Period EBITDA”) in excess of Fourteen Million Dollars ($14,000,000) (the “2008 Additional Earn Out Threshold”); then the Shareholders shall be entitled to receive a payment (the “2008 Additional Earn Out Payment”) in an amount equal to Six Dollars ($6.00) for each dollar by which the 2008 Additional Earn Out Period EBITDA exceeds the 2008 Additional Earn Out Threshold (the “2008 Additional Earn

Out”). Notwithstanding the foregoing, in no event shall the 2008 Additional Earn Out Payment exceed Twenty Four Million Dollars ($24,000,000).

(iii)                               Calculation of EBITDA. For purposes of this Section 2.2(c) ”EBITDA” of ATS with respect to any fiscal year, or period, shall be obtained from the Companies’ consolidated annual audited income statements (so long as ATS prepares annual audited income statements or, if ATS does not prepare such statements and for other relevant periods, from ATS’ consolidated reviewed quarterly income statements or other regularly prepared income statements as approved by its Board of Directors being prepared consistent with previous audited financial statements and in accordance with GAAP) and shall be defined, plus or minus the following items, without duplication, to the extent they were used in calculating consolidated net income from operations with respect to the specified fiscal year, or period, as follows:

(a)                                  Consolidated net income (or loss), as determined in accordance with GAAP;

(b)                                 minus extraordinary and non-operating income and gains, plus extraordinary and non-operating expenses and losses, including, without limitation, any prepayment penalties resulting from the retirement of Indebtedness before its scheduled repayment date;

(c)                                  minus gains, plus losses from discontinued operations;

(d)                                 plus income taxes, minus income tax credits;

(e)                                  minus gains, plus losses from the sale of assets other than write-offs in the ordinary course of business;

(f)                                    plus interest expense;

(g)                                 minus interest and dividend income;

(h)                                 plus depreciation, amortization and other non-cash charges;

(i)                                     plus fees and expenses of accountants and attorneys associated with the acquisition of ATS and other transaction costs associated with the acquisition of ATS and other non-ordinary course mergers and acquisitions;

(j)                                     minus gains, plus losses from income on other investments and other miscellaneous income, below the operating income line;

(k)                                  minus gains, plus losses resulting solely from adjustments to the Cash Consideration pursuant to Section 2.3 to the extent such adjustments to the Cash Consideration were reflected in consolidated net income (or loss) rather than purchase accounting adjustments; and

In addition to the above, without duplication, to the extent such expenses have not been added back above, and for periods prior to the Closing Date (where such expenses were recorded within such applicable period):

(l)                                     plus any salary, benefits or other compensation or expenses payable to the Founders or on their behalf, including:

(i)                           all costs captured under Service Center G of the internally prepared financial statements, exclusive of allocations for Benefits Pool, Facilities Pool, HR/Payroll and rent;

(ii)                        all additional compensation of the Founders recorded as unallowable expenses;

(iii)                     key man insurance premiums;

(iv)                    other direct discretionary expenses of the Founders;

(m)                               plus $10,000 for one-time expenses in November 2005 related to the space formerly occupied by ATSI;

(n)                                 plus any payments or charges related to the Appix phantom stock plan, including cash payments to buy participants out of the plan;

(o)                                 plus fees and expenses (exclusive of allocations for HR/Payroll Pool, Facilities Pool, Group B Pool (accounting), Benefits Pool and general & administrative) of ATS Hawaii, net of any associated revenues;

(p)                                 plus fees and expenses (exclusive of allocations for HR/Payroll Pool, Facilities Pool, Group B Pool (accounting), Benefits Pool and general & administrative) of ATS Public Safety (comprised of both Pyramid and Voyager (but in the case of Voyager for only the first six months of fiscal year 2006), to the extent not included in discontinued operations), net of any associated;

(q)                                 plus fees and expenses (exclusive of allocations for HR/Payroll Pool, Facilities Pool, Group B Pool (accounting), Benefits Pool and general & administrative) of ATS Ventures, net of any associated revenues;

(r)                                    plus all costs related to discretionary trade shows for ATSI, ATS Hawaii, or ATS Public Safety, otherwise not included in discontinued operations, in 2006, of $17,433 for the fiscal year ending October 31, 2006; and

In addition to the above, without duplication, to the extent such expenses have not been added back above, and for periods following the Closing Date (where such expenses were recorded within such applicable period):

(s)                                  plus any expenses or losses to the extent indemnified by the Founders, pursuant to Section 5.16 of this Agreement.

For further clarity, the following table represents a calculation of EBITDA for the fiscal year ended October 2005:

		Section
($ in thousands)		2.2(c)(iii)	$

(=)	Consolidated net loss	(a)	$(1,041.2)
(-/+)	Extraordinary non-operating income / losses	(b)	—
(+)	Plus loss from discontinued operations	(c)	1,065.0
(+)	Income taxes	(d)	10.4
(+)	Losses from the sale of assets	(e)	13.0
(+)	Interest expense	(f)	285.5
(-)	Interest and dividend income	(g)	(11.9)
(+)	Depreciation and amortization	(h)	1,201.3
(+)	ATS transaction costs	(i)	27.0
(-)	Other income below the operating income line	(j)	(100.8)
(-/+)	Purchase accounting income / losses related to Closing Net Working Capital payments, if any	(k)	—
(+)	Founders’ compensation and expenses, net of allocated expenses	(l)	3,044.1
(+)	Pro forma facilities savings from space related to ATSI	(m)	120.0
(+)	Payments or charges related to the Appix Phantom Stock Plan	(n)	113.5
(+)	Fees and expenses of ATS Hawaii, net of revenue and expense allocations	(o)	997.6
(+)	Fees and expenses of ATS Public Safety, net of revenue and expense allocations	(p)	2,465.8
(+)	Fees and expenses of ATS Ventures, net of revenue and expense allocations	(q)	36.7
(+)	Costs related to discretionary trade shows for ATSI, ATS Public Safety or ATS Hawaii	(r)	139.1
(=)	Subtotal		8,365.1

Adjustments for Fiscal Year Ended October 2005 Only
(not applicable to periods after October 2005)
(-)	Allocations to ATSI that will remain with ATS after the sale	n/a	(48.0)
(+)	Pro forma facilities savings from space related to Pyramid	n/a	22.9
(+)	Severance payments related to reorganization of marketing function	n/a	55.0
(+)	New marketing collateral and branding campaign materials	n/a	144.7
(+)	Bonuses paid in fiscal year 2005 but related to fiscal year 2004	n/a	166.0
(+)	Late fees and other non-recurring expense items	n/a	34.3
(=)	Subtotal		374.9

(=)	Fiscal Year 2005 EBITDA		$8,740.0

n/a = not applicable

(iv)                              Calculation and Payment of Earn Out.

(A)                              Calculation.

(1)                                  October 2006 Earn Out Payment. The amount of October 2006 Earn Out Payment, if any, due the Shareholders under this Section 2.2(c) shall be calculated by FSAC and such calculation, together with reasonably detailed support (the “October 2006 Earn Out Notice”) shall be delivered to the Shareholders’ Representative within twenty (20) days after receipt by FSAC of its review for the October 2006 Earn Out Period.

(2)                                  April 2007 and April 2007 Additional Earn Out Payments. The amounts of the April 2007 and April 2007 Additional Earn Out Payments, if any, due the Shareholders under this Section 2.2(c) shall be calculated by FSAC and such calculation, together with reasonably detailed support (the “April 2007 Earn Out Notice”) shall be delivered to the Shareholders’ Representative within fifteen (15) days after filing of FSAC’s Form 10-Q with the SEC for the second quarter of 2007.

(3)                                  April 2008 Additional and 2008 Additional Earn Out Payments. The amount of the April 2008 Additional Earn Out Payment or 2008 Additional Earn Out Payment, if any, due the Shareholders under this Section 2.2(c) shall be calculated by FSAC and such calculation, together with reasonably detailed support (the “April 2008 Earn Out Notice”) shall be delivered to the Shareholders’ Representative within fifteen (15) days after filing of FSAC’s Form 10-Q with the SEC for the second quarter of 2008.

(B)                                Cash Payment. If within twenty (20) days following delivery of the October 2006, April 2007 or April 2008  Earn Out Notice, as applicable, the Shareholders’ Representative has not given FSAC notice of his objection to the computation (which notice must contain a statement in reasonable detail of the basis of any such objection), then such computation shall be final. If the Shareholders’ Representative gives notice of an objection, the parties shall use their respective best efforts to resolve any dispute by negotiation. If such dispute cannot be settled by negotiation within fifteen (15) days after the Shareholders’ Representative’s notice, the dispute shall be resolved in accordance with the Financial Issue Resolution Process set forth in Section 2.4. As calculations of all or portions of the October 2006 Earn Out Payment, April 2007 Earn Out Payment, April 2007 Additional Earn Out Payment, April 2008 Additional Earn Out Payment and 2008 Additional Earn Out Payment, as applicable, become finalized (fifteen (15) days following delivery of the October 2006, April 2007 or April 2008 Earn Out Notice, as applicable, if there is no dispute, or following resolution of the dispute pursuant to the preceding sentence), payments of the October 2006, April 2007, April 2007 Additional, April 2008 Additional and 2008 Additional Earn Out Payments, as applicable, supported by those final calculations shall be made by FSAC to the Shareholders Representative within five (5) Business Days of the date those calculations are finalized. Notwithstanding anything to the contrary, payments of the October 2006, April 2007, April 2007 Additional, April 2008 Additional and 2008 Additional Earn Out Payments otherwise payable under this Section 2.2(c)(iv) are subject to FSAC’s offset rights as set forth in Section 9.2(g). All sums payable by FSAC to the Shareholders’ Representative under this Section 2.2(c)(iv) shall be paid by FSAC to an account or accounts designated by the Shareholders’ Representative. The Shareholders’ Representative shall be responsible for directing the distribution of the Earn Out to the Shareholders (pro-rata in proportion to the Shareholders’ Proportionate Interests) and FSAC shall be entitled to fully rely on such directions.

(C)                                Promissory Note Option for April 2007 and April 2008 Additional Earn Out Payments. Notwithstanding anything to the contrary contained in Section 2.2(c) above, FSAC, at its option may elect to pay up to twenty five percent (25%) of either the April 2007 Additional or April 2008 Additional Earn Out Payments by delivery of a Promissory Note payable to the Shareholders’ Representative in the form attached hereto as Exhibit F. The Shareholders’ Representative shall be responsible for directing the distribution of any and all payments on any such Promissory Note to the Shareholders (pro rata in proportion to the Shareholders’ Proportionate Interests) and FSAC shall be entitled to fully rely on such directions.

2.3                                 Cash Consideration and Net Working Capital Adjustments.

(a)                                  Cash Consideration. The “Cash Consideration” shall be an amount equal to Eighty Five Million Dollars ($85,000,000) (the “Estimated Closing Cash Purchase Price”) as adjusted upward or downward pursuant to Sections 2.3(b) and (c) below a portion of which shall be deposited into the Escrow Accounts in accordance with Section 2.2(a)(ii).

(b)                                 Estimated Closing Balance Sheet. Not less than two (2) Business Days prior to the Closing Date, ATS shall deliver to FSAC an estimated, unaudited, consolidated balance sheet of ATS and the Acquired Subsidiaries (the “Estimated Closing Balance Sheet”) as of the Closing Date, together with all supporting documentation. The Estimated Closing Balance Sheet shall be prepared by ATS, in accordance with GAAP and in accordance with ATS’ accounting principles, policies, practices, classifications and methodologies as reflected in the preparation of the October 2005 Balance Sheet (“ATS Accounting Practices”); provided, however, that to the extent that any ATS Accounting Practices are not in compliance with GAAP, GAAP shall control for purposes of preparing the Estimated Closing Balance Sheet. The Estimated Closing Balance Sheet shall also include a calculation of the Closing Net Working Capital (hereinafter defined).

For purposes of this Agreement, “Closing Net Working Capital” shall mean the amount, as of the Closing Date and as shown by the Closing Balance Sheet, by which ATS’ current assets (which shall exclude cash and include accounts receivable, notes receivable, prepaid expense, inventories and other current assets) exceed its current liabilities (which for purposes of this definition shall exclude Indebtedness to the extent reflected in current liabilities). For the avoidance of doubt, current liabilities shall include any of the Founders’ Transaction Costs not paid or reimbursed by the Founders at or prior to the Closing pursuant to Section 5.8; provided that the Founders shall in no event bear more than 100% of the Founders’ Transaction Costs. Closing Net Working Capital shall be calculated (A) on a consolidated basis for ATS and the Acquired Subsidiaries using the accrual method of accounting and (B) in accordance with ATS Accounting Practices; provided, however, that to the extent that any ATS Accounting Practices are not in compliance with GAAP, GAAP shall control for purposes of preparing the Estimated Closing Balance Sheet.

(c)                                  Adjustments to Estimated Closing Cash Purchase Price. The Estimated Closing Cash Purchase Price will be adjusted (i) downwards on a dollar-for-dollar basis to the extent that the Closing Net Working Capital, as shown on the Estimated Closing Balance Sheet, is below the Base Net Working Capital and (ii) upwards on a dollar-for-dollar basis to the extent that the Closing Net Working Capital is above the Base Net Working Capital.

(d)                                 Closing Balance Sheet and Closing Net Working Capital. Promptly following the Closing, FSAC will cause RSM McGladrey (or an equivalent firm selected by FSAC) to review the Estimated Closing Balance Sheet, including the Closing Net Working Capital, the Closing Net Working Capital as reflected thereon. Based on such review, FSAC will deliver a proposed Closing Balance Sheet, prepared in a manner consistent with Section 2.3(b) above together with all related work papers, to the Shareholders’ Representative within thirty (30) Business Days after the later of (i) the Closing Date, or (ii) the date of receipt by FSAC of all information sufficient for FSAC to complete its review of all aspects of the Estimated Closing Balance Sheet (the “Proposed Closing Balance Sheet”). If within fifteen (15) Business Days following delivery of the Proposed Closing Balance Sheet, the Shareholders’ Representative has not given FSAC notice of his objection to the Proposed Closing Balance Sheet (which notice must contain a statement in reasonable detail of the basis of any such objection), then such Proposed Closing Balance Sheet shall constitute the “Closing Balance Sheet,” and the Closing Net Working Capital amount included therein shall constitute the “Closing Net Working Capital.”  If the Shareholders’ Representative gives notice of an objection, the parties shall use their respective best efforts to resolve any dispute by negotiation. If such dispute cannot be settled by negotiation within thirty (30) days after receipt by FSAC of the Shareholders’ Representative’s notice, the dispute shall be resolved in accordance with the Financial Issue Resolution Process set forth in Section 2.4.

(e)                                  Final Adjustment to the Estimated Closing Cash Purchase Price. If the Closing Net Working Capital is such that Sections 2.3(d) and/or 2.4 do not require an adjustment to the Estimated Closing Cash Purchase Price, then the Escrow Agent shall disburse to the Shareholders’ Representative the Balance Sheet Escrow within five (5) days after the finalization of the Closing Balance Sheet pursuant to Sections 2.3(d) and/or 2.4. If the Closing Net Working Capital is such that Sections 2.3(d) or 2.4 require an adjustment to the Estimated Closing Cash Purchase Price, any amount due to the Shareholders by FSAC in excess of the Balance Sheet Escrow shall be paid by FSAC to the Shareholders’ Representative, and any amount due to FSAC from the Shareholders shall be paid to FSAC by the Escrow Agent from the Escrow and, if the amount due FSAC is in excess of the Balance Sheet Escrow Funds, then such excess shall be paid to FSAC by the Shareholders within five (5) days after the finalization of the Closing Balance Sheet pursuant to Sections 2.3(d) and/or 2.4. In the event that the Shareholders for any reason fail to make the payment contemplated in the previous sentence, then FSAC may bring an indemnification claim under ARTICLE IX and the Founders shall be liable for that payment in accordance with ARTICLE IX. Any earnings on the Balance Sheet Escrow Funds, net of escrow expenses and taxes, shall be paid, pro rata, to the parties receiving distributions from the Balance Sheet Escrow Account. All sums payable by the Escrow Agent to the Shareholders’ Representative under this Section 2.3(e) shall be paid by the Escrow Agent to an account or accounts designated by the Shareholders’ Representative. The Shareholders’ Representative shall be responsible for directing the distribution of the Balance Sheet Escrow (pro-rata in proportion to the Shareholders’ Proportionate Interests) and the Escrow Agent shall be entitled to fully rely on such directions.

2.4                                 Financial Issue Resolution Process.

Disputes between FSAC and the Shareholders’ Representative, that cannot be resolved by negotiation within thirty (30) days after receipt by FSAC of the Shareholders’ Representative’s notice in accordance with Sections 2.2(c) or 2.3(d) shall be referred no later than such 30th day for decision to a nationally-recognized independent public accounting firm mutually selected by the Shareholders’ Representative and FSAC (which firm shall not be either (a) RSM McGladrey or (b) Grant Thornton LLP, and provided that each party discloses to the other parties any pre-existing relationships with any accounting firms prior to the mutual selection of an accounting firm) (the “Auditor”) who shall act as arbitrator and determine, based solely on presentations by the Shareholders’ Representative and FSAC and only with respect to the remaining differences so submitted. If such accounting firm cannot be identified within ten (10) business days after the identification of the need for dispute resolution, the dispute shall be resolved in accordance with Section 11.11. The Auditor shall deliver its written determination to FSAC and the Shareholders’ Representative no later than the 30th day after the remaining differences underlying the dispute are referred to the Auditor, or such longer period of time as the Auditor determines is necessary. The Auditor’s determination shall be conclusive and binding upon the parties. The fees and disbursements of the Auditor shall be allocated equally between FSAC and the Shareholders’ Representative. FSAC and the Shareholders shall make readily available to the Auditor all relevant information, books and records and any work papers relating to the dispute and all other items reasonably requested by the Auditor. In no event may the Auditor’s resolution of any difference be for an amount that is outside the range of FSAC’s and the Shareholders’ Representative’s disagreement.

2.5                                 Shareholders’ Representative.

(a)                                  Claude Rumsey is hereby appointed as the Shareholders’ true and lawful representative, proxy, agent and attorney-in-fact (the “Shareholders’ Representative”) for a term that shall be continuing and indefinite and without a termination date except as otherwise provided herein, to act for and on behalf of the Shareholders in connection with or relating to the Transaction Documents and the Contemplated Transactions, including, without limitation, to give and receive notices and communications, to receive and accept service of legal process in connection with any proceeding arising under the Transaction Documents or in connection with the Contemplated Transactions, receive and deliver amounts comprising the Purchase Consideration, to authorize delivery of cash from each of the Escrow Accounts, to object to or accept any claims against or on behalf of the Shareholders pursuant to Article IX, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such amounts or claims, and to take all actions necessary or appropriate in the sole opinion of the Shareholders’ Representative for the accomplishment of the foregoing. Such agency may be changed at any time and from time to time by the action of Shareholders holding more than fifty percent (50%) of the issued and outstanding Shares just prior to the Closing, and shall become effective upon not less than thirty (30) days prior written notice to FSAC. Any change in the Shareholders’ Representative shall become effective only upon delivery of written notice of such change to FSAC. The Shareholders’ Representative shall not receive compensation for his or her services. Notices, deliveries or communications to or from the Shareholders’ Representative by or to any of the parties to the Transaction Documents shall constitute notices, deliveries or communications to or from the Shareholders.

(b)                                 The Shareholders’ Representative shall not be liable for any act done or omitted hereunder in his capacity as Shareholders’ Representative in the absence of gross negligence or willful misconduct on his or her part. The Founders shall jointly and severally indemnify the Shareholders’ Representative and hold the Shareholders’ Representative harmless from and against any and all damages, actions, proceedings, demands, liabilities, losses, taxes (excluding any taxes payable by the Shareholders’ Representative in respect of payments to him in connection with his acting as Shareholders’ Representative), fines, penalties, costs, claims and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) (“Damages”) that may be sustained or suffered by the Shareholders’ Representative in connection with the administration of its duties hereunder, except where such Damages arise from or are the result of the Shareholders’ Representative’s gross negligence or willful misconduct.

(c)                                  Any decision, act, consent or instruction taken or given by the Shareholders’ Representative pursuant to this Agreement shall be and constitute a decision, act, consent or instruction of the Shareholders and shall be final, binding and conclusive upon the Shareholders. The Escrow Agent and FSAC may rely upon any such decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of the Shareholders and shall have no duty to inquire as to the acts and omissions of the Shareholders’ Representative. The Escrow Agent and FSAC are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Representative.

(d)                                 Notices given to the Shareholders’ Representative in accordance with Section 11.2 shall constitute notice to the Shareholders for all purposes under this Agreement.

(e)                                  This Section 2.5 shall survive the termination or expiration of the Agreement or any one or more of the Escrow Agreements.

ARTICLE III
Representations and Warranties of the Shareholders and ATS

Except as set forth in the Disclosure Schedules, the Founders and ATS jointly and severally represent and warrant to FSAC that each of the statements contained in this ARTICLE III is true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and correct as of the Closing Date as though made on the Closing Date (or, if made as of a specified date, as of such date); provided, however, that where such representations and warranties are indicated to be made by the Shareholders in their several and not joint capacity, in which case the Founders and ATS shall be deemed not to make such representations and warranties:

3.1                                 Organization and Power.

(a)                              Shareholders. Each of the Shareholders severally and not jointly represents and warrants to FSAC that such Shareholder has the full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions.

(b)                             ATS. ATS (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia, (ii) has full power and authority to execute, deliver and perform this Agreement, (iii) has all requisite corporate power and authority to own or lease and to operate its properties and carry out the businesses in which it is engaged, and (iv) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction where its ownership of property, or the conduct of its business, requires such qualification, other than jurisdictions in which the failure to so qualify, individually or in the aggregate, would not have a material adverse effect on ATS. Schedule 3.1(b) of the Disclosure Schedules lists each of the jurisdictions in which ATS is qualified or licensed to do business as a foreign corporation. ATS is in good standing in each jurisdiction listed on Schedule 3.1(b) of the Disclosure Schedules.

(c)                              Acquired Subsidiaries. Schedule 3.1(c) of the Disclosure Schedules sets forth the name and jurisdiction of formation of each of the Acquired Subsidiaries. Other than as set forth on Schedule 3.1(c) of the Disclosure Schedules, ATS does not own, directly or indirectly, any Capital Stock of any corporation or have any direct or indirect equity or ownership interest in any business other than publicly traded securities constituting less than 5% of the outstanding equity of the issuing entity. Except as set forth on Schedule 3.1(c) of the Disclosure Schedules, each of the Acquired Subsidiaries (i) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on the businesses in which it is engaged and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction where its ownership of property or, the conduct of its business, requires such qualification, other than jurisdictions in which the failure to qualify would not, individually or in the aggregate, have a material adverse effect on ATS and the Acquired Subsidiaries.

3.2                                 Authorization and Enforceability.

(a)                              This Agreement has been, and each of the other documents, agreements and instruments to be executed and delivered at Closing (collectively with this Agreement, the “Transaction Documents”) to be executed by ATS will be, duly authorized, executed and delivered by ATS and constitutes, or in the case of each Transaction Document other than this Agreement, as of the Closing Date will constitute a valid and legally binding agreement of ATS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Contemplated Transactions have been duly authorized by the Board of Directors of ATS in accordance with all applicable Law and the Articles of Incorporation and Bylaws of ATS.

(b)                             Each of the Shareholders severally and not jointly represents and warrants to FSAC that this Agreement has been, and each of the other Transaction Documents to be executed and delivered at Closing by such Shareholder will be, duly authorized, executed and delivered by such Shareholder and constitutes, or in the case of each Transaction Document other than this Agreement, as of the Closing Date will constitute, a valid and legally binding agreement of such Shareholder enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3                                 No Violation.

(a)                              Except as set forth on Schedule 3.3(a) of the Disclosure Schedules, neither the execution, delivery or performance of this Agreement or any of the other Transaction Documents by ATS nor the consummation of the Contemplated Transactions will:

(i)                                     conflict with or violate any provision of the certificate or articles of incorporation, any bylaw or any corporate charter or document of ATS or the Acquired Subsidiaries;

(ii)                                  result in the creation of, or require the creation of, any Lien upon any (i) Shares or (ii) property of ATS or any of the Acquired Subsidiaries;

(iii)                               result in (A) the termination, cancellation, modification, amendment, violation, or renegotiation of any contract, agreement, indenture, instrument, or commitment pertaining to the business of ATS or any of the Acquired Subsidiaries, or (B) the acceleration or forfeiture of any term of payment pertaining to the business of ATS or any of the Acquired Subsidiaries;

(iv)                              give any Person the right to (A) terminate, cancel, modify, amend, vary, or renegotiate any contract, agreement, indenture, instrument, or commitment pertaining to the business of ATS or any of the Acquired Subsidiaries, or (B) to accelerate or forfeit any term of payment pertaining to the business of ATS or any of the Acquired Subsidiaries; or

(v)                                 violate any Law applicable to ATS or any of the Acquired Subsidiaries or by which their properties are bound or affected.

(b)                             Each of the Shareholders severally and not jointly represents and warrants to FSAC that neither the execution, delivery or performance of this Agreement or any of the other Transaction Documents by such Shareholder nor the consummation of the Contemplated Transactions will result in the creation of, or require the creation of, any Lien upon the Shares purported to be owned by such Shareholder.

3.4                                 Consents.

(a)                              Except as set forth on Schedule 3.4(a) of the Disclosure Schedules, neither the execution, delivery or performance of this Agreement by ATS, nor the consummation of the Contemplated Transactions or compliance with the terms of the Transaction Documents, will require (i) the consent or approval under any agreement or instrument or (ii) ATS, or any of the

Acquired Subsidiaries to obtain the approval or consent of, or make any declaration, filing (other than administrative filings with Taxing Authorities, foreign companies registries and the like) or registration with, any Governmental Authority and all such consents or approvals have been obtained or waived.

(b)                             Each of the Shareholders severally and not jointly represents and warrants to FSAC that, except as set forth on Schedule 3.4(b) of the Disclosure Schedules, neither the execution or delivery of this Agreement by such Shareholder, nor the consummation of the Contemplated Transactions or compliance with the terms of the Transaction Documents, will require such Shareholder to obtain the approval or consent of, or make any declaration, filing (other than administrative filings with Taxing Authorities, foreign companies registries and the like) or registration with, any Governmental Authority and all such consents or approvals have been obtained or waived.

3.5                                 Financial Statements.

(a)                              In General. The Audited Financial Statements were prepared in accordance with GAAP and the Interim Financial Statements and the Estimated Closing Balance Sheet were internally prepared by ATS in a manner consistent with past practices for such internally prepared unaudited financial statements. Throughout the periods involved, the Financial Statements fairly and accurately present, in all material respects, the consolidated financial position of ATS and the Acquired Subsidiaries, as of the dates thereof, and the consolidated statements of operations, changes in shareholders’ equity, and cash flows for the periods then ended.

(b)                             Financial Books and Records. The financial books and records of ATS and the Acquired Subsidiaries fairly and accurately reflect, in all material respects, and on a basis consistent with past periods and throughout the periods involved, (i) the financial position of ATS and the Acquired Subsidiaries and (ii) all transactions of ATS and the Acquired Subsidiaries. Neither ATS nor any of the Acquired Subsidiaries has received any advice or notification from its independent certified public accountants that ATS or any of the Acquired Subsidiaries has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of ATS or any of the Acquired Subsidiaries any properties, assets, liabilities, revenues, or expenses.

(c)                              No Undisclosed Liabilities; Etc. Except as set forth on Schedule 3.5(c) of the Disclosure Schedules, neither ATS nor any of the Acquired Subsidiaries has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for (i) amounts of liabilities or obligations reflected or reserved against in the Financial Statements, (ii) executory contract obligations under the Scheduled Contracts, Government Contracts and Government Subcontracts and (iii) liabilities or obligations arising in the ordinary course of business after the Effective Date.

(d)                             Accounts Receivable. All receivables (including intercompany and unbilled receivables) reflected in the Financial Statements or recorded on the books of ATS and each of the Acquired Subsidiaries resulted from the ordinary course of business, have been properly recorded in the ordinary course of business and subject to the reserves reflected in the

Financial Statements, which reserves are adequate and determined in accordance with GAAP applied on a basis consistent with prior periods and throughout the periods involved, and are good and collectible in full without any discount, setoff or valid counterclaim (net of recovery from vendors or subcontractors), in amounts equal to not less than the aggregate face amounts thereof.

(e)                              No Letters of Credit or Guarantees. Except as reflected in the Financial Statements or as set forth on Schedule 3.5(e) of the Disclosure Schedules, neither ATS nor any of the Acquired Subsidiaries (i) has any letters of credit outstanding as to which ATS or the Acquired Subsidiaries has any actual or contingent reimbursement obligations; (ii) is a party to or bound, either absolutely or on a contingent basis, by any agreement of guarantee, indemnification or any similar commitment with respect to the liabilities or obligations of any other Person (whether accrued, absolute, or contingent); or (iii) is a party to any swap, hedge, derivative, or similar instrument.

(f)                                Contingent or Deferred Acquisition Expenses or Payments. Except as otherwise disclosed on Schedule 3.5(f) of the Disclosure Schedules, neither ATS, nor any of the Acquired Subsidiaries are obligated, or otherwise liable for the payment of any contingent or deferred acquisition payments relating to the direct or indirect acquisition of any business, enterprise, or combination.

3.6                                 Relationships with Affiliates.

Except as set forth on Schedule 3.6 of the Disclosure Schedules, no Shareholder or any Affiliate of any Shareholder, ATS or any of the Acquired Subsidiaries has, or has had, any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of ATS or any of the Acquired Subsidiaries. No Shareholder or any Affiliate of any Shareholder, ATS or any of the Acquired Subsidiaries is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or a profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with ATS or any Acquired Subsidiary or (b) engaged in competition with ATS or any Acquired Subsidiary with respect to any line of the products or services of ATS or any Acquired Subsidiary in any market presently served by ATS or any of the Acquired Subsidiaries. Except as set forth on Schedule 3.6 of the Disclosure Schedules, and except for employment, consulting and other similar agreements, and the Change in Control Bonus Agreements, Change in Control Retention Agreements, Phantom Stock Unit Award Agreements, stock option agreements and confidentiality agreements, in each case reflected in the Disclosure Schedules, no Shareholder or any Affiliate of any Shareholder, ATS or any of the Acquired Subsidiaries is a party to any contract or agreement with ATS or any of the Acquired Subsidiaries.

3.7                                 Indebtedness to/from Officers, Directors, Shareholders and Employees.

Neither ATS nor any of the Acquired Subsidiaries is indebted, directly or indirectly, to any Person who immediately prior to the Closing was a Shareholder, officer or director of either ATS or any of the Acquired Subsidiaries in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses. No Shareholder, officer, director, or employee is indebted to either ATS or any of the Acquired Subsidiaries except for advances made to employees of either ATS or any of the Acquired Subsidiaries in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

3.8                                 No Adverse Change.

Since October 31, 2005, there has not been any material adverse change in the businesses, operations, properties or condition, financial or otherwise of either ATS or any of the Acquired Subsidiaries, nor has any event, condition or contingency occurred that is reasonably likely to result in such an adverse change.

3.9                                 Conduct of the Business.

(a)                              Cooperative Business Arrangements. Schedule 3.9(a) of the Disclosure Schedules sets forth, as of the Effective Date (or March 31, 2006 in the case of items in clause (i)), the business of ATS or the Acquired Subsidiaries that, since October 31, 2005, has been conducted through any (i) joint venture, teaming agreement or relationship, partnership or other entity, or (ii) any subcontract, agreement or other arrangement pursuant to which a third party manufactures or processes products for ATS or the Acquired Subsidiaries, or performs services for customers of ATS or the Acquired Subsidiaries. Neither ATS nor any of the Acquired Subsidiaries nor any other party to such agreements is in material breach of any term of any such agreement.

(b)                             Letters of Intent and Non-Competition Agreements. Except as set forth in Schedule 3.9(b) of the Disclosure Schedules, neither ATS, nor any of the Acquired Subsidiaries, is a party to any letters of intent, memoranda of understanding, non-competition arrangements, or confidentiality agreements that remain in effect, other than as a provision in, or clause to, the agreements listed in Schedule 3.9(a) of the Disclosure Schedules.

(c)                              Non-Disclosure Agreements. Except as set forth in Schedule 3.9(c) of the Disclosure Schedules, or as included as a provision in, or clause to, the agreements listed in Schedule 3.9(a) of the Disclosure Schedules, there are no non-disclosure agreements entered into by ATS or any of the Acquired Subsidiaries other than non-disclosure agreements that either (i) are on the ATS form of non-disclosure agreement attached to Schedule 3.9(c) or (ii) otherwise contain non-disclosure provisions that (A) are customary and in the ordinary course and (B) do not materially restrict ATS’ or the Acquired Subsidiaries’ ability to conduct their respective businesses in the ordinary course.

3.10                           Corporate and Capital Structure.

(a)                              Capital Structure. The capitalization and record owners of all of the Capital Stock of the Companies (other than Options) are as set forth on Schedule 3.10(a) of the Disclosure Schedules. The holders of all issued and outstanding options to purchase Capital Stock of ATS and the Acquired Subsidiaries are as set forth on Schedule 3.10(b) of the Disclosure Schedules (the “Options”). The capitalization and record owners of all the Capital Stock of Schedules 3.10(a) and 3.10(b) of the Disclosure Schedules accurately list the names of each of the Shareholders and the Option Holders, respectively, their principal addresses, and the number of Shares owned, and Options held, by each and in the case of Schedule 3.10(b) the exercise price of each Option, the exercise price per share of each Option, and Net Option Payment due each Option Holder (which when paid shall be net of applicable withholding, if any). The capitalization and record ownership of the Capital Stock of each of the Acquired Subsidiaries are set forth on Schedule 3.10(c) of the Disclosure Schedules. Schedules 3.10(a), 3.10(b) and 3.10(c) shall be updated as of immediately prior to Closing to reflect the exercise, termination or cancellation of any Options and the repurchase of any shares of ATS common stock by ATS.

(b)                             All Capital Stock of ATS and the Acquired Subsidiaries previously issued and now cancelled was duly authorized and issued in compliance with the applicable Virginia law, the Securities Act of 1933, as amended, and any applicable state “Blue Sky” laws or exemptions therefrom and canceled in compliance with applicable Virginia law. All outstanding Capital Stock of ATS and the Acquired Subsidiaries is duly authorized has been validly issued and is fully paid and non-assessable, owned beneficially and of record by the Shareholders or ATS as the case may be, free and clear of any Lien, and was issued in compliance with the Securities Act of 1933, as amended, and any applicable state “Blue Sky” laws or exemptions therefrom and cancelled in compliance with applicable Virginia law. ATS has good and valid title to all of the issued and outstanding shares of Capital Stock of the Acquired Subsidiaries registered in its name, in each case free and clear of any Lien. Except as set forth on Schedule 3.10(a) of the Disclosure Schedules, the holders of ATS’ Capital Stock have no preemptive rights with respect to securities of ATS. None of the holders of ATS’ Capital Stock has granted any proxy, or entered into any voting trust, voting agreement or similar arrangement, with respect to his or her Shares. Except for the Options or as otherwise set forth on Schedules 3.10(a), 3.10(b) or 3.10(c) of the Disclosure Schedules, neither ATS, nor any of the Acquired Subsidiaries (i) has any outstanding securities convertible into or exchangeable or exercisable for any shares of their Capital Stock or (ii) has outstanding any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise), of, or any calls against, commitments by or claims against it of any character relating to, any shares of its Capital Stock or any securities convertible into or exchangeable or exercisable for any shares of its Capital Stock.

3.11                           Title to Shares.

(a)                                     Each of the Shareholders severally and not jointly represents and warrants to FSAC that (i) such Shareholder owns the Shares of record and beneficially in the Share amounts set forth on Schedule 3.10(a), free and clear of any Liens, and that (ii) upon completion of the Closing, FSAC will own all of such Shares free and clear of any Liens.

(b)                                    Upon completion of the Closing (i) FSAC will own all of the issued and outstanding Capital Stock of ATS, free and clear of any Liens, (ii) there will be no Options outstanding, and (iii) ATS will own all of the issued and outstanding Capital Stock of the Acquired Subsidiaries as set forth in Section 3.10(c) of the Disclosure Schedules, free and clear of any Liens.

3.12                           Charter, Bylaws and Corporate Records.

Copies of the minute books and stock record books of ATS and the Acquired Subsidiaries (i) have been provided or made available to FSAC prior to the execution of this Agreement, and (ii) are complete and correct in all material respects. Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the boards of directors of the ATS and the Acquired Subsidiaries from their respective dates of incorporation through the date hereof. ATS and the Acquired Subsidiaries have, prior to the execution of this Agreement, made available to FSAC true and complete copies of the certificate or articles of incorporation and bylaws (or similar organizational documents) of ATS and the Acquired Subsidiaries, as amended through the date hereof. Neither ATS, nor any of the Acquired Subsidiaries are in violation of any provisions of their respective certificates or articles of incorporation or bylaws.

3.13                           Assets – In General.

Except as set forth on Schedule 3.13 of the Disclosure Schedules, the assets and rights of ATS and the Acquired Subsidiaries include (a) all of the assets and rights of ATS and the Acquired Subsidiaries that were used in the conduct of their businesses as of October 31, 2005, subject to such changes as have occurred in the ordinary course of business since October 31, 2005, and (b) all assets reflected in the October 2005 Financial Statements, subject to such changes as have occurred in the ordinary course of business since October 31, 2005. Except as set forth on Schedule 3.13 of the Disclosure Schedules, ATS and each of the Acquired Subsidiaries, has good and marketable title to all of their respective assets, free and clear of any Lien. Except as set forth on Schedule 3.13 of the Disclosure Schedules, all assets necessary for the conduct of the business of ATS and the Acquired Subsidiaries in accordance with past practice are (i) in good operating condition and repair, ordinary wear and tear excepted, (ii) not in need of maintenance or repair, except for ordinary routine maintenance or repairs that are not material in nature or cost, and (iii) adequate and sufficient for the continuing conduct of the businesses of ATS and the Acquired Subsidiaries as conducted prior to the date hereof.

3.14                           Real Property Interests.

Except as set forth on Schedule 3.14 of the Disclosure Schedules, neither ATS nor any of the Acquired Subsidiaries now owns, or has ever owned, any real property. Schedule 3.14 of the Disclosure Schedules sets forth a list and summary description of all leases, subleases, or other occupancies used by ATS or any of the Acquired Subsidiaries or to which any of them is a party (the “Real Property Interests”). Except as set forth on Schedule 3.14 of the Disclosure Schedules, each of the Real Property Interests listed and described on Schedule 3.14 of the Disclosure Schedules is in full force and effect, and there is no default by ATS or any of the Acquired Subsidiaries under any such Real Property Interests.

3.15                           Personal Property.

(a)                              Set forth on Schedule 3.15(a) of the Disclosure Schedules is a list of all material equipment, machinery, motor vehicles, and other material tangible personal property owned or leased by ATS and the Acquired Subsidiaries (the “Personal Property”) as of the

Effective Date. ATS and each of the Acquired Subsidiaries has good title to all of their respective Personal Property, free and clear of any Lien.

(b)                             Schedule 3.15(b) of the Disclosure Schedules is a true and correct list of all of the Uniform Commercial Code Financing Statements filed and in force in the indicated jurisdictions with respect to ATS and the Acquired Subsidiaries (the “Financing Statements”). Except for those Financing Statements indicated on Schedule 3.15(b) that are with respect to Indebtedness that shall be repaid at Closing (and are to be terminated upon the repayment of that Indebtedness) the Financing Statements relate only to leased property. The only Financing Statements in force with respect to ATS and the Acquired Subsidiaries relate to leased property.

3.16                           Intellectual Property Rights.

(a)                              Schedule 3.16(a) of the Disclosure Schedules includes a true and complete list of all Commercial Software, having a suggested retail value in excess of $5,000 per copy, used by or in connection with the businesses of ATS and each of the Acquired Subsidiaries as of the Effective Date. Schedule 3.16(a) of the Disclosure Schedules also includes a true and complete list of (i) all registered or issued Copyrights, Patents and Trademarks of ATS and the Acquired Subsidiaries (other than those comprising or reflected in Commercial Software) directed to works of authorship, inventions, or marks used by or in connection with the businesses of ATS and each of the Acquired Subsidiaries and (ii) all pending applications for Copyrights, Patents and Trademarks filed by or on behalf of ATS or the Acquired Subsidiaries and used by or in connection with the businesses of ATS or the Acquired Subsidiaries as presently conducted. None of such rights is or has been the subject of an opposition proceeding or held unenforceable. Each of the aforesaid Intellectual Property Rights (other than those comprising or reflected in Commercial Software) is valid, subsisting and enforceable. Each of the registered or issued Intellectual Property Rights (other than those comprising or reflected in Commercial Software) is assigned to ATS or an Acquired Subsidiary, as appropriate, and such assignments have been duly recorded with the appropriate office or assignment branch to reflect such ownership.

(b)                             Except as set forth on Schedule 3.16(b) of the Disclosure Schedules, the business of ATS and the Acquired Subsidiaries as presently conducted does not require or use any Intellectual Property Rights not owned by or licensed to ATS or the Acquired Subsidiaries. ATS and the Acquired Subsidiaries are the owners or have the right to use the Intellectual Property Rights listed on Schedule 3.16(a) of the Disclosure Schedules without making any payment to others or granting rights to others in exchange therefor, except as set forth on Schedule 3.16(b) of the Disclosure Schedules.

(c)                              Except as set forth on Schedule 3.16(c) of the Disclosure Schedules, (i) no Person (other than ATS or the Acquired Subsidiaries) has any right to use any Intellectual Property Rights owned by ATS or the Acquired Subsidiaries and (ii) no shareholder, director, officer or employee of, or Consultant to, ATS or the Acquired Subsidiaries has any right to use, other than in connection with the business activities of ATS or the Acquired Subsidiaries as presently conducted, any of the Intellectual Property or Intellectual Property Rights.

(d)                             The operation of (i) the business of ATS and each of the Acquired Subsidiaries in the normal course of business prior to the Effective Date does not, to the Knowledge of ATS, infringe, and (ii) the Discontinued Business Line and Discontinued Products prior to the Effective Date did not infringe, in any respect upon the Intellectual Property Rights of any Person, and no Person who does not have the right to use the Intellectual Property Rights has claimed or asserted the right to use any Intellectual Property Rights or to deny the right of ATS or any of the Acquired Subsidiaries the right to use same. Except as set forth in Schedule 3.16(d) of the Disclosure Schedules, no proceeding alleging infringement of the Intellectual Property Rights of any Person is pending or, to the Knowledge of ATS, threatened against ATS or any of the Acquired Subsidiaries.

(e)                              With respect to each Trade Secret of ATS or of an Acquired Subsidiary, the documentation describing such Trade Secret is current, accurate and in sufficient detail and content to identify and explain it and allow its full and proper use without reliance on the knowledge or memory of any individual. ATS and the Acquired Subsidiaries have taken commercially reasonable precautions to protect the secrecy, confidentiality, and value of their respective Trade Secrets. To the Knowledge of ATS, such Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person (other than ATS and the Acquired Subsidiaries) or to the detriment of ATS or the Acquired Subsidiaries.

(f)                                Schedule 3.16(f) of the Disclosure Schedules includes a true and complete list of any rights (e.g. unlimited, limited, restrictive, government purpose license rights, and march-in) that any Governmental Authority has as of the Effective Date in any copyrights, patents, trademarks, Technology, or Software (other than Commercial Software) that ATS or any of the Acquired Subsidiaries use in their respective businesses. Except as set forth in Schedule 3.16(f) of the Disclosure Schedules, neither ATS nor any of the Acquired Subsidiaries has developed any item, component, process or software as a requirement of any Government Contract, or for which any Governmental Authority paid some or all of the cost of development.

3.17                           Scheduled Contracts and Proposals.

(a)                              Scheduled Contracts. Schedule 3.17(a) of the Disclosure Schedules is a true and complete description of all “Scheduled Contracts” (as hereinafter defined) to which either ATS or an Acquired Subsidiary is a party, by which it is bound, or which otherwise pertain to the businesses of ATS and the Acquired Subsidiaries, in each case as of the Effective Date. For the purposes of this Section 3.17(a), the term “Scheduled Contracts” shall mean the following written or oral contracts, agreements, indentures, instruments, commitments and amendments thereof with suppliers, customers, producers, consumers, lenders of ATS and the Acquired Subsidiaries and other third parties that are currently in effect but excluding any agreement, contract or other document listed or required to be listed in any of Sections 3.18(b) through (f) of the Disclosure Schedules:

(i)                                         loan and credit agreements, revolving credit agreements, security agreements, guarantees, notes, agreements evidencing any lien, conditional sales agreements, factoring agreements, leasing agreements, sale and leaseback and synthetic lease agreements, or title retention agreements;

(ii)                                      hedging and similar agreements;

(iii)                                   sales orders and other contracts and commitments for the future sale by ATS or the Acquired Subsidiaries of goods, materials, supplies, services or equipment (other than Government Contracts) providing for annual payments greater than $25,000;

(iv)                                  purchase orders and other contracts and commitments providing for annual payments greater than $25,000 for the future purchase of materials, supplies, services or equipment by ATS or any of the Acquired Subsidiaries in excess of the requirements for normal operating inventories or for business now booked;

(v)                                     agreements (other than shrink wrap licenses) relating to Intellectual Property Rights listed on Schedule 3.16(a) of the Disclosure Schedules;

(vi)                                  contracts, agreements, indentures, instruments or commitments by and between ATS or any of the Acquired Subsidiaries and Persons with whom ATS or any of the Acquired Subsidiaries is not dealing at arm’s length;

(vii)                               agreements listed on Schedule 3.9(a) of the Disclosure Schedules;

(viii)                            franchise, distribution, license or consignment contracts or agreements;

(ix)                                    sales, agency or advertising contracts, agreements, or commitments providing for annual payments greater than $25,000;

(x)                                       leases under which ATS or any Acquired Subsidiary is the lessor or lessee other than operating leases that require future payments by ATS or any Acquired Subsidiary of less than $25,000 per annum;

(xi)                                    management or service contracts or agreements, and contracts (other than agreements with Consultants and agreements with independent contractors and sub-contractors) and commitments providing for annual payments greater than $25,000;

(xii)                                 contracts or agreements with Consultants to the extent not otherwise disclosed on Schedule 3.26(e) of the Disclosure Schedules;

(xiii)                              agreements of any kind with any Affiliate of ATS or any of the Acquired Subsidiaries;

(xiv)                             agreements of any kind relating to the business of ATS or any of the Acquired Subsidiaries to which employees of ATS or any Acquired Subsidiary, or entities controlled by them, are parties; and

(xv)                                discount policies and practices, if any.

(b)                             Status of Scheduled Contracts. Except as otherwise disclosed on Schedule 3.17(b) of the Disclosure Schedules, as of the Effective Date, (x) each of the Scheduled

Contracts is in full force and effect; (y) a true and complete copy of each written Scheduled Contract (and all amendments thereto) and a true and accurate summary of all provisions of each oral Scheduled Contract has been delivered or made available to FSAC; and (z) there are no oral modifications or amendments to any of the Scheduled Contracts. In addition:

(i)                                         All of the Scheduled Contracts have been legally awarded and are binding on the parties thereto, and ATS or the applicable Acquired Subsidiary, as the case may be, is in material compliance with all terms and conditions in such Scheduled Contracts;

(ii)                                      Neither ATS nor any of the Acquired Subsidiaries has received any written notice of deficient performance or administrative deficiencies relating to any Scheduled Contract;

(iii)                                   Neither ATS nor any of the Acquired Subsidiaries has received any notice of any stop work orders, terminations, cure notices, show cause notices or notices of default or breach under any of the Scheduled Contracts, nor, to the Knowledge of ATS, has any such action been threatened or asserted;

(iv)                                  Each Scheduled Contract was entered into in the ordinary course of business and, based upon assumptions that ATS’ or the applicable Acquired Subsidiaries’ management believes to be reasonable and subject to such assumptions being fulfilled, should be capable of being performed in accordance with its terms and conditions without a loss. There is no Scheduled Contract for which the most recent estimated total costs of completing, including any unexercised options, as estimated in good faith by ATS or the applicable Acquired Subsidiaries, indicates that such Scheduled Contract will be completed at a loss;

(v)                                     There are no Scheduled Contracts for the provision of goods or services by ATS or any of the Acquired Subsidiaries that include a liquidated damages clause or unlimited liability by ATS or any of the Acquired Subsidiaries, or liability for consequential damages;

(vi)                                  There are no Scheduled Contracts for the provision of goods or services by ATS or any of the Acquired Subsidiaries that require ATS or the applicable Acquired Subsidiaries to post a surety, performance or other bond or to be an account party to a letter of credit or bank guarantee;

(vii)                               There are no written claims of any type, or requests for equitable adjustments outstanding or, to the Knowledge of ATS threatened under any Scheduled Contracts in process and no money presently due to ATS or to any Acquired Subsidiary on any Scheduled Contract has been withheld or set off or subject to attempts to withhold or setoff; and

(viii)                            No party to a Scheduled Contract has notified either ATS, or any of the Acquired Subsidiaries that ATS or any of the Acquired Subsidiaries has breached or violated any Law or any certification, representation, clause, provision or requirement of any Scheduled Contract.

(c)                              Proposals. Schedule 3.17(c) of the Disclosure Schedules sets forth a true and accurate summary of all bids, proposals, offers, or quotations (other than a “Bid” as defined in Section 3.18(a)) made by ATS or any of the Acquired Subsidiaries that were outstanding as of the date of this Agreement (collectively the “Proposals”), true and complete copies of which have been made available to FSAC. Schedule 3.17(c) of the Disclosure Schedules identifies each Proposal by the party to whom such bid, proposal, or quotation was made, the subject matter of such bid, proposal, or quotation and the proposed price. Except as set forth on Schedule 3.17(c) of the Disclosure Schedules, none of the Proposals requires ATS or the applicable Acquired Subsidiaries to post a surety, performance or other bond or to be an account party to a letter of credit or bank guarantee.

3.18                           Government Contracting.

(a)                                  Definitions. The following capitalized terms, when used in this Section 3.18, shall have the respective meanings set forth below:

(i)                                     “Active”, whether or not capitalized, when used to modify any Government Contract, Government Subcontract or Subcontract, means that final payment has not been made on such Government Contract, Government Subcontract or Subcontract, and when used to modify any Teaming Agreement, “active” means that such Teaming Agreement has not terminated or expired.

(ii)                                  “ATS Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order, task order, delivery order, consulting agreement or other written agreement issued by ATS or entered into between ATS and any Person in support of ATS’ performance of a Government Contract or Government Subcontract.

(iii)                               “Bid” means any bid, proposal, offer or quotation made by ATS or by a contractor team or joint venture, in which ATS is participating, that, if accepted, would result in the award of a Government Contract or a Government Subcontract.

(iv)                              “Government Contract” means any prime contract, multiple award schedule contract, basic ordering agreement, letter contract, and otherwise to include any purchase order, task order or delivery order issued thereunder or other written agreement between ATS and either the U.S. Government or a State Government.

(v)                                 “Government Subcontract” means any subcontract issued to ATS by any prime contractor to either the U.S. Government or a State Government or any subcontractor with respect to a Government Contract, including any basic ordering agreement, letter subcontract, and otherwise any purchase order, task order or delivery order, or other written agreement between ATS.

(vi)                              “State Government” means any state, territory or possession of the United States or any department or agency of any of the above with statewide jurisdiction and responsibility.

(vii)                           “Teaming Agreement” has the same meaning as the term, “Contractor team arrangement,” as defined in Federal Acquisition Regulation (“FAR”) 9.601.

(viii)                        “U.S. Government” means the United States Government or any department, agency or instrumentality thereof.

(b)                                 Government Contracts and Subcontracts. Schedule 3.18(b) of the Disclosure Schedules separately lists and identifies, in each case as of the Effective Date:

(i)                                     Each active Government Contract and Government Subcontract, identified by contract number, customer and date of award (true and complete copies of which, including all modifications and amendments thereto, have been provided to FSAC);

(ii)                                  Each active Government Contract and Government Subcontract that was negotiated (or modification thereto was negotiated) based on cost and pricing data that ATS certified as being current, complete and accurate pursuant to the Truth in Negotiations Act (10 U.S.C. § 2306a; 41 U.S.C. § 256b).

(c)                                  Bids. Schedule 3.18(c) of the Disclosure Schedules separately lists and identifies as of March 31, 2006 each outstanding Bid, identified by the Person to whom such Bid was made, the date submitted, the subject matter of such Bid, and, to the Knowledge of ATS, the anticipated award date and whether any such Bid is dependent, in whole or in part, on the “small business” or other status of ATS under Applicable Law (true and complete copies of which, including all modifications and amendments thereto, have been provided to or otherwise made available to FSAC).

(d)                                 Teaming Agreements. Schedule 3.18(d) of the Disclosure Schedules separately lists and identifies each active Teaming Agreement as of March 31, 2006 entered into since October 31, 2005 to which ATS is a party (true and complete copies of which, including all modifications and amendments thereto, have been provided to or otherwise made available FSAC).

(e)                                  ATS Subcontracts. Schedule 3.18(e) of the Disclosure Schedules separately lists and identifies each active ATS Subcontract as of the Effective Date (true and complete copies of which, including all modifications and amendments thereto, have been provided to or otherwise made available to FSAC).

(f)                                    Marketing Agreements. Schedule 3.18(f) of the Disclosure Schedules separately lists and identifies as of the Effective Date each sales representation, consulting and other agreement regarding marketing and selling ATS’ products and services to the U.S. Government, any State Government or any foreign government (or department, agency or instrumentality thereof), to which ATS is (or has been at any time since October 31, 2003) a party (true and complete copies of which, including all modifications and amendments thereto, have been provided to or otherwise made available to FSAC).

(g)                                 Status. Except as set forth on Schedule 3.18(g) of the Disclosure Schedules, as of the Effective Date:

(i)                                     To the Knowledge of ATS, each active Government Contract, Government Subcontract and ATS Subcontract is in full force and effect, has been legally awarded and is binding on ATS and the other party thereto.

(ii)                                  To the Knowledge of ATS, each active Teaming Agreement is in full force and effect and is binding on ATS and the other party thereto and no active Teaming Agreement is subject to any oral modifications or amendments.

(iii)                               ATS has substantially complied with all material terms and conditions of each active Government Contract, Government Subcontract, ATS Subcontract and Teaming Agreement, including all clauses, provisions and requirements incorporated therein expressly, by reference or by operation of Applicable Law.

(iv)                              All representations and certifications executed, acknowledged or set forth in or pertaining to any Bid submitted by ATS or to any Government Contract or Government Subcontract awarded to ATS, in each case since October 31, 2003, were current, accurate and complete in all material respects as of their respective effective dates, and ATS has complied in all material respects with all such representations and certifications.

(v)                                 Neither the U.S. Government, any State Government nor any prime contractor, subcontractor or other Person has notified ATS that ATS has breached or violated any Applicable Law or any certification or representation pertaining to any Bid, Government Contract or Government Subcontract.

(vi)                              To the Knowledge of ATS, no active Government Contract was awarded to ATS pursuant to the Small Business Innovative Research (“SBIR”) program or any set-aside program (small business, small disadvantaged business, 8(a), woman owned business, etc.) or as a result of ATS’ “small business” or other status under Applicable Law.

(vii)                           No Government Contract or Government Subcontract (or any modification thereto) with a contract value in excess of $100,000 and on which final payment was received after October 31, 2003 was negotiated by ATS based on certified cost and pricing data that was not current, complete and accurate at the time the certification was made as required by the Truth in Negotiations Act (10 U.S.C. § 2306a; 41 U.S.C. § 256b).

(viii)                        [Intentionally Omitted]

(ix)                                No active Government Contract or Government Subcontract or outstanding Bid includes a liquidated damages clause or any requirement to post a surety, performance or other bond or to be an account party to a letter of credit or bank guarantee.

(x)                                   The cost accounting practices that ATS is using (and has used since October 31, 2003) to estimate and record costs in connection with the submission of Bids and performance of Government Contracts and Government Subcontracts are (and have been) in substantial compliance with Applicable Law, including but not limited to, the FAR Cost Principles (48 C.F.R. Part 31) and Cost Accounting Standards (48 C.F.R. Chap. 99), and have been properly disclosed to the U.S. Government (if required to be disclosed by Applicable Law).

(xi)                                To the Knowledge of ATS, neither ATS, nor any of its directors, officers or employees is (or has been at any time since October 31, 2003) suspended or debarred from doing business with the U.S. Government or any State Government, or is (or has been at any time since November 1, 2003) deemed nonresponsible or ineligible for U.S. Government or State Government contracting; and to the Knowledge of ATS, there are no circumstances that would warrant in the future the institution of suspension or debarment proceedings, criminal or civil fraud or other criminal or civil proceedings or a determination of nonresponsibility or ineligibility against ATS or any of its directors, officers or employees.

(xii)                             Since October 31, 2003, no Government Contract or Government Subcontract has been terminated for convenience or default, no stop work order, cure notice, show cause notice or other notice threatening termination or alleging noncompliance with any material term has been issued to ATS with respect to any Government Contract or Government Subcontract, and to the Knowledge of ATS, no event, condition or omission has occurred or exists that would constitute grounds for any such action with respect to any active Government Contract or Government Subcontract.

(xiii)                          No money presently due to ATS on any active Government Contract or Government Subcontract has been, or to the Knowledge of ATS threatened or likely to be, withheld or set off or subject to attempts to withhold or setoff.

(xiv)                         ATS is not performing “at risk” under any anticipated Government Contract or Government Subcontract or any anticipated option exercise or modification thereof prior to award, option exercise or modification, or has made any expenditures or incurred costs or obligations in excess of any applicable limitation of government liability, limitation of cost, limitation of funds or other similar clause(s) limiting the U.S. Government’s liability on any active Government Contract or Government Subcontract.

(xv)                            ATS and its respective employees hold such security clearances as are required to perform Government Contracts and Government Subcontracts of the type performed prior to the date of this Agreement by ATS; to the Knowledge of ATS, there are no facts or circumstances that could reasonably be expected to result in the suspension or termination of such clearances or that could reasonably be expected to render ATS ineligible for such security clearances in the future; and ATS has complied in all respects with all security measures required by the Government Contracts, Government Subcontracts or Applicable Law.

(xvi)                         Each active Government Contract and Government Subcontract was entered into in the ordinary course of business and, based upon assumptions that ATS’ management believes to be reasonable and subject to such assumptions being fulfilled, should be capable of being performed in accordance with its terms and conditions without a loss. There is no active Government Contract or Government Subcontract, for which the most recent estimated total costs of completing, including any unexercised options, as estimated in good faith by ATS, indicates that such Government Contract or Government Subcontract will be completed at a loss.

(xvii)                      As estimated in good faith by ATS (and based upon assumptions that ATS’ management believes to be reasonable and subject to such assumptions being fulfilled),

each outstanding Bid can be performed in accordance with its terms and conditions without a loss.

(h)                                 Investigations.

(i)                                     To the Knowledge of ATS, neither ATS nor any of its directors, officers or employees or any of its agents or consultants is (or has been since October 31, 2003) under administrative, civil (including, but not limited to, claims made under the False Claims Act, 18 U.S.C.§ 287) or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement, act or omission arising under or relating to any Government Contract or Government Subcontract;

(ii)                                  ATS has not made a voluntary disclosure to the U.S. Government or any State Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Subcontract; and

(iii)                               There is no irregularity, misstatement, act or omission arising under or relating to any Government Contract or Government Subcontract that has led or could reasonably be expected to lead, either before or after the Closing Date, to any of the consequences set forth in (i)-(ii) above, or to any other damage, penalty assessment, recoupment of payment, or disallowance of cost.

(i)                                     Audits.

(i)                                  Schedule 3.18(i) of the Disclosure Schedules lists and identifies as of the Effective Date each audit report, including without limitation reports issued by the Defense Contract Audit Agency and any inspector general, and each notice of cost disallowance received by ATS since January 1, 2000 relating to any Bid, Government Contract or Government Subcontract (true and complete copies of which have been provided to FSAC).

(ii)                                  Since October 31, 2003, no cost in excess of $25,000 or group, type or class of cost in excess of $50,000 in the aggregate and which was incurred or invoiced by ATS on any active Government Contract or Government Subcontract has been disallowed or is otherwise the subject of a formal dispute (excluding requests for clarification or back-up documentation, or correction of good faith invoice errors).

(iii)                               ATS has not incurred any material costs on any active cost-reimbursable Government Contract or Government Subcontract that are not “allowable” costs pursuant to FAR § 31.201-2 (48 CFR § 31.201-2) and any other applicable law or regulation and that have not been properly recorded as such in ATS’ cost accounting books and records.

(iv)                           The reserves established by ATS with respect to possible adjustments to the indirect and direct costs incurred by ATS on any active Government Contract or Government Subcontract are reasonable and are adequate to cover any potential adjustments resulting from audits of any such Government Contract or Government Subcontract.

(j)                                     Financing Arrangements. Except as set forth on Schedule 3.18(j) of the Disclosure Schedules, there exist no financing arrangements (e.g., an assignment of moneys due or to become due) with respect to any active Government Contract or Government Subcontract.

(k)                                  Protests. No outstanding Bid or active Government Contract or Government Subcontract as of the Effective Date is subject to any protest to a procuring agency, the United States Government Accountability Office, the United States Small Business Administration or any other agency or court (whether ATS is the protestor, an interested party or neither), and to the Knowledge of ATS, no outstanding Bid or active Government Contract or Government Subcontract will become subject to such a protest.

(l)                                     Claims. Except as set forth on Schedule 3.18(l) of the Disclosure Schedules, as of the Effective Date:

(i)                                     ATS has no interest in any pending or potential claim or request for equitable adjustment against the U.S. Government, any State Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract, Government Subcontract, Bid or Teaming Agreement;

(ii)                                  There are no outstanding claims against ATS, either by the U.S. Government, any State Government or any prime contractor, subcontractor, vendor or other third party, arising out of or relating to any Government Contract, Government Subcontract, ATS Subcontract, Bid or Teaming Agreement, and to the Knowledge of ATS, there are no facts that might give rise to or result in such a claim; and

(iii)                               There exist no disputes between ATS and the U.S. Government, any State Government, or any prime contractor, subcontractor, vendor or other third party, arising out of or relating to any active Government Contract, Government Subcontract, ATS Subcontract or Teaming Agreement or outstanding Bid, and to the Knowledge of ATS, there are no facts that might give rise to or result in such a dispute.

(iv)          With respect to any active Government Contract or Government Subcontract which contains a cap on allowable costs, or fees, neither ATS, nor any of the Acquired Subsidiaries has submitted an invoice for, or received payment on an invoice containing costs in excess of the applicable cap other than invoices and payments on invoices where the applicable cap has been waived in writing by the applicable Governmental Authority for which a Governmental Authority could assert a claim for reimbursement.

(m)                               Multiple Award Schedules.

(i)                                     With respect to each active multiple award schedule Government Contract as of the Effective Date, ATS (1) provided to the U.S. Government all information required by the applicable solicitation or otherwise requested by the Government; (2) submitted information that was current, accurate, and complete within the meaning of applicable Law and regulation; and (3) made all required disclosures of any changes in ATS’ commercial pricelist(s), discounts or discounting policies prior to the completion of negotiations with the U.S. Government.

(ii)                                  With respect to each active multiple award schedule Government Contract as of the Effective Date, Schedule 3.18(m) of the Disclosure Schedules identifies the basis of award, customer (or category of customer(s) (“COC”)) and the Government’s price or discount relationship to the identified COC as agreed to by GSA and ATS at time of award of such multiple award schedule Government Contract.

(iii)                               ATS has complied with the notice and pricing requirements of the Price Reduction clause in each active multiple award schedule Government Contract, and, to the Knowledge of ATS, there are no facts or circumstances that could reasonably be expected to result in a demand by the U.S. Government for a refund based upon ATS’ failure to comply with the Price Reductions clause.

(iv)                              ATS has filed all reports related to and paid all industrial funding fees required to be paid by ATS under any active multiple award schedule Government Contract.

(v)                                 ATS has not received notice nor otherwise has reason to believe that any active orders issued to ATS pursuant to each active multiple award schedule Government Contract are outside the scope of such Government Contract.

(n)                                 Government Furnished Property. Schedule 3.18(n) of the Disclosure Schedules identifies as of the Effective Date all personal property, equipment and fixtures loaned, bailed or otherwise furnished to ATS by or on behalf of the U.S. Government for use in the performance of an active Government Contract or Government Subcontract (“Government-Furnished Property”) and the active Government Contracts or Government Subcontracts to which each item of Government-Furnished Property relates. To the Knowledge of ATS, ATS has complied in all material respects with all of its obligations relating to the Government-Furnished Property.

(o)                                 Former Government Employees. To the Knowledge of ATS, no former “Government Employee” (as that term is defined in 5 C.F.R. § 2617.102 (2006)) who currently is employed by ATS in a key management position is in violation of any applicable post-government employment conflict of interest restriction or other prohibition in any statute or regulation solely as a result of his or her employment in, or performance of the duties incident to, such position for ATS.

(p)                                 Ethics Policy. Attached hereto at Schedule 3.18(p) of the Disclosure Schedules is ATS’ Employee Policies and Procedures Manual regarding how its employees are required to conduct themselves and perform work including work under Government Contracts and Government Subcontracts. Each of ATS’ employees has been provided a copy of that manual and instructed to comply with it. To the Knowledge of ATS, each of its employees has conducted himself or herself in accordance with that policy.

(q)                                 Timekeeping. ATS’ Employee Policies and Procedures Manual includes ATS’ policies regarding how its employees are to record their time and complete their time cards at C 206.4. To the best of the Knowledge of ATS, each of its employees has recorded his or her time and completed his or her time cards in accordance with C 206.4.

3.19                           Clients.

Neither ATS nor any of the Acquired Subsidiaries has received any notice that any supplier, producer, consumer, financial institution or other party to any Scheduled Contract (and to the Knowledge of ATS there is no supplier, producer, consumer, financial institution or other party to any Scheduled Contract that) will not do business with ATS or any of the Acquired Subsidiaries on substantially the same terms and conditions subsequent to the Closing Date as before such date.

3.20                           Backlog.

For informational purposes only, Schedule 3.20 of the Disclosure Schedules sets forth the following information for each “active” (as defined in Section 3.18) Government Contract and Government Subcontract of the Companies as of March 31, 2006 which information, to the Knowledge of ATS, is true and correct in all material respects:

(a)                                     the ATS Deltek tracking number;

(b)                                    the name of the Governmental Authority or Government Contractor which has awarded the Government Contract or Government Subcontract;

(c)                                     an identification of the funding type (i.e., firm- fixed-price, time and materials, or cost-reimbursement);

(d)                                    the award date;

(e)                                     the scheduled contract expiration date (assuming all options are exercised);

(f)                                       the ceiling amount as awarded or as modified;

(g)                                    the funded amount; and

(h)                                    work billed.

FSAC acknowledges that with respect to any Government Contract or Government Subcontractor listed in Schedule 3.20 of the Disclosure Schedules, the Governmental Authority or Government Contractor which awarded such contract may, at any time, modify or terminate such contract.

3.21                           Compliance with Laws.

ATS and each of the Acquired Subsidiaries has been and is in compliance with each Law that is or was applicable to it or the conduct or operation of its business or the ownership or use of any of its assets, except where any such failure to be in compliance with such Law would not reasonably be expected to have a material adverse effect on ATS or any of the Acquired Subsidiaries. No event has occurred or circumstance exists that (with or without notice or lapse of time) (a) would constitute or result in a material violation by ATS or any of the Acquired Subsidiaries of (or failure on the part of ATS or any of the Acquired Subsidiaries to comply in all material respects with) any such applicable Law, or (b) would give rise to any obligation on the part of ATS or any of the Acquired Subsidiaries to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature under any such applicable Law. Neither ATS nor any of the Acquired Subsidiaries has received, at any time during the past three years, any notice or other communication (whether oral or written) from any Governmental Authority regarding (a) any actual, alleged, or potential violation of, or failure to comply with, any such applicable Law, or (b) any actual, alleged, or potential obligation on the part of ATS or any of the Acquired Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature under any such applicable Law.

3.22                           Environmental Matters.

ATS and each of the Acquired Subsidiaries has complied in all material respects with, and is in material compliance with, all applicable Environmental Laws and has no Environmental Liabilities.

3.23                           Licenses and Permits.

(a)                              ATS and each of the Acquired Subsidiaries has all licenses, permits and other authorizations from Governmental Authorities necessary for the conduct of their respective business as conducted in the normal course of business prior to and as of the date hereof (collectively “Permits”), except for where the failure to obtain such Permits would not have a material adverse effect on them. Schedule 3.23(a) of the Disclosure Schedules sets forth a list of all Permits held by ATS and each of the Acquired Subsidiaries.

(b)                             Except as set forth on Schedule 3.23(a) of the Disclosure Schedules, (i) each of the Permits is in full force and effect, (ii) ATS and each of the Acquired Subsidiaries is in full compliance with the terms, provisions and conditions thereof, (iii) there are no outstanding violations, notices of noncompliance, judgments, consent decrees, orders or judicial or administrative actions, investigations or proceedings adversely affecting any of said Permits, and (iv) no condition (including, without limitation, this Agreement and the Contemplated Transactions) exists and no event has occurred that (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation of any of said Permits other than by expiration of the term set forth therein, except in each case where such a suspension or revocation would not reasonably be expected to have a material adverse effect on ATS or any of the Acquired Subsidiaries.

3.24                           Absence of Certain Business Practices.

None of ATS or the Acquired Subsidiaries, any officer, employee or agent of ATS or the Acquired Subsidiaries, or any other Person acting on their behalf has, directly or indirectly, since the formation of ATS and the Acquired Subsidiaries, given, offered, solicited or agreed to give, offer or solicit any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment, regardless of form and whether in money, property or services, to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder

ATS or any of the Acquired Subsidiaries in connection with the design, development, manufacture, distribution, marketing, use, sale, acceptance, maintenance or repair of their respective products and services (or assist ATS or any of the Acquired Subsidiaries in connection with any actual or proposed transaction relating to the products and services of ATS or any of the Acquired Subsidiaries) (a) that subjected or might have subjected ATS or any of the Acquired Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) that, if not given in the past, might have had a material adverse effect on the business of ATS or any of the Acquired Subsidiaries as it relates to the products and services of ATS or any of the Acquired Subsidiaries, (c) that, if not continued in the future, might have a material adverse effect on ATS or any of the Acquired Subsidiaries, or subject ATS or any of the Acquired Subsidiaries to suit or penalty in any private or governmental litigation or proceeding, (d) for any purposes described in Section 162(c) of the Code, or (e) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

3.25                           Litigation.

(a)                              Except as set forth on Schedule 3.25(a) of the Disclosure Schedules, there are no:

(i)                                     actions, suits, claims, trials, written demands, investigations, arbitrations, or other proceedings (whether or not purportedly on behalf of the businesses of ATS or any of the Acquired Subsidiaries, but in all events including actions, suits, claims, trials, written demands, arbitrations, proceedings and actions relating to indemnification by ATS of any one or more of its officers or directors under the indemnification provisions of ATS’ Articles of Incorporation or otherwise (collectively, the “D & O Indemnification Claims”) pending or, to the Knowledge of ATS, threatened against or with respect to ATS or any of the Acquired Subsidiaries, or their respective properties or businesses;

(ii)                                  outstanding judgments, orders, decrees, writs, injunctions, decisions, rulings or awards against or with respect to ATS or any of the Acquired Subsidiaries, or their respective properties or businesses; or

(iii)                               grounds or basis for any D & O Indemnification Claims.

(b)                             Neither ATS nor any of the Acquired Subsidiaries (nor the businesses of any of them) are in default with respect to any judgment, order, writ, injunction, decision, ruling, decree or award of any Governmental Authority. To the Knowledge of ATS, except as set forth on Schedule 3.25(b) of the Disclosure Schedules, there is no reasonable basis for a claim against ATS or any of the Acquired Subsidiaries relating to defective design, material, or performance.

(c)                              Except as otherwise described on Schedule 3.25(c)A of the Disclosure Schedules (which description shall include a description in reasonable detail of any such obligation for which the indemnitee has given notice of a claim or in connection with which, to the Knowledge of ATS, there exists any facts that would reasonably cause it to believe an indemnification claim will be made), none of the Companies has any indemnification obligations other than indemnification obligations made in the ordinary course of the

Companies’ respective businesses (which obligations include, but are not limited to those indemnification obligations described on Schedule 3.25(c)B of the Disclosure Schedules.

3.26                           Personnel Matters.

(a)                              True, accurate, and complete lists of all of the directors, officers, and employees of ATS and each of the Acquired Subsidiaries, as of March 17, 2006 (collectively, “Personnel”) and their positions are included on Schedule 3.26(a) of the Disclosure Schedules. True and complete information concerning the respective salaries, wages, and other compensation paid by ATS, or the applicable Acquired Subsidiary, as the case may be, during 2004 and 2005 as well as dates of employment, and date and amount of last salary increase, of such Personnel has been provided previously to FSAC.

(b)                             All bonuses and other compensation owed by the Companies to their respective employees and consultants for periods prior to October 31, 2005, have been paid in full and all compensation owed and due by the Companies to their respective employees and consultants for periods after October 31, 2005 is paid and current (other than bonuses and “Change in Control Payments” (hereinafter defined)). A bonus pool (the “Bonus Pool”) for fiscal year 2006 has been established (which is shown and accrued on the Interim Financials) from which bonuses are to be paid to certain employees of ATS if and when such bonuses are determined by ATS’ management at the end of the ATS’ 2006 fiscal year. The Companies have entered into Change in Control Retention Agreements and Change in Control Bonus Agreements (collectively the “Change in Control Agreements”) with certain employees and consultants as shown on Schedule 3.26(b) of the Disclosure Schedules, under the terms of which payments (as shown on Schedule 3.26(b)) are due upon the consummation of the Contemplated Transactions (the “Change in Control Payments”). Certain employees of the Acquired Subsidiaries are entitled to bonuses under the Appix bonus plan as described on Schedule 3.26(b) of the Disclosure Schedules and payments under the Appix Phantom Stock Plan as described on Schedule 3.10(b) of the Disclosure Schedules. The Estimated Closing Balance Sheet shall accurately reflect the reserves for the Bonus Pool.

(c)                              There are no disputes, grievances, or disciplinary actions pending, or, to the Knowledge of ATS, threatened, by or between ATS or any of the Acquired Subsidiaries and any Personnel.

(d)                             All personnel policies and manuals of ATS and the Acquired Subsidiaries are listed on Schedule 3.26(d) of the Disclosure Schedules, and true, accurate, and complete copies of all such written personnel policies and manuals have been provided to FSAC.

(e)                              Except for the Employee Bonuses or as otherwise listed on Schedule 3.26(e) of the Disclosure Schedules, neither ATS nor any of the Acquired Subsidiaries is a party to any:

(i)                                         management, employment, consulting, or other agreement with any Personnel or other person providing for employment or payments over a period of time or for termination or severance benefits, whether or not conditioned upon a change in control of ATS or any of the Acquired Subsidiaries;

(ii)                                      bonus, incentive, deferred compensation, severance pay, profit-sharing, stock purchase, stock option, benefit, or similar plan, agreement, or arrangement, whether written or unwritten;

(iii)                                   collective bargaining agreement or other agreement with any labor union or other Personnel organization (and no such agreement is currently being requested by, or is under discussion by management with, any Personnel or others); or

(iv)                                  other employment contracts, non-competition agreement, or other compensation agreement or arrangement affecting or relating to Personnel or former Personnel of ATS or any of the Acquired Subsidiaries, whether written or unwritten.

(f)                                To the Knowledge of ATS and except as otherwise disclosed on Schedule 3.26(f) of the Disclosure Schedules, there do not exist any facts that would give reasonable cause to believe that there will occur a discontinuation after the Closing Date of any currently existing employment situation of any executive and managerial Personnel with respect to either ATS or any of the Acquired Subsidiaries on the currently existing terms.

(g)                             No officer, director, agent or employee of, or Consultant to, ATS or any of the Acquired Subsidiaries is bound by any contract or agreement that purports to limit the ability of such officer, director, agent, employee, or Consultant to (i) engage in or continue in any conduct, activity, or practice relating to the business of ATS or any of the Acquired Subsidiaries or (ii) assign to ATS or the appropriate Acquired Subsidiary or to any other Person any rights to any Intellectual Property or any Intellectual Property Right.

(h)                             Except as set forth on Schedule 3.26(h) of the Disclosure Schedules, no leased employee, as defined in Code Section 414(n), or independent contractor performs service for ATS or any Acquired Subsidiary.

3.27                           Labor Matters.

(a)                              Neither ATS nor any of the Acquired Subsidiaries is obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision.

(b)                             Neither ATS nor any of the Acquired Subsidiaries is a party or subject to any pending or, to the Knowledge of ATS, threatened labor or civil rights dispute, controversy or grievance or any unfair labor practice proceeding with respect to claims of, or obligations of, any employee or group of employees. Neither ATS nor any of the Acquired Subsidiaries has received any notice that any labor representation request is pending or is threatened with respect to any employees of ATS or any of the Acquired Subsidiaries.

(c)                              ATS and each of the Acquired Subsidiaries is in compliance in all material respects with all applicable Laws and affirmative action programs respecting employment and employment practices, terms and conditions of employment and wages and hours, including but not limited to Executive Order 11246, as amended, the Workers’ Adjustment Retraining

Notification Act and the Service Contract Act. This Section 3.27 does not extend to “ERISA” as defined in Section 3.28.

(d)                             No present or former employee of ATS or any of the Acquired Subsidiaries has made, or, to the Knowledge of ATS, threatened, any claim against ATS or any of the Acquired Subsidiaries (whether under Federal or state law, pursuant to any employment agreement, or otherwise) on account of, or for: (i) overtime pay, other than for the current payroll period; (ii) wages or salary (excluding bonuses and amounts accruing under any pension or profit-sharing plan, including but not limited to any Pension Plan or Welfare Plan (as such terms are defined in Section 3.28)) for a period other than the current payroll period; (iii) vacation, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the current or past fiscal year or accrued on the most recent balance sheet for ATS and the Acquired Subsidiaries, or (iv) payment under any applicable workers’ compensation law.

3.28                           ERISA.

(a)                              Capitalized terms used in this Section 3.28 that are not otherwise defined in this Agreement shall have the meanings set forth below:

(i)                                         “Benefit Arrangement” means any compensation or employment program (other than a Pension Plan or Welfare Plan), including but not limited to, any fringe benefit, incentive compensation, bonus, severance, deferred compensation and supplemental executive compensation plan that ATS or any ERISA Affiliate maintains or to which ATS or any ERISA Affiliate contributes or has any obligation to contribute, or with respect to which ATS or any ERISA Affiliate has any liability.

(ii)                                      “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

(iii)                                   “ERISA Affiliate” means a corporation that is a member of a controlled group of corporations with ATS within the meaning of Code Section 414(b), a trade or business that is under common control with ATS within the meaning of Code Section 414(c), or a member of an affiliated service group with ATS within the meaning of Code Sections 414(m) or (o), including any such Entity that was an ERISA Affiliate at any time.

(iv)                                  “Pension Plan” means any employee pension benefit plan (as defined in ERISA Section 3(2)) ATS or an ERISA Affiliate maintains or to which ATS or an ERISA Affiliate contributes or has any obligation to contribute, or with respect to which ATS or an ERISA Affiliate has any liability.

(v)                                     “Plan” means any Pension Plan, any Welfare Plan, and any Benefit Arrangement.

(vi)                                  “Welfare Plan” means any employee welfare benefit plan (as defined in ERISA Section 3(1)) that ATS or an ERISA Affiliate maintains or to which ATS or an

ERISA Affiliate contributes or has any obligation to contribute, or with respect to which ATS or an ERISA Affiliate has any liability.

(b)                             Schedule 3.28(b) of the Disclosure Schedules sets forth a list of: (i) each Pension Plan; (ii) each Welfare Plan; and (iii) each Benefit Arrangement.

(c)                              ATS and the Acquired Subsidiaries have delivered to FSAC true, accurate and complete copies of (i) the documents comprising each Plan (or, with respect to any Plan that is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters that relate to the obligations of ATS or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the PBGC or any other Governmental Authority that pertain to each Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Governmental Authority with respect to the Plans during the most recent three years; and (v) all summary plan descriptions, summaries of material modifications, and employee handbooks regarding the Plans.

(d)                             Neither ATS nor any ERISA Affiliate has, at any time within six (6) years prior to the Effective Date, sponsored, maintained or contributed to a Pension Plan subject to Title IV of ERISA, a multiemployer plan (as defined in ERISA Section 3(37)), or a voluntary employees’ beneficiary association, as defined in Code Section 501(c)(9) (a “VEBA”).

(e)                              Full payment has been made of all amounts that are required under the terms of each Plan to be paid as contributions with respect to all periods prior to the Effective Date and any such amounts that are not required to be so paid under any Welfare Plan, including any vacation pay plan, have been accrued on the Financial Statements.

(f)                                No prohibited transaction within the meaning of ERISA Section 406 or Code Section 4975 has occurred with respect to any Pension Plan as of the date of this Agreement, other than a transaction to which a statutory or administrative exemption has been granted.

(g)                             The form of each Pension Plan and Welfare Plan is in compliance in all material respects with the applicable terms of ERISA, the Code, and any other applicable laws, including, but not limited to, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Uruguay Round Agreements Act, the Small Business Job Protection Act of 1996, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, the Community Renewal Tax Relief Act of 2000, and the Economic Growth and Tax Relief Reconciliation Act of 2001, and except as set forth on Schedule 3.28(g) of the Disclosure Schedules, such plans have been operated in compliance in all material respects with such laws and the written Plan documents. Neither ATS nor any of the Acquired Subsidiaries, nor, to the Knowledge of ATS, any fiduciary of a Pension Plan has violated the requirements of Section 404 of ERISA. Except as set forth on Schedule 3.28(g) of the Disclosure Schedules, all required reports and descriptions of the Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and

Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Authority and distributed as required, and all notices required by ERISA or the Code or any other Laws with respect to the Pension Plans and Welfare Plans have been appropriately given.

(h)                             Each Pension Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and to the Knowledge of ATS there are no circumstances that will or could reasonably be expected to result in revocation of any such favorable determination letter. Each trust created under any Pension Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of ATS, there is no circumstance that will or could reasonably be expected to result in a revocation of such exemption.

(i)                                 No charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand with respect to a Plan or to the administration or the investment of the assets of any Plan that ATS or any ERISA Affiliate maintains or has maintained, or to which ATS or any ERISA Affiliate contributes or has contributed, for the benefit of any current or former employee (other than routine claims for benefits) is pending or, to the Knowledge of ATS, threatened that could reasonably be expected to result in a material liability to ATS or any ERISA Affiliate or to such Plan or a fiduciary of such Plan.

(j)                                 Except as required by the Code or as otherwise set forth on Schedule 3.28(j) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount of compensation due to any director, employee, officer, former employee or former officer of ATS or an ERISA Affiliate.

(k)                              No written or oral representations have been made to any employee, former employee, or director of ATS or any ERISA Affiliate at any time promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time (except to the extent of coverage required under COBRA or other applicable Law).

(l)                                 All nonqualified deferred compensation plans maintained by ATS or any of the Acquired Subsidiaries, to the extent such plans are maintained for the benefit of individuals that are subject to United States Taxes, satisfy the requirements of Section 409A of the Code.

(m)                           Schedule 3.28(m) of the Disclosure Schedules identifies (i) all Welfare Plans that ATS or the Acquired Subsidiaries self insure (each a “Self Insured Plan” and collectively the “Self Insured Plans”); (ii) the administrator of each of the Self Insured Plans, (iii) the limits for each of the Self Insured Plans and (iv) the plan year for each of the Self Insured Plans.

(i)                                         Each of the Self Insured Plans has been maintained in compliance, in all material respects, with its terms.

(ii)                                      There are no actions, suits, or claims (other than routine claims for benefits in the ordinary course) pending or, to the Knowledge of ATS, threatened, and to the Knowledge of ATS, there are no facts that reasonably could be expected to give rise to any such claims.

(iii)                                   To the Knowledge of ATS, there are no benefit claims that either individually or in the aggregate are significantly greater than what ATS and the Acquired Subsidiaries generally experienced in the past.

(n)                             No act or omission has occurred, with respect to any Plan that would result in any penalty, tax or liability of any kind imposed upon ATS under applicable Law, and to the Knowledge of ATS, no condition exists that reasonably could be expected to give rise to any such penalty, tax or liability.

3.29                           Tax Matters.

Except as set forth Schedule 3.29 of the Disclosure Schedules:

(a)                              ATS is not the successor by merger or consolidation to any other entity;

(b)                             ATS and the Acquired Subsidiaries, and every member of an affiliated group (as defined in Section 1504 of the Code) (and any comparable group for state, local or foreign Tax purposes) that has included ATS or any of the Acquired Subsidiaries (for taxable periods in which ATS or any of the Acquired Subsidiaries was included in such group) (each such corporation, including ATS and each of the Acquired Subsidiaries, a “Taxpayer,” and collectively, the “Taxpayers”), have timely filed all Tax Returns required to have been filed by them, and have paid all Taxes shown to be due on those Tax Returns that were required to have been paid by them on or prior to the date hereof. Each of the Tax Returns filed with respect to the Taxpayers are true, correct and complete in all material respects;

(c)                              None of such Tax Returns contains a disclosure statement with respect to ATS or any of the Acquired Subsidiaries under Section 6662 of the Code (or any predecessor statute) or any similar provision of state, local or foreign law;

(d)                             No Taxpayer has received notice that the IRS or any other Taxing Authority has asserted against a Taxpayer any deficiency or claim for Taxes, and no issue has been raised by any Taxing Authority in any audit that would result in a proposed deficiency of any Taxpayer for any period not so examined. No claim has ever been made by a Taxing Authority with which any Taxpayer does not file Tax Returns that such Taxpayer is or may be subject to taxation by that Taxing Authority, nor, to the Knowledge of ATS, is there any factual basis or legal basis for such claim;

(e)                              All Tax deficiencies asserted or assessed against the Taxpayers have been paid or finally settled with no remaining amounts owed;

(f)                                There is no pending or, to the Knowledge of ATS, threatened action, audit, proceeding, or investigation with respect to the Taxpayers involving:  (i) the assessment or collection of Taxes, or (ii) a claim for refund made by a Taxpayer with respect to Taxes previously paid;

(g)                             All amounts that are required to be collected or withheld by a Taxpayer, have been duly collected or withheld, and all such amounts that are required to be remitted to any Taxing Authority have been duly remitted;

(h)                             Neither ATS nor any of the Acquired Subsidiaries (i) has been included in an affiliated group (as defined in Section 1504 of the Code) with a Person other than ATS or an Acquired Subsidiary and (ii) has any liability for the Taxes of any Person (other than members of ATS’ affiliated group as defined in Section 1504 of the Code) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(i)                                 There are no outstanding waivers of any statute of limitations with respect to the assessment of any Tax;

(j)                                 Accruals or reserves for current taxes and deferred tax liabilities as stated in the Audited Financial Statements, and the Interim Financial Statements are all in accordance with GAAP and fairly reflect current and deferred liabilities for Taxes as of their respective dates;

(k)                              Except for Liens for Taxes not yet due and payable, there are no Liens for Taxes due and payable upon the assets of any Taxpayer;

(l)                                 No Taxpayer has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code;

(m)                           None of the Taxpayers has made nor become obligated to make, nor will any of the Taxpayers, as a result of any event connected with any transaction contemplated herein and/or any termination of employment related to such transaction, make or become obligated to make, any “excess parachute payment,” as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof);

(n)                             There are no outstanding balances of deferred gain or loss accounts related to deferred intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or predecessor regulations) or excess loss accounts described in Treasury Regulation Sections 1.1502-32 or 1.1502-19 (or predecessor regulations) or similar items, among any of the Taxpayers that will be recognized or otherwise taken into account as a result of the Contemplated Transactions;

(o)                             There are no outstanding requests for extensions of time within which to file returns and reports in respect of any Taxes owed by any Taxpayers;

(p)                             There are no elections, consents, or agreements as to Taxes in effect with respect to ATS or any of the Acquired Subsidiaries that will remain in effect following the Closing Date and that have had a material effect on the taxable income of ATS or any of the Acquired Subsidiaries prior to the Closing Date;

(q)                             Neither ATS nor any of the Acquired Subsidiaries is a party to any tax-sharing agreement, or similar arrangement (whether express or implied), including any terminated agreement as to which it could have any continuing liabilities;

(r)                                No Taxpayer has applied for a ruling relating to Taxes from any Taxing Authority or entered into any closing agreement with any Taxing Authority;

(s)                              None of the assets of ATS or any of the Acquired Subsidiaries is or will be required to be treated as (i) owned by another person pursuant to the safe harbor leasing provisions of the Code or (ii) property subject to Section 168(f) or (g) of the Code;

(t)                                Neither ATS nor any of the Acquired Subsidiaries is or has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code;

(u)                             ATS has delivered to FSAC correct and complete copies of Federal income Tax Returns and has made available to FSAC state income Tax Returns filed on behalf of ATS and the Acquired Subsidiaries for the three previous taxable years;

(v)                             No Person has been treated as an independent contractor of ATS or any of the Acquired Subsidiaries for Tax purposes who should have been treated as an employee for such purposes;

(w)                           Neither ATS nor any of the Acquired Subsidiaries is or has been an “S” corporation within the meaning of Section 1361 of the Code;

(x)                               None of the Capital Stock of ATS or of the Acquired Subsidiaries is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code;

(y)                             The Contemplated Transactions, either by themselves or in conjunction with any other transaction that any of the Taxpayers may have entered into or agreed to, will not give rise to any federal income tax liability under Section 355(e) of the Code for which any of the Taxpayers may in any way be held liable;

(z)                               None of the Taxpayers is a party to any “Gain Recognition Agreements” as such term is used in the Treasury Regulations promulgated under Section 367 of the Code;

(aa)                        There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which any of the Taxpayers is a party and that could be treated as a partnership for federal income tax purposes;

(bb)                      None of the Taxpayers has, nor has any of them ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has any of them otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country; and

(cc)                        Neither ATS, nor any Acquired Subsidiary has agreed, nor is required, to make any adjustment under Section 481 of the Code by reason of a change in accounting method, or otherwise, that will affect the liability of ATS or any Acquired Subsidiary for Taxes for any taxable period after the Closing Date.

3.30                           Insurance.

(a)                              ATS and the Acquired Subsidiaries maintain the types of insurance shown on Schedule 3.30(a) of the Disclosure Schedules. A list of all claims as of the Effective Date against such insurance since January 1, 2001 that individually exceed $5,000 in amount and the outcomes or status of such claims is set forth on Schedule 3.30 of the Disclosure Schedules.

(b)                             ATS maintains life insurance on those persons in the amounts as indicated on Schedule 3.30(b) of the Disclosure Schedules. With respect to each of the foregoing life insurance policies (i) ATS is the designated beneficiary and (ii) all premiums are current as of the date hereof and there are no premiums due and unpaid as of the date hereof.

3.31                           Bank Accounts.

Schedule 3.31 of the Disclosure Schedules sets forth (i) the name of each Person with whom ATS or any Acquired Subsidiary maintains an account or safety deposit box, (ii) the address where each such account or safety deposit box is maintained, and (iii) the names of all Persons authorized to draw thereon or to have access thereto.

3.32                           Powers of Attorney.

(a)                              Neither ATS, nor any of the Acquired Subsidiaries has given any irrevocable power of attorney (other than pursuant to Section 2.5 hereof or other than such powers of attorney given in the ordinary course of business with respect to routine matters or as may be necessary or desirable in connection with the consummation of the Contemplated Transactions) to any Person for any purpose whatsoever with respect to ATS or any of the Acquired Subsidiaries.

(b)                             Each of the Shareholders severally and not jointly represents and warrants to FSAC that such Shareholder has not given any irrevocable power of attorney (other than pursuant to Section 2.5 hereof or other than such powers of attorney given in the ordinary course of business with respect to routine matters or as may be necessary or desirable in connection with the consummation of the Contemplated Transactions) to any Person for any purpose whatsoever with respect to ATS or any of the Acquired Subsidiaries.

3.33                           No Broker.

(a)                              Except for Stifel, which was retained by ATS under a fee agreement dated July 7, 2005 (the “Stifel Agreement”), neither the Shareholders, ATS, nor any of the Acquired Subsidiaries (or any of their respective directors, officers, employees or agents) has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

(b)                             Each of the Shareholders severally and not jointly represents and warrants to FSAC that such Shareholder has not employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

3.34                           Security Clearances.

To the Knowledge of ATS, ATS and each of the Acquired Subsidiaries have the proper procedures to conduct business of a classified nature up to the level of their current clearances. The levels and locations of facility clearances are set forth on Schedule 3.34 of the Disclosure Schedules. Schedule 3.34 of the Disclosure Schedules identifies as of the Effective Date any employees whose security clearance, to the Knowledge of ATS, has been lost or downgraded in the last twenty-four (24) months. ATS and each of the Acquired Subsidiaries is in compliance in all material respects with applicable agency security requirements, as appropriate, and has in place proper procedures, practices and records to maintain security clearances necessary to perform their current contracts.

3.35                           No Unusual Transactions.

Except as expressly contemplated by this Agreement, or as set forth in Schedule 3.35 of the Disclosure Schedules, since October 31, 2005, ATS and each of the Acquired Subsidiaries has conducted its business in the ordinary course and in a manner consistent with past practice and, without limiting the generality of the foregoing, neither ATS, nor any of the Acquired Subsidiaries has:

(a)                              incurred or discharged any secured or any unsecured liability or obligation (whether accrued, absolute or contingent) other than liabilities and obligations disclosed in the October 2005 Balance Sheet or the Estimated Closing Balance Sheet and liabilities and obligations incurred since October 31, 2005 in the ordinary course of business and in a manner consistent with past practices;

(b)                             waived or cancelled any claim, account receivable or trade account involving amounts in excess of $50,000 in the aggregate;

(c)                              made any capital expenditures in excess of $50,000 in the aggregate;

(d)                             sold or otherwise disposed of or lost any capital asset or used any of its assets other than, in each case, for proper corporate purposes and in the ordinary course of business and in a manner consistent with past practices;

(e)                              issued any options to purchase any shares of its Capital Stock, or sold or otherwise disposed of any shares of its Capital Stock or any warrants, rights, bonds, debentures, notes or other corporate security;

(f)                                entered into any transaction, contract, agreement, indenture, instrument or commitment involving amounts in excess of $25,000 in the aggregate other than in the ordinary course of business and in a manner consistent with past practices or in connection with the Contemplated Transactions;

(g)                             suffered any extraordinary losses whether or not covered by insurance;

(h)                             modified its charter, bylaws or capital structure;

(i)                                 reserved, declared, made or paid any dividend or redeemed, retired, repurchased, purchased, or otherwise acquired shares of its Capital Stock, options to purchase such stock, or any of its other corporate securities;

(j)                                 suffered any material shortage or any material cessation or interruption of inventory shipments, supplies or ordinary services;

(k)                              entered into an employment agreement or made (i) (A) any increase in the rate or change in the form of compensation or remuneration payable to or to become payable to any of its directors or officers, or (B) any increase in the rate or change in the form of compensation or remuneration payable to or to become payable to any of its employees, licensors, licensees, franchisors, franchisees, distributors, agents, or suppliers, other than such increases or changes in the ordinary course of business and consistent with past practices, or (ii) any bonus or other incentive payments or arrangements with any of its, directors, officers, employees, licensors, licensees, franchisors, franchisees, distributors, agents, suppliers, or customers;

(l)                                 removed any director or terminated any officer except those directors and officers who will resign in accordance with Section 7.8;

(m)                           entered into, terminated, cancelled, amended or modified any material contract, other than in the ordinary course of business or in connection with the Contemplated Transactions;

(n)                             made any change in its accounting policies, practices and calculations as utilized in the preparation of the October 2005 Financial Statements;

(o)                             voluntarily permitted any Person to subject the Shares or the properties of ATS to any additional Lien;

(p)                             (i) made any loan or advance to, or (ii) assumed, guaranteed, endorsed or otherwise become liable with respect to the liabilities or obligations of, any Person;

(q)                             purchased or otherwise acquired any corporate security or other equity interest in any Person;

(r)                                changed its pricing, credit, or payment policies;

(s)                              incurred any Indebtedness other than to trade creditors and financial institutions in the ordinary course of business and in a manner consistent with past practices;

(t)                                except as otherwise required by Law, entered into, amended, modified, varied, altered, or otherwise changed any of the Plans;

(u)                             changed its banking arrangements and signatories or granted any powers of attorney;

(v)                             purchased, sold, leased, or otherwise disposed of any of its properties or any right, title or interest therein other than in the ordinary course of business;

(w)                           failed to maintain its books in a manner that fairly and accurately reflects its income, expenses and liabilities in accordance with applicable accounting standards, including, without limitation, GAAP, and using accounting policies, practices and calculations applied on a basis consistent with past periods and throughout the periods involved;

(x)                               failed to maintain in full force and effect insurance policies on all of its properties providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under its policies of insurance in effect on October 31, 2005;

(y)                             failed to perform duly and punctually in all material respects all of its contractual obligations in accordance with the terms thereof, except where the failure to do so would not have a material adverse effect on ATS;

(z)                               failed to maintain and keep its properties in good condition and working order, except for ordinary wear and tear;

(aa)                        materially modified or changed its business organization or materially and adversely modified or changed its relationship with its suppliers, customers and others having business relations with it; or

(bb)                      authorized, agreed or otherwise committed to any of the foregoing.

3.36                           Full Disclosure.

No representation or warranty in this ARTICLE III or in the related Schedules in the Disclosure Schedules, and no statement in the certificate contemplated by Section 7.1, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made.

ARTICLE IV
Representations and Warranties of FSAC

FSAC represents and warrants to ATS and the Shareholders:

4.1                                 Organization and Power.

(a)                                  FSAC is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions.

(b)                                 FSAC has all requisite corporate power to own or lease and operate its properties.

4.2                                 Authorization and Enforceability.

FSAC’s Board of Directors has duly authorized and approved the execution and delivery of this Agreement and, subject to the approval of FSAC’s stockholders, the execution and delivery of the other Transaction Documents and the consummation of the Contemplated Transactions. As of the Closing Date (a) FSAC will have duly authorized the execution and delivery of and the performance of its obligations under the Transaction Documents and (b) the Transaction Documents will constitute the legal, valid and binding obligation of FSAC and shall be enforceable against FSAC in accordance with its and their terms, respectively, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3                                 No Violation.

None of the execution, delivery or performance of this Agreement or any of the other Transaction Documents by FSAC and the consummation of the Contemplated Transactions will:

(a)                              conflict with or violate any provision of the certificate of incorporation, any bylaw or any corporate charter or document of FSAC;

(b)                             result in the creation of, or require the creation of, any Lien upon any (i) shares of shares of stock of FSAC or (ii) property of FSAC;

(c)                              result in (i) the termination, cancellation, modification, amendment, violation, or renegotiation of any contract, agreement, indenture, instrument, or commitment pertaining to the business of FSAC, or (ii) the acceleration or forfeiture of any term of payment;

(d)                             give any Person the right to (i) terminate, cancel, modify, amend, vary, or renegotiate any contract, agreement, indenture, instrument, or commitment pertaining to the business of FSAC, or (ii) to accelerate or forfeit any term of payment; or

(e)                              violate any Law applicable to FSAC or by which its properties are bound or affected.

4.4                                 Consents.

None of the execution, delivery or performance of this Agreement by FSAC, nor consummation of the Contemplated Transactions or compliance with the terms of the Transaction Documents will require (a) the consent or approval under any agreement or instrument or (b) FSAC to obtain the approval or consent of, or make any declaration, filing (other than administrative filings with Taxing Authorities, foreign companies registries and the like) or registration with, any Governmental Authority.

4.5                                 Authorization of Stock Consideration.

If, pursuant to Section 2.2(b), one or more Shareholders elect to receive Stock Consideration as part of the Purchase Consideration then the shares of FSAC common stock to be issued to such electing Shareholders as Stock Consideration, when issued sold and delivered at Closing in accordance with the terms of this Agreement, will (a) be duly authorized, validly issued, fully paid and nonassessable, (b) not be subject to preemptive rights created by statute, FSAC’s certificate of incorporation or bylaws or any agreement to which FSAC is a party or by which FSAC is bound and (c) be free of restrictions on transfer or Liens, other than restrictions on transfer under applicable state and federal securities laws or restrictions or Liens imposed thereon by the Shareholders after the Closing.

4.6                                 Capitalization.

The authorized capital stock of FSAC consists, and as of Closing will consist, of 100,000,000 shares of common stock and 1,000,000 shares of preferred stock, par value $0.0001 per share, of which, (a) 26,250,000 shares of FSAC’s common stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, (b) no shares of FSAC common stock were held in the treasury of FSAC, and (c) no shares of FSAC’s preferred stock were outstanding. As of the Effective Date hereof, and as of Closing, except as described in this Section or on Schedule 4.6, (a) there are no outstanding (i) shares of capital stock or other voting securities of FSAC, (ii) securities of FSAC convertible into or exchangeable for shares of capital stock or voting securities of FSAC, (iii) options or other rights to acquire from FSAC, or obligations of FSAC to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of FSAC, and (iv) equity equivalents, interests in the ownership or earnings of FSAC or other similar rights (collectively “FSAC Securities”), and (b) there are no outstanding obligations of FSAC to repurchase, redeem or otherwise acquire any FSAC Securities.

4.7                                 Public Disclosure Documents.

(a)                                  FSAC has filed with, or furnished to, the SEC each form, proxy statement or report required to be filed with, or furnished to, the SEC by FSAC pursuant to the Exchange Act (collectively, with FSAC’s prospectus filed with the SEC on October 20, 2005, as amended to date, the “Public Disclosure Documents”). The Public Disclosure Documents, as amended prior to the date hereof, complied, as of the date of their filing with the SEC, as to form in all material respects with the requirements of the Exchange Act and Securities Act, as applicable. The information contained or incorporated by reference in the Public Disclosure Documents was true, complete and correct in all material respects as of the respective dates of the filing thereof with the SEC; and, as of such respective dates, the Public Disclosure Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated or superseded by any Public Disclosure Document subsequently filed by FSAC with the SEC prior to the date hereof.

(b)                                 The financial statements of FSAC included in the Public Disclosure Documents have been prepared in accordance with the published rules and regulations of the

SEC and in conformity with GAAP applied on a consistent basis throughout the periods indicated therein, except as may be indicated therein or in the notes thereto, and presented fairly, in all material respects, the consolidated financial position of FSAC as of the dates indicated, and the consolidated results of the operations and cash flows of FSAC for the periods therein specified (except in the case of quarterly financial statements for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments).

4.8                                 Litigation.

Except as set forth in the Public Disclosure Documents, there is no action, suit, proceeding, arbitration, claim, investigation or inquiry pending or, to FSAC’s Knowledge, threatened by or before any governmental body or other forum against the FSAC that (i) would reasonably be expected to have a material adverse effect on FSAC, (ii) that questions the validity of this Agreement or (iii) that seeks to prohibit, enjoin or otherwise challenge the Contemplated Transactions.

4.9                                 Brokers.

FSAC has not entered into any contract or other understanding with any Person, which may result in the obligation of FSAC to pay any finder’s fee, commission or other like payment in connection with this Agreement and the Contemplated Transactions.

4.10                           Financial Ability.

To the Knowledge of FSAC, no condition of FSAC exists, other than the approval by FSAC’s stockholders, and the related failure of public FSAC stockholders owning 20% or more of the FSCA public shares to both vote against the Contemplated Transactions and exercise their conversion or “put” rights, that could reasonably be expected to prevent FSAC from acquiring the funds necessary to finance the Contemplated Transactions.

4.11                           No Questionable Payments.

Neither FSAC nor any director, officer, agent, employee, or other person associated with or acting on behalf of FSAC has, directly or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

ARTICLE V
Covenants

5.1                                 Conduct of ATS.

Except as contemplated by this Agreement, during the period from the Effective Date to the Closing Date, the Founders will cause ATS and the Acquired Subsidiaries to conduct their business and operations in the ordinary course and, to the extent consistent therewith, to use reasonable efforts to preserve their respective current relationships with customers, employees, suppliers and others having business dealings with them. Accordingly, and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, without the prior written consent of FSAC, ATS and the Founders will not take, and the Founders will not permit ATS to take, any action that would cause the representations set forth in Section 3.35 not to be true as of the Closing Date, except as expressly contemplated by this Agreement.

5.2                                 Access to Information Prior to the Closing; Confidentiality.

(a)                                  During the period from the Effective Date through the Closing Date, the Founders will cause ATS to give FSAC and its authorized representatives reasonable access during regular business hours to all offices, facilities, books and records of ATS and the Acquired Subsidiaries as FSAC may reasonably request; provided, however, that (i) FSAC and its representatives shall take such action as is deemed necessary in the reasonable judgment of ATS to schedule such access and visits through a designated officer of ATS and in such a way as to avoid disrupting the normal business of ATS, (ii) ATS shall not be required to take any action that would constitute a waiver of the attorney-client or other privilege and (iii) ATS need not supply FSAC with any information that, in the reasonable judgment of ATS is under a contractual or legal obligation not to supply, including, without limitation, as a result of any governmental or defense industrial security clearance requirement or program requirements of any Governmental Authority prohibiting certain persons from sharing information; provided, however, ATS will use its reasonable efforts to enable FSAC to receive such information.

(b)                                 FSAC will hold and will cause its employees, agents, affiliates, consultants, representatives and advisors to hold any information that it or they receive in connection with the activities and transactions contemplated by this Agreement in strict confidence in accordance with and subject to the terms of the Confidentiality Agreement dated as of December 7, 2005 between FSAC and ATS (the “Confidentiality Agreement”).

5.3                                 Best Efforts.

Subject to the terms and conditions of this Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement at the earliest practicable date. Without limiting the generality of the foregoing, FSAC hereby covenants and agrees (i) to cause FSAC’s accountants to review the October 2006 Earn Out Period promptly after the end of the October 2006 Earn Out Period and to (ii) to timely file FSAC’s Form 10-Q with the SEC for the second quarter of 2007.

5.4                                 Consents.

Without limiting the generality of Section 5.3 hereof, each of the parties hereto (other than Harry Katrivanos) will use its best efforts to obtain all licenses, permits, authorizations, consents and approvals of all third parties and governmental authorities necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing. Each of the parties hereto (other than Harry Katrivanos) will make or cause to be made all filings and submissions under laws and regulations applicable to it as may be required for the consummation of the transactions contemplated by this Agreement. FSAC, the Shareholders and ATS will coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing.

5.5                                 Access to Books and Records Following the Closing.

Following the Closing, FSAC shall permit the Shareholders and their authorized representatives, during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of, all books and records of ATS, the Acquired Subsidiaries and/or FSAC that relate to transactions or events occurring prior to the Closing or transactions or events occurring subsequent to the Closing that are related to or arise out of transactions or events occurring prior to the Closing; provided, however, (a) that the Shareholders and their representatives shall take such action as is deemed necessary in the reasonable judgment of FSAC and ATS to schedule such access and visits through a designated officer of ATS and in such a way as to avoid disrupting the normal business of FSAC and/or ATS, (b) neither FSAC nor ATS shall be required to take any action that would constitute a waiver of the attorney-client or other privilege and (c) neither FSAC nor ATS need supply the Shareholders, or their representatives, with any information which, in the reasonable judgment of FSAC or ATS, FSAC or ATS (as the case may be) is under a contractual or legal obligation not to supply, including, without limitation, as a result of any governmental or defense industrial security clearance requirement or program requirements of any Governmental Authority prohibiting certain persons from sharing information. FSAC agrees that it shall retain and shall cause ATS to retain all such books and records for a period of seven years following the Closing, or for such longer period following the Closing as may be required by applicable Law.

5.6                                 Founders’ Post-Closing Confidentiality Obligation.

Following the Closing, except as otherwise expressly provided in this Agreement or in other agreements delivered in connection herewith, the Founders shall, and shall cause their respective Affiliates, officers agents and representatives, as applicable to, (a) maintain the confidentiality of, (b) not use, and (c) not divulge, to any Person all confidential or proprietary information of ATS, except with the prior written consent of FSAC or to the extent that such information is required to be divulged by legal process, except as may reasonably be necessary in connection with the performance of any indemnification obligations under this Agreement or except as may be required by Law; provided, however, that the foregoing limitations shall not apply to information that (i) otherwise becomes lawfully available to the Founders, or their respective Affiliates, officers agents and representatives after the Closing Date on a nonconfidential basis from a third party who is not under an obligation of confidentiality to FSAC or ATS or (ii) is or becomes generally available to the public without breach of this Agreement by the Founders, or their respective Affiliates, officers agents and representatives.

5.7                                 Expenses.

(a)                                  Except as otherwise provided in this Section 5.7, each of the parties shall bear its own expenses related to the Contemplated Transactions. Notwithstanding the foregoing, all compensation due Stifel and other third-party costs of the Shareholders, ATS and the Acquired Subsidiaries with respect to the Contemplated Transactions including all payments to be made in connection with the Change In Control Releases and other the amounts referred to on Schedule 5.7 of the Disclosure Schedules (collectively, the “Founders’ Transaction Costs”) shall be the responsibility of the Founders and, to the extent payable at Closing, and not otherwise paid by the Founders, shall be paid at Closing in accordance with Section 5.8(a).

(b)                                 Notwithstanding the foregoing, the obligation to pay Taxes shall be allocated pursuant to Section 5.11 rather than this Section 5.7.

5.8                                 Certain Closing Payments.

(a)                                  The Founders shall be obligated to repay all Indebtedness of ATS and the Acquired Subsidiaries as of the Closing. In connection with the Closing, FSAC shall repay out of the Cash Consideration, on behalf of the Founders, (i) all Indebtedness of the ATS and the Acquired Subsidiaries remaining outstanding (other than intercompany indebtedness (if any)), and (ii) all Founders’ Transaction Costs. To the extent the amount of any such payment can be determined, and paid, at or prior to the Closing, then a downward adjustment shall be made in the Cash Consideration paid at Closing equal to such amount. In the event any such payment cannot be determined or paid at or prior to Closing, then (i) the parties to the Escrow Agreements shall instruct the Escrow Agent to pay any such amount (from the Balance Sheet Escrow to the extent of any Balance Sheet Escrow Funds and then from the General Indemnity Escrow) to FSAC within three (3) Business Days of determination (which may be through delivery of an invoice) and (ii) the Founders hereby agree and covenant that they shall be jointly and severally responsible for and shall immediately deposit in the General Indemnity Escrow cash in the amount of the distributions made from the Escrowed Funds to cover costs the Founders are responsible for under this Section 5.8.

(b)                                 It is the intent of the parties that all Shareholders shall be deemed to have repaid any and all loans outstanding and owing by any of the Shareholders to ATS or any of the Acquired Subsidiaries as of the Closing Date. Notwithstanding anything in this Agreement to the contrary, the Shareholders’ Representative shall be permitted to make, or direct, non-pro rata distributions of the Cash Consideration to the Shareholders in order to account for any such deemed repayments.

5.9                                 No Solicitation of Competitive Transactions.

(a)                                  From the date of this Agreement until the Closing, or, if earlier, the termination of this Agreement in accordance with its terms, ATS and each of the Founders agree that they will not, directly or indirectly, through any officer, director, employee, representative or agent or any of their affiliates, (i) solicit, initiate, entertain or encourage any inquiries or proposals that constitute, or could lead to, a proposal or offer for a merger, consolidation, business combination, recapitalization, sale of substantial assets, sale of a substantial percentage of shares of capital stock (including, without limitation, by way of a public offering or private placement), joint venture (other than teaming agreement or similar arrangements in the ordinary course of business) or similar transactions involving ATS or any of its subsidiaries, other than a transaction with FSAC and/or its affiliates (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal. ATS will notify FSAC immediately (and not later than twenty-four (24) hours) after receipt of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of ATS by any person or entity that informs ATS that it is considering making or has made an Acquisition Proposal. Such notice shall be made orally (and shall be confirmed in writing) and, subject to existing confidentiality, nondisclosure or other similar agreements, shall indicate the identity of the party making the proposal and the material terms and conditions of such proposal, inquiry or contract. ATS will prevent any of its directors, officers, affiliates, representatives or agents (each a “Representative”) from taking any action prohibited hereby if taken by ATS. If ATS learns of any such action taken by a Representative, ATS will immediately advise FSAC and provide the information specified herein.

(b)                                 From the date of this Agreement until the Closing, or, if earlier, the termination of this Agreement in accordance with its terms, FSAC, its affiliates or its Representatives engages in “Material Negotiations” (as hereinafter defined) concerning a merger, consolidation, business combination, recapitalization, purchase of substantial assets, purchase of shares of capital stock, joint venture or similar transactions involving a party other than ATS or any of its subsidiaries (each a “Proposed Transaction,” but not including Proposed Transactions initiated prior to the date of this letter)), FSAC shall promptly notify the Shareholders’ Representative or ATS’ representative, Daniel M. Cornell (“Cornell”), of the same. For purposes of this letter, the term “Material Negotiations” shall mean the delivery by FSAC to a third party of a term sheet or a letter of intent. Any notice of a Proposed Transaction (i) shall be made orally (and shall be confirmed in writing), (ii) shall identify the parties to, and the terms of the Proposed Transaction, and (iii) shall be subject to existing confidentiality, nondisclosure and other similar agreements. The Shareholders’ Representative and Cornell each agree, as a condition to receiving notices with respect to any Proposed Transaction, to execute and deliver to FSAC such additional non-disclosure, confidentiality or similar agreement as may be required by FSAC.

5.10                           Personnel.

FSAC intends that all Personnel employed by any of the Companies as of the Closing Date shall have the opportunity to continue as an employee of the respective Companies following the Closing Date. This Section 5.10 shall not create any rights to continued employment.

5.11                           Certain Tax Matters.

(a)          Tax Periods Ending on or Before the Closing Date.

FSAC shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis (in each case, at its sole cost and expense) and on a basis reasonably consistent with past practice (unless FSAC is advised otherwise by its outside tax consultants), all Tax Returns with respect to ATS and the Acquired Subsidiaries for taxable periods ending on or prior to the Closing Date and required to be filed thereafter (the “Prior Period Returns”). FSAC shall provide a draft copy of such Prior Period Returns to the Shareholders’ Representative for its review at least fifteen (15) Business Days prior to the due date thereof. The Shareholders’ Representative shall provide its comments to FSAC at least five Business Days prior to the due date of such returns and FSAC shall make all changes requested by ATS in good faith (unless FSAC is advised in writing by its independent outside accountants or attorneys that such changes (i) are contrary to applicable Law, or (ii) will, or are likely to, have a material adverse effect on FSAC or any of its Affiliates (provided that FSAC agrees to make any such changes notwithstanding the application of this clause (ii) if the changes are consistent with applicable Law and past practices of the Companies)). Except as provided in Section 5.11(c), and only to the extent such Taxes have not been accrued or otherwise reserved for on the Closing Balance Sheets (and specifically reflected in Closing Net Working Capital), the Founders shall pay, or cause to be paid, all Taxes with respect to ATS and the Acquired Subsidiaries shown to be due on such Prior Period Returns. In the event that the Founders for any reason fail to make the payment contemplated in the previous sentence, then FSAC may bring an indemnification claim under ARTICLE IX.

(b)         Tax Periods Beginning Before and Ending After the Closing Date.

(i)                                         FSAC shall prepare or cause to be prepared and file or cause to be filed, on a basis reasonably consistent with past practice, any Tax Returns of ATS and the Acquired Subsidiaries for Tax periods that begin before the Closing Date and end after the Closing Date (collectively, the “Straddle Periods” and each a “Straddle Period”). FSAC shall permit the Shareholders’ Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing, and FSAC shall make all changes reasonably requested by ATS in good faith (unless FSAC is (1) advised in writing by its independent outside accountants or attorneys that such changes are contrary to applicable Law or (2) will, or are likely to, have a material adverse effect on FSAC or any of its Affiliates (provided that FSAC agrees to make any such changes notwithstanding the application of this clause (2) if the changes are consistent with applicable Law and past practices of the Companies)). Within fifteen (15) days after the date on which FSAC pays any Taxes of ATS and the Acquired Subsidiaries with respect to any Straddle Period, the Founders shall, to the extent such Taxes have not been accrued or otherwise reserved for on the Closing Balance Sheets (and specifically reflected in the Closing Net Working Capital), pay to FSAC the amount of such Taxes that relates to the portion of such Straddle Period ending on the Closing Date (the “Pre-Closing Tax Period”). In the event that the Founders for any reason fail to make the payment contemplated in the previous sentence, then FSAC may bring an indemnification claim under Article IX.

(ii)                                      For purposes of this Agreement:

(1)                                  In the case of any gross receipts, income, or similar Taxes that are payable with respect to a Straddle Period, the portion of such Taxes allocable to (A) the Pre-Closing Tax Period and (B) the portion of the Straddle Period beginning on the day next succeeding the Closing Date (the “Post-Closing Tax Period”) shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of ATS.

(2)                                  In the case of any Taxes (other than gross receipts, income, or similar Taxes) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the portion of the Straddle Period prior to the Closing Date shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; provided, however, that appropriate adjustments shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Closing Date (in which case the Founders shall be responsible for any Taxes related thereto) or occurring after the Closing Date (in which case, FSAC shall be responsible for any Taxes related thereto).

(iii)                                   FSAC shall be responsible for (A) any and all Taxes with respect to the Pre-Closing Tax Period of any applicable Straddle Period to (but only to) the extent such Taxes have been accrued or otherwise reserved for on the Closing Balance Sheet and (B) any Taxes with respect to the Post-Closing Tax Period of the Straddle Periods.

(c)          Cooperation on Tax Matters.

(i)                                     FSAC and the Founders shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making their respective employees, outside consultants and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. FSAC and the Founders agree (A) to retain all books and records with respect to Tax matters pertinent to ATS and the Acquired Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by FSAC or the Shareholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, FSAC or the Founders, as the case may be, shall allow one of the others to take possession of such books and records.

(ii)                                  FSAC and the Founders further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii)                               FSAC and the Founders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

(iv)                              The Shareholders shall provide to FSAC for its review and approval all material related to the securing of shareholder approval under section 280G of the Code for the parachute payments identified on Schedule 3.29. Such material shall be provided to FSAC at least five business days prior to the obtaining of such shareholder approval. The Shareholders and FSAC agree that all documents related to such shareholder approval must be mutually agreed to by the Shareholders Representative and FSAC.

(d)                                 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions (including any transfer or similar tax imposed by any governmental authority) shall be shared equally between FSAC on the one hand and the Founders on the other, and each shall be responsible for one-half of such Taxes. The party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the other parties will join in the execution of any such Tax Returns and other documentation.

(e)                                  Indemnification and Tax Contests. FSAC’s and the Founders’ indemnification obligations with respect to the covenants in this Section 5.11 together with the procedures to be observed in connection with any Tax Contest shall be governed by Article IX.

5.12                           Public Announcements.

None of FSAC, ATS, any of the Acquired Subsidiaries or the Shareholders, will issue any press release or make any public statement with respect to this Agreement or the Contemplated Transactions, or disclose the existence of this Agreement to any Person or entity, prior to the Closing and, after the Closing, will not issue any such press release or make any such public statement without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), subject to any applicable disclosure obligations pursuant to Applicable Law provided that if FSAC proposes to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations and related to the Contemplated Transactions, FSAC shall use commercially reasonable efforts to consult in good faith with the Shareholders’ Representative before doing so.

5.13                           Communications with Customers and Suppliers.

The Shareholders Representative and FSAC will mutually agree upon all communications with suppliers and customers of ATS relating to this Agreement and the Contemplated Transactions prior to the Closing Date.

5.14                            Stifel Agreement.

All compensation due Stifel with respect to the Contemplated Transactions (collectively, the “Stifel Fees”), whether under the Stifel Agreement or otherwise, is the Founders’ responsibility. The Founders’ shall deliver to FSAC at the Closing a release signed by Stifel and in form reasonably satisfactory to FSAC (the “Stifel Release”) confirming that the Stifel Fees have been paid in full and releasing ATS, the Acquired Subsidiaries and FSAC from all liability with respect to the Stifel Agreement (other than indemnification claims that may be brought by Stifel against ATS or the Acquired Subsidiaries under the terms of the Stifel Agreement and other than with respect to 2.5% of any payments of the 2007/2008 or the 2008 Additional Earn Outs which shall be due and payable to Stifel). The Founders hereby agree to indemnify and hold FSAC harmless from and against any indemnification claims brought by Stifel (or any person or entity bringing an indemnification claim through Stifel) under or with respect to the Stifel Agreement.

5.15                            Notification of Certain Matters; Update of Disclosure Schedules.

(a)                                     Notification of Certain Matters. The Founders (and Harry Katrivanos to the extent of his individual representations and warranties made in this Agreement) and ATS shall give prompt notice to FSAC and FSAC shall give prompt notice to the Shareholders and ATS, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, and (ii) any material failure of ATS, the Acquired Subsidiaries, the Shareholders, or FSAC, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, subject to Sections 5.15(b) and 9.2(f), that the delivery of any notice pursuant to this Section 5.15(a) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b)                                    Update of Disclosure Schedules. The Shareholders and ATS may, at their option, but no later than three (3) Business Days prior to the Closing, deliver to FSAC the Disclosure Schedules updated to the date of Closing (the “Updated Disclosure Schedules”), except where the disclosures or information therein are as of a specified date which disclosures and information shall remain as of such date. Any Updated Disclosure Schedules shall be prepared in a manner such that the Updated Disclosure Schedules clearly indicates differences between the Disclosure Schedules as delivered on this date of this Agreement and the Updated Disclosure Schedules. If Updated Disclosure Schedules are delivered by ATS, such Updated Disclosure Schedules shall not alter the representations and warranties of the Shareholders and ATS as set forth in this Agreement and the Disclosure Schedules, provided, however, that liabilities under Section 9.2(b) in respect of representations and warranties that are affected by the Updated Disclosure Schedules shall be limited as set forth in Section 9.2(f).

5.16                            Discontinued Business Line and Certain Other Matters

(a)                                   Discontinued Operations. ATS has discontinued its ATSI business line (the “Discontinued Business Line”, and the products and services of the Discontinued Business Line, the “Discontinued Products”). The ATSI business lines is treated as discontinued

operations in the Interim Financial Statements, in accordance with GAAP. The Founders and ATS jointly and severally represent and warrant to FSAC that the accounting for the Discontinued Business Line as discontinued operations, as reflected in the Interim Financial Statement, reflects, to the Knowledge of ATS, adequate reserves in relation to such operations (including all obligations under the Stock Purchase Agreement dated November 30, 2005 pursuant to which ATS sold its former subsidiary, ATSI, to NTMI Acquisition Co., and the indemnification obligations related to the warranty claim brought by the City of Statesville, North Carolina against ATSI), including, without limitation, appropriate estimates of expenses to be incurred in connection with the operations of such discontinued operations after the respective dates of treatment as discontinued operations through the respective dates of cessation of operations, in accordance with GAAP. The Estimated Closing Balance Sheet will also reflect such reserves, including such adjustments as may be required as of the Closing Date as a result of changes in circumstances and estimates since the date of the Interim Financial Statements.

(b)                                 Maximus Subcontract. ATS has entered into a time and material price subcontract with Maximus, Inc. to provide certain software and services in support of Maximus’ prime contract with the State of Connecticut (the “Maximus Subcontract”). ATS’ performance of the Maximus Subcontract to date has been at a loss. The Founders and ATS jointly and severally represent and warrant to FSAC that the Interim Financial Statements reflect ATS’ good faith estimate to complete work under the Maximus Subcontract, and reserves in accordance with GAAP, such that, apart from the reserves reflected in the January 2006 Interim Financial Statements, ATS does not reasonably expect to incur additional losses under the Maximus Subcontract. The Estimated Closing Balance Sheet will also reflect such reserves, including such adjustments as may be required as of the Closing Date as a result of changes in circumstances and estimates since the date of the Interim Financial Statements. If the Maximus Subcontract is terminated prior to Closing upon terms and conditions reasonably acceptable to FSAC, this Agreement shall be amended to omit this Section 5.15(b).

(c)                                  Self Insured Plans. The Estimated Closing Balance Sheet will reflect a reserve, estimated on the basis of past experience and experience through the Closing Date, which will reflect the estimated cost of ATS’ self-insurance under the Self Insured Plans through the Closing Date. ATS will fully disclose to FSAC the basis of the computation of the reserves for the Self Insured Plans reflected in the Estimated Closing Balance Sheet. ATS is in the process of replacing the Self Insured Plans with fully insured plans. In connection with this replacement, ATS will be required to purchase an insurance “tail” for run-off liability. The Founders shall jointly and severally indemnify FSAC, subject to the limitations set forth in ARTICLE IX on the indemnification obligations of the Founders, for the amount of medical claims and related administrative costs arising in respect of the run-off period to the extent they exceed accrued reserves therefor as of the Closing Date and are not covered by the “tail” or “stop loss” insurance. To the extent that medical claims and related administrative costs arising in respect of the run-off period that are not covered by the applicable insurance are less than the reserve therefor reflected on the Closing Balance Sheet, the excess shall be refunded to the Shareholders, pro rata in accordance with the Shareholders’ Proportionate Interests.

(d)                                 Hawaiian Proposal. In connection with the submission of the Hawaiian Proposal, ATS has established an office in Honolulu, Hawaii (the “Hawaiian Office”). The Hawaiian Proposal was submitted on or about November 8, 2005. ATS intends to close the

Hawaiian Office if the Hawaiian Proposal is not selected by the United States Air Force as the winning proposal. If the Hawaiian Proposal is not selected by the United States Air Force as the winning proposal, subject to the limitations set forth in ARTICLE IX on the indemnification obligations of the Founders, the Founders shall jointly and severally indemnify FSAC for all costs of closing the Hawaiian Office including, but not limited to all (i) rent and other expenses due during the balance of the term of the lease (expiring November 30, 2007) for the Hawaiian Office and (ii) reasonable actual costs of closing the Hawaiian Office.

5.17                            Certain Transfers at Closing.

(a)                                  ATS currently leases certain automobiles for use by the Founders in connection with ATS’ business. As of the Closing, ATS shall transfer the leases of the automobiles to the Founders currently using the automobiles, and such Founder shall assume and be responsible for all payments and obligations under such lease from and after Closing.

(b)                                 ATS currently subscribes to season tickets for the Washington Redskins. After Closing ATS no longer will need such tickets for business purposes, and if Delmar Lewis wishes to use the tickets from and after Closing, FSAC agrees to cooperate with him to cause ATS to transfer or make available the tickets to him through the current term of the subscription; provided that he assumes and pays all costs associated with the tickets.

(c)                                  ATS currently maintains split-dollar life insurance policies on the lives of the respective Founders, as disclosed on Schedule 3.30(a) of the Disclosure Schedules. As of the Closing, ATS shall transfer such policies to the respective Founders upon whose lives the insurance is based, and each such Founder shall assume and be responsible for all payments and obligations under his respective insurance policy from and after Closing.

5.18                            Certain Post Closing Covenants of FSAC.

(a)                              Subject to the remainder of this Section 5.18, FSAC hereby covenants and agrees that during the various Earn Out periods set forth in Section 2.2(c) FSAC shall use reasonable efforts to continue the business and operations of ATS and the Acquired Subsidiaries in the ordinary course and, to the extent consistent therewith, to maintain ATS’ and the Acquired Subsidiaries’ respective relationships with customers, employees, suppliers, and others having business dealings with ATS and the Acquired Subsidiaries. Without limiting the generality of the preceding sentence, FSAC shall, during the various Earn Out periods set forth in Section 2.2(c), except as may otherwise be agreed upon in writing by the Shareholders’ Representative:

(i)                                         use commercially reasonable efforts to cause the Companies to enter into contracts in connection with their sales pipelines as of the Closing;

(ii)                                      make available to the Companies capital sufficient, consistent with past practice, for working capital purposes and other business needs;

(iii)                                   not take or permit to be taken any action that would result in it not being possible to account for the operations of the Companies in a manner consistent with paragraph (c) below;

(iv)                                  not permit any or all of the Companies to be merged or otherwise combined with any other entity (except for one or more of the other Companies);

(v)                                     not take any action to terminate or reduce the base compensation of Leon Perry, Doug Manning or Martin Gillepsie, it being recognized that FSAC intends to make such persons participants in an ATS key employee protection plan that will be put in effect immediately after the Closing; and

(vi)                                  not, except on behalf of any of the Companies, solicit business of the type in which any of the Companies are engaged from any specific contracting unit of a Person that is or at any time during the preceding twelve (12) months was a customer of any of the Companies.

(b)                             FSAC agrees and acknowledges that the Earn Out payments will be calculated in accordance with the methodology and procedures set forth in Section 2.2(c). In furtherance of such methodology and procedures, FSAC agrees that, except as may otherwise be agreed upon in writing by the Shareholders’ Representative, during the various Earn Out periods set forth in Section 2.2(c):

(i)                                         the Companies will not be charged with any FSAC corporate overhead (except to the extent FSAC provides, or otherwise bears the cost of, services to the Companies) or any incremental costs not consistent with historical norms or past practices of the Companies prior to the Closing Date, provided that this clause (i) shall not be interpreted to (w) prohibit the replacement of personnel who do not remain with the Companies following the Closing or other actions reasonably designed to increase or maintain EBITDA levels, (x) prevent the recognition of increased costs due to changes in general cost levels related to the conduct of the Companies’ business, (y) prevent the recognition of uncontrollable increased costs that arise out of the conduct of the Companies’ business after the Closing, or (z) prohibit the incurrence of costs that may be passed on to customers or otherwise do not have a material effect on EBITDA;

(ii)                                      prior to the use by a business unit of FSAC or any of its Affiliates (other than any of the Companies) (each a “Business Unit”) of any employee of any of the Companies (other than incidental use that does not interfere with the performance of the employee’s normal duties) on a bid, proposal or other business development activity or a project of a Business Unit where the revenue therefrom would not otherwise be included in the calculation of EBITDA pursuant to Section 2.2(c), FSAC and the Shareholders’ Representative shall negotiate in good faith and agree as to the costs of such employee(s) of any of the Companies that will be reimbursed to the Companies, or the portion of revenue generated by the utilization of such employee(s) of any of the Companies (less applicable direct costs) on such Business Unit’s project would be attributable to the Companies, as the case may be, for purposes of the calculation of EBITDA pursuant to Section 2.2(c); and

(iii)                                   if any opportunity arises that is not covered by clause (ii) of this paragraph (b) and that could reasonably be allocated either to a Business Unit or any of the Companies, FSAC will give due consideration to the interests of the Companies and the Shareholders and will allocate the opportunity in a manner that is reasonable and fair to all parties.

(c)                              FSAC recognizes that, in order to compute the amounts that may be due to the Shareholders as the October 2006 Earn Out Payment and the April 2007 Earn Out Payment, it will be necessary for FSAC to maintain accounting records with respect to the operations previously conducted by ATS and the Acquired Subsidiaries (other than the Discontinued Business Line) in a manner that permits FSAC to compute fairly the October 2006 Earn Out Payment and the April 2007 Earn Out Payment.

(d)                             Subject to compliance with the covenants set forth herein, this Section 5.18 shall not be interpreted to prevent FSAC from making operational changes with respect to ATS and the Acquired Subsidiaries.

5.19                            Cooperation in Connection with Proxy Materials.

ATS and the Founders will, and will cause their respective Representatives to, fully cooperate with FSAC in connection with the preparation of proxy materials, to be filed with the SEC and mailed to the stockholders of FSAC seeking approval of the Contemplated Transactions by the FSAC stockholders (such proxy materials, in the form mailed to the FSAC stockholders, the “Proxy Materials”). Without limiting the generality of the foregoing, ATS and the Founders and their respective Representatives shall review and provide information to FSAC for inclusion in the Proxy Materials describing the business and affairs of ATS and the Acquired Subsidiaries, including financial statements of ATS, and the Acquired Subsidiaries. Further, ATS will cause Grant Thornton, LLP to deliver to FSAC, as of the date of the Proxy Materials and at the expense of FSAC, letters, addressed to FSAC, in form and substance satisfactory to FSAC and consistent with SAS No. 72, containing statements and information of the type customarily included in auditors’ “comfort letters” with respect to the audited financial statements, unaudited interim financial statements, unaudited pro forma financial information and other financial information of ATS included in the Proxy Materials.

5.20                            Delivery of Financial Statements.

From and after the Closing and until the earlier of the payment of the April 2007 Earn Out Payment and the final determination that no such payment is due, FSAC will provide to the Shareholders’ Representative, on behalf of the Shareholders, such unaudited financial statements as FSAC prepares, with respect to the operations conducted by ATS and the Acquired Subsidiaries (other than the Discontinued Product Line), prior to the Closing Date, in the ordinary course of business. The monthly financial information referenced in the previous sentence (i) will be prepared internally, (ii) may, or may not be prepared in accordance with, or otherwise be in conformity with GAAP, (iii) if not prepared in accordance with GAAP then will not be adjusted for GAAP and (iv) shall be made delivered to the Shareholders’ Representative within six (6) days after they are prepared.

5.21                            Insurance Coverage for Founders and their Spouses.

From and after the Closing and until the fifth anniversary of the Closing Date, the Founders and their spouses shall be permitted to maintain coverage under the medical, dental, vision and other health insurance of ATS provided that (a) ATS enters into a health insurance plan permitting the same prior to the Closing Date and (b) all premiums and costs of every kind and nature are the responsibility of the Founder(s) electing to obtain this medical coverage, provided such aggregate premiums and costs shall not exceed the cost of such coverage if it were provided pursuant to Federal COBRA benefits.

5.22                            Collection Efforts and Assignment of Receivables.

FSAC covenants and agrees with the Shareholders to use, or to cause ATS to use, best efforts to collect all receivables of ATS and each of the Acquired Subsidiaries. If and to the extent any one or more of the FSAC Indemnities makes a claim for indemnification pursuant to Section 9.2(b) with respect to such a receivable, FSAC shall, or shall cause ATS to, as applicable, assign to the Founders pro rata in accordance with the Founders’ Proportionate Interests) all right, title and interest (including all causes of action with respect thereto) in and to such receivable. In the event that any receivables are assigned by ATS to the Founders pursuant to this Section 5.22, the Founders agree to use reasonable efforts to coordinate any collection efforts with respect to collection of those receivables.

5.23                            Accounting Method Taxes.

Effective as of November 1, 2004 the Companies changed their method of accounting from cash to accrual resulting in an associated tax liability of approximately Seven Million One Hundred Fifty Thousand Dollars ($7,150,000) payable in four installments of approximately One Million Seven Hundred Eighty-Seven Thousand Dollars ($1,787,000) each payable over the Companies’ tax years commencing in 2004, 2005, 2006 and 2007 (the “Accounting Method Tax”) of which approximately One Million Seven Hundred Eighty-Seven Thousand Dollars ($1,787,000) has been paid in connection with Companies’ Tax returns for the Tax year commencing in 2004 and of which approximately Five Million Three Hundred Sixty-Two Thousand Dollars ($5,362,000) remains outstanding. Pursuant to Section 2.2(a) the Accounting Method Tax Escrow has been established to pay the Accounting Method Tax. As and when installments of the Accounting Method Tax are due (which with respect to any such installment shall mean the date that is 2 ½ months after the fiscal year end with respect to which such installment is payable), FSAC and the Shareholders’ Representative shall cause to be distributed from the Accounting Method Tax Escrow to FSAC an amount (each distribution being hereinafter referred to as an “Accounting Method Tax Distribution”) equal to the Accounting Method Tax installment then payable for the current tax period as reduced, on a dollar for dollar basis, by the NOLs used by the Companies in the then current tax period (the amount by which Accounting Method Taxes are reduced by NOLs in any applicable tax period is hereinafter referred to as the “NOL Reduction”). As and when FSAC and the Shareholders’ Representative cause an Accounting Method Distribution to be made they shall also instruct the Escrow Agent to distribute from the Accounting Method Tax Escrow to the Shareholders’ Representative an amount equal to the applicable NOL reduction, if any, used to calculate the applicable Accounting Method Tax Distribution. Upon final payment of the Accounting Method Tax, the remaining balance in the Accounting Method Tax Escrow, if any shall be distributed to the account(s) designated by the Shareholders’ Representative in accordance with the Accounting Method Tax Escrow Agreement. The Shareholders’ Representative shall be responsible for directing the distribution of any Accounting Method Tax Distribution (pro-rata in proportion to the Founders’ Proportionate Interests) and the Escrow Agent shall be entitled to fully rely on such directions. Any earnings on the Accounting Method Tax Escrow Funds, net of escrow expenses and taxes, shall be paid, pro rata to the Founders in accordance with their respective Founders’ Proportionate Interests. For the avoidance of doubt, notwithstanding anything in ARTICLE IX to the contrary, any Accounting Method Tax payable pursuant to this Section 5.23 shall first be paid from the Accounting Method Tax Escrow.

5.24                           E-Mail Access Through ATS.

For a period of six (6) months following the Closing FSAC will cause ATS to make available to Rumsey the use of his existing e-mail account through the ATS network.

ARTICLE VI
Deliveries by All Parties at Closing

6.1                                 Conditions to All Parties Obligations.

The obligations of the parties to consummate the Contemplated Transactions are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived by the parties):

(a)                                  Injunctions. There shall be no order or injunction of a foreign or United States federal or state court or other Governmental Authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Contemplated Transactions or otherwise materially limiting or restricting ownership or the operation of the Acquired Business;

(b)                                 Statutes; Consents. No statute, rule, order, decree or regulation shall have been enacted or promulgated after the date hereof by any Governmental Authority of competent jurisdiction which prohibits the consummation of the Contemplated Transactions or otherwise materially limits or restricts ownership or operation of the business of ATS or the Acquired Subsidiaries and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Contemplated Transactions as set forth on Schedule 6.1(b) of the Disclosure Schedules, shall have been obtained and shall be in effect at the Closing and shall not materially limit or restrict ownership or the operation of the business of ATS and the Acquired Subsidiaries;

(c)                                  Escrow Agreements. Each of the parties hereto, together with the Escrow Agent, shall have entered into the Escrow Agreements;

(d)                                 Litigation. No litigation regarding this Agreement or the Contemplated Transactions shall have commenced or be pending or threatened; and

(e)                                  Hart-Scott-Rodino. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

6.2                                 Conditions to the Shareholders Obligations.

The obligations of the Shareholders to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by the Shareholders’ Representative):

(a)                                  Representations and Warranties. The representations and warranties of FSAC in this Agreement shall be true and correct in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for changes permitted under or contemplated by this Agreement.

(b)                                 Performance. FSAC shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by FSAC at or prior to the Closing.

(c)                                  Deliveries. The Shareholders shall have received the deliveries contemplated by Article VIII.

(d)                                 Certain Transfers. The transfers contemplated by Section 5.17(c) shall have been completed.

6.3                                 Conditions to FSAC’s Obligations.

The obligations of FSAC to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by FSAC):

(a)                                  Representations and Warranties. The representations and warranties of the Shareholders and ATS in this Agreement shall be true and correct in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will be true and correct in all material respects only as of such date), and except for changes permitted under or contemplated by this Agreement.

(b)                                 Performance. The Shareholders and ATS shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by the Shareholders and ATS at or prior to the Closing.

(c)                                  No Material Adverse Change. From October 31, 2005 until the Closing Date, there shall have been no material adverse change, or the occurrence of an event that has resulted or can reasonably be expected to result in such a change, in the business, operations, properties, contracts, customer relations or condition, financial or otherwise, of ATS, other than changes expressly permitted under or contemplated by this Agreement.

(d)                                 Deliveries. FSAC shall have received the deliveries contemplated by Article VII.

(e)                                  Matters Referred to in Disclosure Schedules. All matters, if any, referred to in the Disclosure Schedules as being taken, in process, or intended to be taken shall have been completed to the reasonable satisfaction of FSAC.

(f)                                    Approval by FSAC Shareholders. Approval of the Contemplated Transactions by the FSAC Shareholders.

(g)                                 No Outstanding Options, Warrants etc. All of the outstanding Options shall be deemed exercised or cancelled immediately following the Closing and shall be of no further force or effect and each of the Option Holders shall have executed and delivered to FSAC an Option Holder Release in the form attached hereto as Exhibit I (each an “Option Holder Release” and collectively the “Option Holder Releases”). There shall be no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments relating to, or obligating ATS or any of the Acquired Subsidiaries to issue, sell or otherwise dispose of, shares of the Capital Stock of ATS or any of the Acquired Subsidiaries, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of the Capital Stock of ATS or any of the Acquired Subsidiaries.

(h)                                 Change in Control Releases. All of the Change In Control Agreements are terminated and Change In Control Release in the forms attached as Exhibits J–1 through J-3 (each a “Change In Control Release” and collectively the “Change In Control Releases” shall have been executed and delivered to FSAC.

(i)                                     Certain Indebtedness. All Indebtedness of the Companies and their Subsidiaries (including, but not limited to, Indebtedness owed by any one or more of the Companies to officers and directors of the Companies), and all Indebtedness owed by any officers and directors to the Companies, shall be paid in full.

(j)                                     Founders’ Transaction Costs. Pursuant to Section 5.8, the Founders’ Transaction Costs shall be paid in full.

(k)                                  Comfort Letters. FSAC shall have received “comfort letters,” in customary form, from Grant Thornton, LLP dated the date of the Proxy Materials and the Closing Date (or such other date or dates reasonably acceptable to FSAC) with respect to certain financial statements and other financial information included in the Proxy Statement as contemplated by Section 5.19.

(l)                                     City of Statesville Litigation. A release in form reasonably satisfactory to FSAC to the effect that the litigation (the “City of Statesville Litigation”) brought by the City of Statesville, North Carolina against Advanced Technology Systems International, Inc., formerly a subsidiary of ATS, has been resolved (the “City of Statesville Release”) and the City of Statesville Litigation is dismissed with prejudice.

(m)                               Stifel Release. The execution and delivery to FSAC of the signed Stifel Release.

(n)                                 Letters of Credit of ATS and ATSI. Terminations of the two letters of credit issued each in the amount of $158,208.00 in September of 2005 by United Bank for the account of Advanced Technology Systems International, Inc., a former wholly-owned subsidiary of ATS that was sold to NMTI in November of 2005, in a form reasonably satisfactory to FSAC.

(o)                                 ATSI GSA Schedule Contract. ATS shall use its best efforts to cause ATSI to update the listing of ATSI’s Contract No. GS-25F-0078M in the General Services Administration Schedules e-Library website to reflect ATSI’s new address and not the address of ATS, and provide evidence of such update in a form reasonably satisfactory to FSAC.

(p)                                 Medical Insurance Claims. Subject to applicable privacy requirements and to the extent such information is reasonably available, ATS shall provide a reasonably detailed description of its claims experience in respect of medical insurance since January 1, 2004.

ARTICLE VII
Deliveries by Shareholders and ATS at Closing

On the Closing Date, the Founders (and where specified, Harry Katrivanos) and/or ATS shall deliver or cause to be delivered to FSAC:

7.1                                 Founders’ and ATS’ Closing Certificate.

A certificate in the form attached hereto as Exhibit K, dated as of the Closing Date, signed by the Founders and ATS certifying that:

(i)                                     the Shareholders, ATS, and the all of the Acquired Subsidiaries respectively have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by each of them, as applicable at or prior to the Closing;

(ii)                                  from the Effective Date until the Closing Date, there has been no material adverse change, or the occurrence of an event that has resulted or can reasonably be expected to result in such a change, in the business, operations, properties, contracts, customer relations or condition, financial or otherwise, or prospects of ATS and each of the Acquired Subsidiaries, other than changes expressly permitted under or contemplated by this Agreement;

(iii)                               no suit, action, investigation or other proceeding is pending or threatened before any Governmental Authority that seeks to restrain, prohibit or obtain damages or other relief in connection with this Agreement or consummation of the Contemplated Transactions or that questions the validity or legality of such transactions;

(iv)                              this Agreement, the execution and delivery of all of the Transaction Documents and the consummation of the Contemplated Transactions have been approved by all necessary shareholders and corporate actions on the part of ATS (with copies of all resolutions to be attached to the certificate and to be certified as true and correct in the certificate); and

(v)                                 the representations and warranties of ATS and the Shareholders set forth in this Agreement are true and correct as of the Closing Date (unless the representation or warranty by its terms is made as of a specific date).

7.2                                 Certificate of Shares.

Certificates representing all of the outstanding Shares duly endorsed in blank or accompanied by blank stock powers, by the Founders and Harry Katrivanos.

7.3                                 Consents.

Copies or other evidence reasonably satisfactory to Buyer of the consents and approvals referred to in Section 6.1(b).

7.4                                 Estimated Closing Balance Sheet.

The Estimated Closing Balance Sheet not less than two (2) Business Days prior to the Closing Date pursuant to Section 2.3(b).

7.5                                 Resignations of Directors and Officers.

Written resignations, dated as of the Effective Date, of all directors and officers of ATS and each of the Acquired Subsidiaries.

7.6                                 Termination of Credit Facility/Facilities.

Evidence satisfactory to FSAC that all amounts outstanding under any credit or loan agreements between United Bank and related agreements and notes have been paid in full or will be paid in full from proceeds of the Contemplated Transaction and that documentation providing for the release of all Liens on the assets of ATS and the Acquired Subsidiaries is available for filing immediately after the Closing.

7.7                                 Release of Liens.

Except as otherwise contemplated by Section 7.9, evidence satisfactory to FSAC that all Liens on ATS’ and each of the Acquired Subsidiaries’ assets have been released or terminated, as the case may be.

7.8                                 Certificate as to Certain Tax Matters (FIRPTA).

With respect to ATS and each of the Acquired Subsidiaries, statements, substantially in the form attached hereto as Exhibit L, that meet the requirements of Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations and certify that such corporation is not and has not been a United States real property holding corporation (as defined in Section

897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

7.9                                 Stock Consideration Election; Acquisition Agreement; and Registration Rights Agreement.

If either or both of the Founders elect to receive Stock Consideration then (a) an Acquisition Agreement executed and delivered by each such Founder receiving Stock Consideration and (b) the Registration Rights Agreement executed and delivered by each of the such Founder receiving Stock Consideration.

7.10                           Option Holder Releases.

Delivery of the fully executed Option Holder Releases.

7.11                           Change In Control Releases.

Delivery of the fully executed Change In Control Releases.

7.12                           Comfort Letters.

Delivery of “Comfort letters” in customary form, from Grant Thornton, LLP dated the date of the Proxy Materials and the Closing Date (or such other date, or dates reasonably acceptable to FSAC) with respect to certain financial statements and other financial information included in the Proxy Statement as contemplated by Section 5.19.

7.13                           City of Statesville Release.

Delivery of the fully executed City of Statesville Release.

7.14                           Stifel Release.

Delivery of the fully executed Stifel Release.

7.15                           Updated Disclosure Schedules.

At the option of the Shareholders, delivery of the Updated Disclosure Schedules pursuant to Section 5.15(b).

7.16                           Further Instruments.

Such further instruments of assignments, conveyance or transfer or other documents of further assurance as FSAC may reasonably request.

ARTICLE VIII
Deliveries by FSAC at Closing

On the Closing Date, FSAC shall deliver or cause to be delivered to the Shareholders, or to the Escrow Agent, as applicable:

8.1                                 Officer’s Certificate.

A certificate in the form attached hereto as Exhibit M, dated as of the Closing Date, signed by a senior officer of FSAC certifying that:

(a)                                     FSAC has performed its obligations and complied to the extent applicable with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by FSAC at or prior to the Closing;

(b)                                    no suit, action, investigation or other proceeding is pending or threatened before any Governmental Authority that seeks to restrain, prohibit or obtain damages or other relief in connection with this Agreement or consummation of the Contemplated Transactions or that questions the validity or legality of such transactions;

(c)                                     this Agreement, the execution and delivery of all of the Transaction Documents and the consummation of the Contemplated Transactions have been approved by FSAC’s board of directors (with copies of all resolutions to be attached to the certificate and to be certified as true and correct in the certificate); and

(d)                                    the representations and warranties of FSAC set forth in this Agreement are true and correct as of the Closing Date (unless the representation or warranty is made as of a specific date).

8.2                                 Closing Consideration and Escrow Deposits.

Pursuant to Section 2.2, the Closing Consideration shall be delivered to the Shareholders’ Representative and the Escrow Deposits shall be delivered to the Escrow Agent.

8.3                                 Registration Rights Agreement.

If some or all of the Shareholders elect to receive Stock Consideration, then the Registration Rights Agreement executed and delivered by FSAC.

8.4                                 Key Employee Employment Agreements.

Execution and delivery by FSAC of the Key Employee Employment Agreements.

8.5                                 Certain Transfers.

The transfers contemplated by Section 5.17(c) shall have been completed.

8.6                                 Further Instruments.

Such documents of further assurance as the Shareholders may reasonably request.

ARTICLE IX
Survival and Indemnification

9.1                                 Survival of Representations and Warranties.

(a)                                  Except for the Surviving Representations, the representations and warranties of the Shareholders and Founders, as applicable and ATS on the one hand, and FSAC, on the other hand, in this Agreement or in any certificate or document delivered on or before the Closing Date, and subsections (a), (b) and (c) of Section 5.16, shall survive any due diligence investigation by or on behalf of the parties hereto and the Closing and shall remain effective until April 30, 2008 (the “Survival Date”). After the expiration of such period, the representations and warranties shall expire and be of no further force and effect except to the extent that a claim or claims shall have been asserted by FSAC or the Shareholders, as the case may be, with respect thereto on or before the expiration of such period, provided however that the following representations and warranties (collectively the “Surviving Representations”) shall survive the Survival Date until the date specified below.

(i)                                     Claims for indemnification based on breaches of representations and warranties of the several Shareholders in Section 3.11(a) (Title to Shares) shall survive the Survival Date and claims for indemnification based on breaches of such representations and warranties may be made at any time following the Closing.

(ii)                                  Claims for indemnification based on breaches of representations and warranties of the Founders and ATS in Sections 3.21 (Compliance with Laws), 3.22 (Environmental Matters), 3.24 (Absence of Certain Business Practices), 3.28 (ERISA) and 3.29 (Tax Matters) shall survive the Survival Date and claims for indemnification based on breaches of such representations and warranties may be made up to the date that is three (3) months after the expiration of the applicable statute of limitations.

(iii)                               Claims for indemnification based on breaches of representations and warranties of the Founders and ATS in Section 3.18 (Federal and State Government Contracts) with respect to cost reimbursable Government Contracts shall survive the Survival Date and claims based on breaches of such representations and warranties may be made up to the date thirty (30) days after the applicable Governmental Authority has agreed on final indirect cost rates for any fiscal year that began prior to the Closing Date.

(b)                                 The undersigned acknowledge and agree that the covenants contained in this Agreement, including, but not limited to the covenants contained in ARTICLE V above shall survive Closing and are unaffected by this Section 9.1.

(c)                                  Any claim for indemnification under Sections 9.2(a)(i)(A) or 9.2(b)(i)(A) after the expiration of the applicable survival period above, shall be null and void.

9.2                                 Indemnification.

(a)                                  By FSAC.

(i)                                         Subject to Section 9.2(g), FSAC shall protect, defend, indemnify and hold harmless the Shareholders and their respective agents, representatives, successors and assigns, estates and heirs (“Shareholders Indemnitees”) from and against any losses, damages and expenses (including, without limitation, except as provided in Section 9.2(d), reasonable counsel fees, costs and expenses incurred in investigating and defending against the assertion of such liabilities (collectively “Losses”)) that may be sustained, suffered or incurred by the Shareholders Indemnities, and that are related to (A) any breach by FSAC of its representations and warranties in this Agreement, (B) any breach by FSAC of its covenants, agreements or obligations in, or under, this Agreement (including, without limitation, payment of the Purchase Consideration), (C) Taxes as provided in paragraph (ii) of this Section 9.2(a) or (D) any liabilities of ATS or the Acquired Subsidiaries following the Closing other than those liabilities for which the Shareholders have agreed to indemnify FSAC pursuant to Section 9.2(b) of this Agreement.

(ii)                                      The obligations of FSAC under paragraph (i) of this Section 9.2(a) shall extend to (A) all Taxes with respect to taxable periods beginning after the Closing Date (including any Taxes with respect to transactions properly treated as occurring on the day after the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar provision of state, local or foreign law) and (B) all Taxes (other than federal income Taxes) with respect to Straddle Periods.

(b)                                 By the Founders and Shareholders.

(i)                                         Subject to Sections 9.2(e), 9.2(f), 9.2(h), 9.2(i) and 9.3 the Founders jointly and severally shall protect, defend, indemnify and hold harmless FSAC, ATS, the Acquired Subsidiaries and their respective Affiliates, and their officers, directors, employees, agents, representatives, successors and assigns (“FSAC Indemnitees”) from and against any Losses that may be sustained, suffered or incurred by FSAC Indemnitees and that are related to (A) any breach by the Founders or ATS of their respective representations and warranties in this Agreement, (B) any breach by the Founders or ATS of covenants and obligations in or under this Agreement, including, but not limited to the Founders obligations to make payments to FSAC pursuant to Section 2.3(e) and the Founders’ or ATS’ obligations pursuant to Article V (including but not limited to Founders’ obligations under Sections 5.7, 5.8, 5.11(a), 5.11(b) and 5.14) (C) Taxes as provided in paragraph (ii) of this Section 9.2(b), to the extent such Taxes have not been accrued or otherwise reserved for on the Closing Balance Sheet (it being the intent of the parties that all of the provisions of this Agreement shall be interpreted to avoid requiring the Shareholders to pay (or receive a reduction in the Purchase Consideration) twice for the same Tax).

(ii)                                      The obligations of the Founders under paragraph (i) of this Section 9.2(b) shall extend to (A) all Taxes with respect to taxable periods ending on or prior to the Closing Date and (B) all Taxes with respect to Straddle Periods to the extent that such Taxes (1) are allocable to the period prior to Closing pursuant to Section 5.11(b)(ii) and (2) have not been accrued or otherwise reserved for on the Closing Balance Sheet. The obligations of the Founders under paragraph (i) of this Section 9.2(b) shall also extend to any Accounting Method Tax, reduced on a dollar for dollar basis by the NOLs used by the Companies in the Tax period with respect to which such Accounting Method Tax is to be paid, in excess of the Accounting Method Tax Escrow Funds regardless of whether such Taxes are imposed for a taxable year beginning before, on, or after the Closing Date. Any FSAC Indemnitee upon which such Excess Accounting Method Tax is imposed shall be permitted, solely to the extent Accounting Method Tax Escrow Funds are no longer available, to recover such Taxes directly from the General Indemnity Escrow Account. Such obligations shall be without regard to whether there was any breach of any representation or warranty under Article III with respect to such Tax or any disclosures that may have been made with respect to Article III or otherwise. The indemnification obligations under this paragraph (ii) shall apply even if the additional Tax liability results from the filing of a return or amended return with respect to a pre-Closing Date transaction or period (or portion of a period) by FSAC. FSAC shall not cause or permit ATS or any Acquired Subsidiary to file an amended Tax Return with respect to any taxable period ending on or prior to the Closing Date or any Straddle Period unless (y) the Shareholders’ Representative consents in its sole discretion or (z) FSAC obtains a legal opinion (in form and content reasonably acceptable to the Shareholders’ Representative) from counsel reasonably acceptable to the Shareholders’ Representative that such amendment is legally required to be filed (provided, further, that such legal opinion may not assume any facts that are disputed in good faith by the Shareholders’ Representative). In the event of any conflict between the provisions of this Section 9.2(b)(ii) and any other provision of this Agreement, the provisions of this Section shall control.

(iii)                                   Subject to Sections 9.2(e), 9.2(f), 9.2(h), 9.2(i) and 9.3, each of the Shareholders severally and not jointly shall protect, defend, indemnify and hold harmless the FSAC Indemnitees from and against any Losses, that may be sustained, suffered or incurred by FSAC Indemnitees and that are related to any breach by such Shareholder of his or her representations and warranties in the following Sections of this Agreement: 3.1(a), 3.2(b), 3.3(b), 3.4(b), 3.11(a), 3.32(b) and 3.33(b).

(c)                                  Procedure for Third-Party Claims.

(i)                                         If any Third-Party Claims shall be commenced, or any claim or demand shall be asserted (other than audits or contests with Taxing Authorities relating to Taxes), in respect of which the Indemnified Party proposes to demand indemnification by Indemnifying Party under Sections 9.2(a) or 9.2(b), the Indemnified Party shall notify the Indemnifying Party in writing of such demand and the Indemnifying Party shall have the right to assume the entire control of the defense, compromise or settlement thereof (including the selection of counsel), subject to the right of the Indemnified Party to participate (with counsel of its choice), but the fees and expenses of such additional counsel shall be at the expense of the Indemnified Party. The Indemnifying Party will not compromise or settle any such action, suit, proceeding, claim or demand (other than, after consultation with Indemnified Party, an action, suit, proceeding, claim or demand to be settled by the payment of money damages and/or the granting of releases, provided that no such settlement or release shall acknowledge the Indemnified Party’s liability or obligate FSAC with respect to activities of ATS) without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, or delayed.

(ii)                                      Notwithstanding anything to the contrary contained in this Section 9.2(c), FSAC at its expense shall have the sole right to control and make all decisions regarding interests in any Tax audit or administrative or court proceeding relating to Taxes, including selection of counsel and selection of a forum for such contest, provided, however, that in the event such audit or proceeding relates to Taxes for which the Founders are responsible and have agreed to indemnify FSAC, (A) FSAC, ATS, and the Shareholders shall cooperate in the conduct of any audit or proceeding relating to such period, (B) the Founders, acting through the Shareholders’ Representative, shall have the right (but not the obligation) to participate in all facets of such audit or proceeding at the Founders’ expense (including, but not limited to, the right to be present at all meetings and on all telephone conversations and to receive copies of all correspondence, emails and other forms of nonverbal communications related to the Taxes in question), (C) FSAC shall not enter into any agreement with the relevant taxing authority pertaining to such Taxes without the written consent of the Shareholders’ Representative, which consent shall not unreasonably be withheld, and (D) FSAC may, without the written consent of the Founders, enter into such an agreement provided that FSAC shall have agreed in writing to accept responsibility and liability for the payment of such Taxes and to forego any indemnification under this Agreement with respect to such Taxes.

(iii)                                   The parties will keep each other informed as to matters related to any audit or judicial or administrative proceedings involving Taxes for which indemnification may be sought hereunder, including, without limitation, any settlement negotiations. Refunds of Tax relating to periods ending prior to the Closing Date (or to that portion of a Straddle Period that is prior to Closing under the principles of Section 5.11(b)(ii)) shall be the property of the Shareholders, but only to the extent that such refunds are not attributable to (A) net operating loss or other carrybacks from periods ending after the Closing Date, or (B) refund claims that are initiated by FSAC (provided that FSAC gives the Shareholders’ Representative prior notice of such possible claim and the Shareholders decline to pursue such refund at its or their own expense); provided, however, that FSAC shall in no event have an obligation to file or cause to be filed a claim for refund with respect to any Taxes relating to any period.

(iv)                                  Any indemnity payment or payment of Tax by the Founders or its or their Affiliates as a result of any audit or contest shall be reduced by the present value of the correlative amount, if any, by which any Tax of FSAC or its Affiliates is or will be reduced for periods ending after the Closing Date as a result thereof.

(v)                                     The Indemnified Party shall cooperate fully in all respects with the Indemnifying Party in any defense, compromise or settlement, subject to this Section 9.2(c) including, without limitation, by making available all pertinent books, records and other information and personnel under its control to the Indemnifying Party.

(d)                                 Procedure for Direct Claims.

(i)                                         Any Direct Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party (each a “Direct Claim Notice”). The Indemnifying Party shall have a period of twenty (20) Business Days from the date of receipt (the “Direct Claim Notice Period”) within which to respond to a Direct Claim Notice. If the Indemnifying Party does not respond in writing within the Direct Claim Notice Period, then the Indemnifying

Party shall be deemed to have accepted responsibility for the claimed indemnification and shall have no further right to contest the validity of that claim. If the Indemnifying Party does respond in writing within the Direct Claim Notice Period, and rejects the claim in whole or in part, the Indemnified Party shall be free to pursue all remedies under Section 11.11. To the extent that any FSAC Indemnitees prevail in a Direct Claim (or the Shareholders’ Representative concedes (on behalf of the Shareholders), or otherwise does not timely respond to a Direct Claim Notice made by FSAC) then the Direct Claim shall be satisfied from the General Indemnity Escrow (and the Escrow Agent shall pay to FSAC from the General Indemnity Escrow the amount of the Direct Claim) with no further action required by the Shareholders, or the Shareholders’ Representative. In the event that a Direct Claim is in excess of the General Indemnity Escrow, the Founders shall be and remain jointly and severally liable for any or all of such excess, subject to the limitations of this ARTICLE IX, including without limitation, Sections 9.2(e) and 9.2(f).

(ii)                                      Costs Related to Direct Claims. Notwithstanding anything in this Section 9.2 to the contrary, except as otherwise may be ordered by a court of competent jurisdiction, the Shareholders Indemnitees and FSAC Indemnitees shall each bear their own costs, including counsel fees and expenses, incurred in connection with Direct Claims against FSAC and the Shareholders, respectively hereunder that are not based upon claims asserted by third parties.

(e)                                  Calculation of Amount of Claims and Losses. The amount of any claims or losses subject to indemnification under Section 9.2(b) shall be calculated net of any amounts recovered by FSAC or its Affiliates (including ATS after the Closing) under applicable insurance policies held by FSAC or its Affiliates, and FSAC agrees to make or cause to be made all reasonable claims for insurance under such policies that may be applicable to the matter giving rise to the indemnification claim hereunder. The amount of any claims or losses subject to indemnification under Section 9.2(b) shall be calculated net of the present value of any Tax benefits to FSAC or its Affiliates (including ATS and the Acquired Subsidiaries after the Closing) resulting from the matter giving rise to the indemnification claim hereunder (computed at the highest effective marginal tax rates at which FSAC is then paying Taxes and limited to the extent that the Tax Benefits can be utilized by FSAC).

(f)                                    Limitations on Rights of FSAC Indemnitees. Rights of FSAC Indemnitees to indemnification by the Founders and the several Shareholders for breaches of representations and warranties hereunder shall be subject to the limitations that (i) FSAC Indemnitees shall not be entitled to indemnification with respect to a claim or claims of breach of representation and warranty by the Founders or Shareholders unless the aggregate amount of all such claims made thereunder exceed $375,000, in which event the indemnity provided for in this Section 9.2 shall be effective with respect to the total amount of such damages in excess of $375,000, and (ii) the Shareholders’ aggregate maximum liability to FSAC Indemnitees under this Article IX shall not exceed Eleven Million Five Hundred Thousand Dollars $11,500,000; provided, however, that rights of FSAC Indemnitees to indemnification by the Founders and the several Shareholders, as applicable, for breaches of representations and warranties based on facts and circumstances reflected in the Updated Disclosure Schedules, if any, but not in the Disclosure Schedules dated as of the date of this Agreement, shall be effective only to the extent such Losses constitute Disclosure Schedule Update Losses, and such Disclosure Schedule Update Losses shall be subject to the limitations set forth in clauses (i) and (ii) of this sentence.

The aforementioned limitations shall not apply to the “Non-Threshold Indemnifications” as hereinafter defined. For purposes of this Agreement, the term “Non-Threshold Indemnifications” shall mean and refer collectively to indemnification liabilities of the Shareholders pursuant to claims based (i) on the breach of Sections 2.3(e), 5.7, 5.8, 5.11(a), 5.11(b), 5.14, or 5.16(d) (provided that claims based on a breach of Section 5.16(d) shall be subject to the $11,500,000 limitation set forth above); or (ii) the representations and warranties of the Shareholders and ATS pursuant to Section 3.11 (Title), Section 3.28 (ERISA), Section 3.29 (Taxes), D & O Indemnification Claims pursuant to Section 3.25 or clauses (B), or (C) of Section 9.2(b)(i); or (iii) claims based on fraud, intentional misrepresentation or criminal acts on the part of the Shareholders, ATS, the Acquired Subsidiaries and their respective officers, directors, agents, representative and trustees.

(g)                                 Limitations on Rights of Shareholders Indemnitees. The rights of Shareholders Indemnitees to indemnification by FSAC for breaches of representations and warranties hereunder shall be subject to the limitation that Shareholders Indemnitees shall not be entitled to indemnification with respect to a claim or claims for a breach of representation and warranty by FSAC unless the aggregate of damages with respect to all such claims exceeds $100,000, in which event the indemnity provided for in this Section 9.2 shall be effective with respect to the amount of such damages. The aforementioned limitations shall not apply to the indemnification liabilities of FSAC with respect to claims based on fraud, intentional misrepresentation, or criminal acts on the part of FSAC.

(h)                                 Limitation on Rights of Shareholders. Notwithstanding anything to the contrary, the Shareholders each acknowledge and agree that that they shall have no right to make a claim against ATS or any Acquired Subsidiaries pursuant to any indemnity provision or agreement or otherwise in respect of Claims of FSAC Indemnitees pursuant to Section 9.2(b).

(i)                                     Limitations on Remedies. No party hereto shall be liable to the other for indirect, special, incidental, consequential or punitive damages claimed by such other party resulting from such first party’s breach of its obligations, agreements, representations or warranties hereunder, provided that nothing hereunder shall preclude any recovery by an Indemnitee against an Indemnitor for third party claims.

9.3                                 General Indemnity Escrow Account.

(a)                                  Pursuant to Section 2 and the General Indemnity Escrow Agreement, at the Closing, FSAC shall deliver to the Escrow Agent the General Indemnity Escrow Deposit and the Escrow Agent shall set up an escrow account pursuant to the terms of the General Indemnity Escrow Agreement to secure the Founders’ indemnification obligations under this Article IX. Within thirty (30) day following the first (1st) anniversary of the Closing Date (the “Initial Escrow Distribution Date”), the parties to the Escrow Agreement shall instruct the Escrow Agent, pursuant to the terms of the Escrow Agreement, to deliver to the accounts designated by the Shareholders’ Representative an amount equal to the Initial Escrow Distribution (as hereinafter defined), if any. For purposes of this Agreement, the term “Initial Escrow Distribution” shall mean the General Indemnity Escrow Deposit (including any undistributed earnings received thereon) less the sum of:  (i) Two Million Dollars ($2,000,000), (ii) any disbursements previously made from the General Indemnity Escrow to FSAC or the Escrow Agent, and (iii) an

amount equal to the total of all then outstanding claims by FSAC Indemnitees. The remaining balance of the General Indemnity Escrow, if any, less the sum of the total of all then outstanding indemnity claims by FSAC Indemnitees (including amounts offset pursuant to Section 9.4 that have not been resolved), shall be delivered by the Escrow Agent to the Shareholders’ Representative on April 30, 2008 to the accounts designated by the Shareholders’ Representative in accordance with the terms of the General Indemnity Escrow Agreement. The Shareholders’ Representative shall be responsible for directing the distribution of the General Indemnity Escrow (pro-rata in proportion to the Founders’ Proportionate Interests) and the Escrow Agent shall be entitled to fully rely on such directions. Each of the parties hereto agrees that they shall promptly sign joint instructions (i) authorizing the Escrow Agent to release the appropriate funds on the Initial Escrow Distribution Date and April 30, 2008 and (ii) authorizing the Escrow Agent to release funds subject to outstanding claims (including funds held as a result of offsets under Section 9.4) as those claims are resolved pursuant to Section 11.11.

(b)                                 Any earnings on the General Indemnity Escrow Funds, net of escrow expenses and taxes, shall be paid, pro rata, to the parties receiving distributions from General Indemnity Escrow Account.

9.4                                 Right of Set Off.

In addition to its rights against the General Indemnity Escrow, if prior to the Survival Date, FSAC makes one or more claims under Section 9.2(b) that are in excess of the then balance of the General Indemnity Escrow and there remain funds due under the Earn Out then, payments of the Earn Out otherwise due the Founders can be withheld until those claims are resolved pursuant to Section 11.11 and if resolved in favor of FSAC can be set off against and satisfied from payment of the Earn Out that have been held pursuant to this Section 9.4 that are to be subsequently paid. Any portion of the Earn Out that is withheld by FSAC under this Section 9.4 shall be deposited by FSAC with Escrow Agent and held by Escrow Agent in the General Indemnity Escrow until the claims giving rise to the offset are resolved pursuant to Section 11.11.

9.5                                 Effect of Investigation.

The right to indemnification or other remedies based on any representation, warranty, covenant or obligation of the Shareholders or ATS contained in or made pursuant to this Agreement or the Transaction Documents shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of FSAC to consummate the Contemplated Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or other remedies based on such representation, warranty, covenant or obligation.

ARTICLE X
Termination

10.1                           Termination.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)                                  at any time, by mutual written agreement of the Shareholders and FSAC;

(b)                                 at any time after September 30, 2006, by either the Shareholders or FSAC upon five business days’ prior written notice to the other party, if the Closing shall not have occurred for any reason other than a breach of this Agreement by the terminating party;

(c)                                  by FSAC, if there has been a material violation or breach by the Shareholders of any agreement, representation or warranty contained in the Agreement, that has rendered the satisfaction of any condition to the obligations of FSAC impossible and such violation or breach has not been waived by FSAC;

(d)                                 by the Shareholders, if there has been a material violation or breach by FSAC of any agreement, representation or warranty contained in the Agreement, that has rendered the satisfaction of any condition to the obligations of the Shareholders impossible and such violation or breach has not been waived by the Shareholders; or

(e)                                  by either FSAC or the Shareholders if a court of competent jurisdiction shall have issued an order permanently restraining or prohibiting the transactions contemplated by the Agreement, and such order shall have become final and nonappealable.

10.2                           Procedure and Effect of Termination.

In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby, written notice thereof shall be given by a terminating party to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by the Shareholders or FSAC. If this Agreement is terminated pursuant to Section 10.1:

(a)                                  FSAC shall upon written request from the Shareholders return all documents, work papers and other materials (and all copies thereof) obtained from the Shareholders or ATS relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by FSAC with respect to ATS shall be treated in accordance with Section 5.2 and the Confidentiality Agreement referred to in such Section;

(b)                                 At the option of the Shareholders, all filings, applications and other submissions made pursuant to Sections 5.3 and 5.4 shall, to the extent practicable, be withdrawn from the agency or other Person to which made;

(c)                                  The obligations provided for in this Section 10.2, Sections 5.2 and 5.7, and in the Confidentiality Agreement shall survive any such termination of this Agreement; and

(d)                                 Notwithstanding anything in this Agreement to the contrary, the termination of this Agreement shall not relieve any party from liability for willful breach of this Agreement.

ARTICLE XI
Miscellaneous

11.1                           Further Assurances.

At any time and from time to time after the Closing Date, the Shareholders, the Shareholders’ Representative, ATS and any or all of the Acquired Subsidiaries will, upon the request of FSAC, and FSAC will, upon the request of the Shareholders or the Shareholders’ Representative perform, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by any of them, to effect or evidence the Contemplated Transactions.

11.2                           Notices.

All necessary notices, demands and requests required or permitted to be given hereunder shall be in writing and addressed as follows:

If to Shareholder’s
Representative	Claude Rumsey
2021 George Washington Road
Vienna, Virginia 22182
Fax: None

With a copy to:	Jeffrey R. Houle, Esquire
Greenberg Traurig, LLP
1750 Tysons Boulevard
McLean, Virginia 22102
Fax: (703) 714-8336

If to FSAC:	Federal Services Acquisition Corporation
900 Third Avenue, 33rd Floor
New York, New York 10022
Attn: Peter M. Schulte
Fax: (212) 829-0553

and

James J. Maiwurm
Squire, Sanders & Dempsey L.L.P.
8000 Towers Crescent Drive, Suite 1400
Tysons Corner, VA 22182-2700
Fax: (703) 720-7801

Notices shall be delivered by a recognized courier service or by facsimile transmission and shall be effective upon receipt, provided that notices shall be presumed to have been received:

(a)                                  if given by courier service, on the second Business Day following delivery of the notice to a recognized courier service before the deadline for delivery on or before the second Business Day following delivery to such service, delivery costs prepaid, addressed as aforesaid; and

(b)                                 if given by facsimile transmission, on the next Business Day, provided that the facsimile transmission is confirmed by answer back, written evidence of electronic confirmation of delivery, or oral or written acknowledgment of receipt thereof by the addressee.

From time to time, either party may designate a new address or facsimile number for the purpose of notice hereunder by notice to the other party in accordance with the provisions of this Section 11.2.

11.3                           Governing Law.

This Agreement shall in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the Commonwealth of Virginia applicable to agreements made and to be performed entirely within the Commonwealth of Virginia, including all matters of construction, validity and performance.

11.4                           Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto and the other Transaction Documents, constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes all prior contracts or agreements, whether oral or written. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed in this Agreement.

11.5                           Severability.

Should any provision of this Agreement or the application thereof to any person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law; (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other persons or circumstances or (ii) in any other jurisdiction; and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

11.6                           Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, or modification shall be sought.

11.7                           Effect of Waiver or Consent.

No waiver or consent, express or implied, by any person to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such person of its rights hereunder until the applicable statute of limitation period has run.

11.8                           Rights and Remedies Cumulative.

(a)                                  Except where other remedies are expressly provided herein, indemnifications under ARTICLE IX shall constitute the sole remedy for Losses identifiable pursuant to Sections 9.2(a)(i), 9.2(b)(i), or 9.2(b)(iii) except with respect to fraud or intentional misconduct by a party. To the extent this Agreement provides for other remedies in addition to the indemnifications under ARTICLE IX, then such other remedies together with indemnifications under ARTICLE IX shall be cumulative, and the use of any one such right or remedy by any party shall not preclude or waive the right to use any or all other such remedies.

(b)                                 Notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, and in addition to any other limitations on liability in this Agreement, in no event shall Harry Katrivanos have any liability under or pursuant to this Agreement except with respect to his individual representations and warranties under Sections 3.1(a) (Organization and Power), 3.2(b) (Authorization and Enforceability), 3.3(b) (No Violation), 3.4(b) (Consents), 3.11(a) (Title to Shares), 3.32(b) (Powers of Attorney) and 3.33(b) (No Broker), and his covenants and obligations set forth in Sections 5.3 (Best Efforts), 5.12 (Public Announcements) and 5.15(a) (Notification of Certain Matters).

11.9                           Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein and to the extent provided in ARTICLE IX, the Indemnified Parties) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

11.10                     Assignability.

This Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto, provided, however, that the prior written consent of the Shareholders’ Representative shall not be required with respect to (a) any assignment by FSAC of its rights and obligations under this Agreement to an Affiliate of FSAC so long as such assignment does not relieve FSAC of its obligations hereunder; or (b) any collateral assignment of FSAC’s rights and remedies under this Agreement to any lender under credit and collateral agreements, as such agreements may be amended, modified or replaced from time to time, so long as such lender does not have the right to exercise any of FSAC’s rights and remedies under this Agreement in the absence a default by FSAC under the applicable credit and collateral documents. Each of the Shareholders hereby agrees to execute and deliver (and authorize the Shareholders’ Representative to execute and deliver) such documents, instruments and agreements as such lender may reasonably require to confirm, reaffirm or perfect such collateral assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.11                     Dispute Resolution and Arbitration.

In the event that any dispute arises among the parties pertaining to the subject matter of this Agreement, and the parties, through the senior management of FSAC and the Shareholders’ Representative, are unable to resolve such dispute within a reasonable time through negotiations and mediation efforts, such dispute shall be resolved as set forth in this Section 11.11.

(a)                                  The procedures of this Section 11.11 may be initiated by a written notice (“Dispute Notice”) given by one party (“Claimant”) to the other, but not before thirty (30) days have passed during which the parties have been unable to reach a resolution as described (unless any party would be materially prejudiced by such delay). The Dispute Notice shall be accompanied by (i) a statement of the Claimant describing the dispute in reasonable detail and (ii) documentation, if any, supporting the Claimant’s position on the dispute. Within twenty (20) days after the other party’s (“Respondent”) receipt of the Dispute Notice and accompanying materials, the parties shall submit the dispute to mediation in the Washington, D.C. area under the rules of the American Arbitration Association. All negotiations and mediation procedures pursuant to this paragraph (a) shall be confidential and treated as compromise and settlement negotiations and shall not be admissible in any arbitration or other proceeding.

(b)                                 If the dispute is not resolved as provided in paragraph (a) within sixty (60) days after the Respondent’s receipt of the Dispute Notice, the dispute shall be resolved by binding arbitration. Within the sixty-day period referred to in the immediately preceding sentence, the parties shall agree on a single arbitrator to resolve the dispute. If the parties fail to agree on the designation of an arbitrator within said sixty-day period, the American Arbitration

Association in the Washington, D.C. area shall be requested to designate the single arbitrator. If the arbitrator becomes disabled, resigns or is otherwise unable to discharge the arbitrator’s duties, the arbitrator’s successor shall be appointed in the same manner as the arbitrator was appointed.

(c)                                  Except as otherwise provided in this Section 11.11, the arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association, which shall be governed by the United States Arbitration Act.

(d)                                 Any resolution reached through mediation and any award arising out of arbitration (i) shall be binding and conclusive upon the parties; (ii) shall be limited to a holding for or against a party, and affording such monetary remedy as is deemed equitable, just and within the scope of this Agreement; (iii) may not include special, incidental, consequential or punitive damages; (iv) may in appropriate circumstances include injunctive relief; and (v) may be entered in court in accordance with the United States Arbitration Act.

(e)                                  Arbitration shall not be deemed a waiver of any right of termination under this Agreement, and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to termination in accordance with this Agreement.

(f)                                    The arbitrator may not limit, expand, or otherwise modify the terms of this Agreement.

(g)                                 The laws of the Commonwealth of Virginia shall apply to any mediation, arbitration, or litigation arising under this Agreement.

(h)                                 Each party shall bear its own expenses incurred in any mediation, arbitration or litigation, but any expenses related to the compensation and the costs of any mediator or arbitrator shall be borne equally by the parties to the dispute.

(i)                                     A request by a party to a court for interim measures necessary to preserve a party’s rights and remedies for resolution pursuant to this Section 11.11 shall not be deemed a waiver of the obligation to mediate or of the agreement to arbitrate.

(j)                                     The parties, their representatives, other participants and the mediator or arbitrator shall hold the existence, content and result of mediation or arbitration in confidence.

11.12                     Jurisdiction; Court Proceedings; Waiver of Jury Trial.

Subject to the provisions of Section 11.11, any suit, action or proceeding against any party to this Agreement arising out of or relating to this Agreement shall be brought in any Federal or state court located in the Commonwealth of Virginia and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such suit, action or proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each party irrevocably agrees not to assert (a) any objection that it may ever have to the laying of venue of any such suit, action or proceeding in any Federal or state court located in the Commonwealth of Virginia and (b) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party waives any right to a trial by jury, to the extent lawful.

11.13                     No Other Duties.

The only duties and obligations of the parties are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.

11.14                     Reliance on Counsel and Other Advisors.

Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

11.15                     Waiver of Rights Against Company’s Trust Fund.

ATS and each of the Shareholders acknowledges that they have read FSAC’s Final Prospectus, dated October 19, 2005 (“Prospectus”) and understands that FSAC has established a trust fund, initially in an amount of $117,180,000, for the benefit of FSAC’s public stockholders and that FSAC may disburse monies from the trust fund only (a) to FSAC’s public stockholders in the event such stockholders elect to convert their shares, (b) to FSAC’s public stockholders upon its liquidation if FSAC fails to consummate a business combination or (c) after or concurrently with the consummation of a business combination. ATS and each of the Shareholders (i) hereby agrees that from the period commencing from the Effective Date through the Closing he, she or it do not have any right, title, interest or claim of any kind in or to any monies in the trust fund for so long as they have not been distributed or required to be distributed and (ii) will not seek recourse against monies in the trust fund consistent with clause (i) of this sentence. This Section shall survive the termination of this Agreement but shall terminate and be of no further force and effect upon Closing.

11.16                     Counterparts.

This Agreement may be executed in several counterparts, all of which taken together shall be deemed one and constitute a single instrument. Any manual signature upon this Agreement that is faxed, scanned or photocopied shall for all purposes have the same validity effect and admissibility in evidence as an original signature and the parties hereby waive any objection to the contrary.

[Signatures on Following Page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

FEDERAL SERVICES
ACQUISITION CORPORATION,
a Delaware corporation

By:	/s/ Joel R. Jacks
Name:	Joel R. Jacks
Title:	Chairman and CEO

ADVANCED TECHNOLOGY
SYSTEMS, INC.,
a Virginia corporation

By:	/s/ Claude Rumsey
Name:	Claude Rumsey
Title:	Vice-Chairman

SHAREHOLDERS:

/s/ Delmar Lewis
Delmar Lewis

/s/ Claude Rumsey
Claude Rumsey

/s/ Harry Katrivanos
Harry Katrivanos

SHAREHOLDERS’ REPRESENTATIVE:

/s/ Claude Rumsey
Claude Rumsey